UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

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☐	Soliciting Material under §240.14a-12

Tractor Supply Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of the 2022 Annual Meeting and

2022 Proxy Statement

Wednesday, May 11, 2022, at 8:00 a.m. CT

TRACTOR SUPPLY Co

MISSION

OUR CUSTOMER

We are committed to being an integral part of our customer's lives by being the most dependable Supplier of Out Here Lifestyle solutions.

OUR TEAM

We value a safe, respectful and inclusive work environment. We are focused on investing in the Team Member experience and building a diverse and high-performing Team with the critical skills and capabilities to support our growth.

OUR COMMUNITY

We support the communities in which we serve the Out Here Lifestyle through partnerships and sustainable practices.

OUR STAKEHOLDERS

We are a growth company that delivers a strong total return for our shareholders, as well as for our vendors and partners.

VALUES

ETHICS

Do the "right thing" and always encourage others to do the right, honest & ethical things.

RESPECT

Treat others with the same consideration we expect for ourselves. Be a champion for diversity and inclusion.

BALANCE

Manage your time for both business and personal success.

WINNING ATTITUDE

Have a "can-do" attitude.
Be positive, upbeat and focused. We are winners!

COMMUNICATION

Share information, ask questions, listen effectively, speak thoughtfully and let ideas live.

DEVELOPMENT

Learn from each other. Teach, coach and listen.
Create an environment where everyone can be a "star."

TEAMWORK

Value different viewpoints. Execute the agreed-upon plans. Together, everyone achieves more!

CHANGE

Accept it. Embrace it. Initiate it.
Do everything better, faster and cheaper.

INITIATIVE

Seek opportunities. Use good judgement. Take intelligent risks. Drive speed to market. Champion ideas.

ACCOUNTABILITY

Know responsibilities. Live up to your commitments.

TSC TRACTOR SUPPLY Co

5401 Virginia Way

Brentwood, Tennessee 37027

TractorSupply.com

To Our Stockholders:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2022 Annual Meeting of Stockholders of Tractor Supply Company (the “Company,” “Tractor Supply,” “we,” “our,” or “us”). The meeting will be held in a virtual format on Wednesday, May 11, 2022, beginning at 8:00 a.m. (Central Time). The meeting will be conducted via a live webcast at www.meetnow.global/MVCN95V, where you will be able to vote electronically and submit questions during the meeting.

After strong results in 2020, the Company began 2021 with optimism for a new year despite the numerous uncertainties surrounding the COVID-19 pandemic and its impact on the economy and our business. Throughout the year, the safety and well-being of our Team Members and customers remained our top priority. While we continued to navigate the challenging operating environment, we continued to gain market share and invest in the business to capture the significant opportunities ahead of us.

As a purpose-driven company, Tractor Supply Company is committed to effective and transparent corporate governance. Our Board of Directors has taken several actions in recent years to enhance our governance practices. We appreciate your support as we continue to implement initiatives that are positively impacting the performance and long-term value of the business for the benefit of all stakeholders.

The following pages contain the formal Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the specific business to be considered and voted upon at the Annual Meeting. The meeting will include a report on the Company’s activities for the fiscal year ended December 25, 2021, and there will be an opportunity for comments and questions from stockholders. Whether or not you plan to attend the virtual meeting, it is important that you be represented and that your shares are voted. After reviewing the Proxy Statement, I ask you to vote as described in the Proxy Statement as soon as possible.

Thank you for your continued support. I look forward to your participation at the Annual Meeting.

Sincerely,

Harry A. Lawton III

President, Chief Executive Officer and Director

March 28, 2022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 11, 2022

8:00 a.m. CT

The purpose of the annual meeting is to consider and take action on the following:

1.	To elect directors to serve a one-year term ending at the 2023 Annual Meeting of Stockholders;

2.	To ratify the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022;

3.	To act upon a proposal for a non-binding, advisory vote by the stockholders to approve the compensation of the named executive officers of the Company (“Say on Pay”);

4.	To act upon the stockholder proposal titled “Report on Costs of Low Wages and Inequality”, if properly presented at the meeting; and

5.	To transact any other business as may be properly introduced at the 2022 Annual Meeting of Stockholders.

These matters are more fully described in the Proxy Statement accompanying this notice.

The Securities and Exchange Commission (“SEC”) rules allow us to furnish proxy materials to our stockholders on the Internet. We are pleased to take advantage of these rules and believe that they enable us to provide our stockholders with the information that they need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting. This Proxy Statement and our fiscal 2021 Annual Report to Stockholders are available on our website at TractorSupply.com. Additionally, and in accordance with SEC rules, you may access our proxy materials at ir.tractorsupply.com, which does not utilize “cookies” that identify visitors to the site.

As stockholders of the Company, your vote is important. Whether or not you plan to attend the Annual Meeting, which is being held in a virtual format via a live webcast at www.meetnow.global/MVCN95V, it is important that you vote as soon as possible to ensure that your shares are represented.

By Order of the Board of Directors,

Noni L. Ellison

Senior Vice President, General Counsel and Corporate Secretary

Brentwood, Tennessee

March 28, 2022

 YOUR VOTE IS IMPORTANT. PLEASE VOTE BY TOLL-FREE TELEPHONE CALL, VIA THE INTERNET OR BY

 COMPLETING, SIGNING, DATING AND RETURNING A PROXY CARD.

Annual Meeting of Stockholders

To be Held May 11, 2022

Our Board of Directors (the “Board of Directors” or “Board”) has made these proxy materials available to you on the Internet, or, upon your request, has delivered printed versions of these materials to you by mail. We are furnishing this Proxy Statement in connection with the solicitation by our Board of proxies to be voted at our 2022 Annual Meeting of Stockholders (the “Meeting”), or at any adjournment thereof. The Meeting will be conducted in a virtual format via a live webcast at www.meetnow.global/MVCN95V, on Wednesday, May 11, 2022 at 8:00 a.m., Central Time.

We mailed our Notice of Internet Availability of Proxy Materials (the “Notice”) to each stockholder entitled to vote at the Meeting on or about March 28, 2022.

General Information About the Meeting and Voting

Who may vote at the Meeting?

The Board has set March 15, 2022 as the record date for the Meeting. If you were the owner of the Company’s common stock, par value $.008 per share (“Common Stock”), at the close of business on March 15, 2022, you may vote at the Meeting. You are entitled to one vote for each share of Common Stock you held on the record date.

A list of stockholders entitled to vote at the Meeting will be open to examination by any stockholder for any purpose germane to the Meeting during normal business hours for a period of ten days before the Meeting at our Store Support Center located at 5401 Virginia Way, Brentwood, TN, 37027, and in an electronic format at the live webcast.

How many shares must be present to hold the Meeting?

A majority of our shares of Common Stock issued and outstanding as of the record date must be present at the Meeting in order to hold the meeting and conduct business. This is called a quorum. On the record date, there were 112,146,307 shares of our Common Stock issued and outstanding. Your shares are counted as present at the Meeting if you are virtually present and vote electronically at the Meeting or properly submit your proxy prior to the Meeting.

How can I attend the Meeting?

The Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by webcast. You are entitled to participate in the Meeting only if you were a stockholder of the Company as of the close of business on March 15, 2022, or if you hold a valid proxy for the Meeting. No physical meeting will be held.

You will be able to attend the Meeting online as well as vote and submit your questions during the Meeting by visiting www.meetnow.global/MVCN95V and entering the 16-digit control number included in the Notice, on your proxy card, or in the instructions that accompanied your proxy materials.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.

The online Meeting will begin promptly at 8:00 a.m., Central Time. We encourage you to access the Meeting prior to the start time leaving ample time for the check-in process. Please follow the registration instructions as outlined in this Proxy Statement.

How do I register to attend the Meeting virtually on the Internet?

If you are a registered stockholder (i.e., you hold your shares through our transfer agent, Computershare Trust Company, N.A. (“Computershare”)), you do not need to register to attend the Meeting virtually on the Internet. Please follow the instructions on the Notice or proxy card that you received.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Meeting virtually on the Internet.

To register to attend the Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your Company holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 4:00 p.m., Central Time, on May 6, 2022.

You will receive a confirmation of your registration by email after we receive your registration materials.

Requests for registration should be directed to the following:

By email

Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

By mail

Computershare

Tractor Supply Company Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

What if I have trouble accessing the virtual Meeting?

The virtual meeting platform is fully supported across browsers (e.g., MS Edge, Firefox, Chrome, and Safari) and devices (including computers, tablets, and cellphones) running the most updated version of applicable software and plugins. Please note that Internet Explorer is not currently supported. Participants should ensure that they have a reliable Internet connection whenever they intend to participate in the Meeting. Participants should allow time to log in and ensure that they can hear streaming audio prior to the start of the Meeting. We encourage you to access the Meeting prior to the start time. A link on the Meeting page will provide further assistance should you need it.

The online Meeting will begin promptly at 8:00 a.m., Central Time. We encourage you to access the Meeting prior to the start time leaving ample time for the check-in process. Please follow the registration instructions as outlined in this Proxy Statement. If you have difficulty accessing the Meeting, or if any technical difficulties arise during the Meeting, please call 1-888-724-2416 (toll-free) and 1-781-575-2748 (international) or the technical support number that will be posted on the log in page for our Meeting. On May 11, 2022, there will be technicians available to assist you with any difficulties beginning at 7:30 a.m., Central Time.

Why am I being asked to review materials online?

Under rules adopted by the SEC, and in an effort to promote sustainability, we are furnishing proxy materials to our stockholders online rather than mailing printed copies of those materials to each stockholder. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials online. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.

What am I voting on?

You will be voting on the following:

•	The election of directors to serve a one-year term ending at the 2023 Annual Meeting of Stockholders;
•	The ratification of the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022;
•	The approval of the compensation of the named executive officers of the Company (“Say on Pay”);
•	The stockholder proposal titled “Report on Costs of Low Wages and Inequality”, if properly presented at the Meeting; and
•	Any other matters properly introduced at the Meeting.

We are not currently aware of any other business to be acted upon at the Meeting. If any other matters are properly submitted for consideration at the Meeting, including any proposal to adjourn the Meeting, the persons named as proxies will vote the shares represented thereby in their discretion. Adjournment of the Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of Common Stock representing a majority of the shares present in attendance or by proxy at the Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Meeting.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	“FOR” the election of the director nominees named in this Proxy Statement;
•	“FOR” the ratification of the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022;
•	“FOR” the approval of the compensation of the named executive officers of the Company; and
•	“AGAINST” the stockholder proposal titled “Report on Costs of Low Wages and Inequality”, if properly presented at the Meeting.

How do I vote before the Meeting?

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered a stockholder of record with respect to those shares and the Notice has been sent directly to you by Computershare. If, like most stockholders of the Company, you hold your shares in street name through a stockbroker, bank or other nominee, rather than directly in your own name, you are considered the beneficial owner of shares, and the Notice is being forwarded to you. In either case, please carefully consider the information contained in the Proxy Statement and, whether or not you plan to attend the Meeting, vote by one of the below methods so that we can be assured of having a quorum present at the Meeting and so that your shares may be voted in accordance with your wishes, even if you later decide not to attend the Meeting.

If you hold your shares through the Company’s 401(k) Plan, you will receive printed proxy materials by mail. You may vote at the Meeting or by completing and mailing the paper proxy card included with the mailed proxy materials, via the Internet or by phone.

We encourage you to register your vote via the Internet. If you virtually attend the Meeting, you may also submit your vote virtually at the Meeting and any votes that you previously submitted – whether via the Internet, by phone or by mail – will be superseded by the vote that you cast virtually at the Meeting. To vote virtually at the Meeting, beneficial owners will need to contact the broker, trustee or nominee that holds their shares to obtain a “legal proxy” as described above. Whether your proxy is submitted by the Internet, by phone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the Meeting, your shares will be voted at the Meeting in the manner set forth in this Proxy Statement or as otherwise specified by you.

You may vote via the Internet or by phone until the polls close at the Meeting on May 11, 2022, otherwise Computershare must receive your paper proxy card before May 11, 2022. If you hold your shares through the Company’s 401(k) Plan or Employee Stock Purchase Plan, you may vote via the Internet or by phone until 1:00 a.m., Central Time, on May 9, 2022, otherwise Computershare must receive your paper proxy card before May 9, 2022. You may also vote electronically at the virtual Meeting via the live webcast.

How do I vote at the Meeting?

If you are a registered stockholder as of the record date, you may vote your shares at the virtual Meeting using electronic voting options included as part of the live webcast. Registered stockholders may vote online during the Meeting by visiting www.meetnow.global/MVCN95V, entering the control number found in your Notice, and following the on-screen instructions. To vote virtually at the Meeting, beneficial owners will need to contact the broker, trustee or nominee that holds their shares to obtain a “legal proxy” as described above.

The online Meeting will begin promptly at 8:00 a.m., Central Time. We encourage you to access the Meeting prior to the start time leaving ample time for the check-in process. Please follow the registration instructions as outlined in this Proxy Statement. If you have difficulty accessing the Meeting, or if any technical difficulties arise during the Meeting, please call 1-888-724-2416 (toll-free), 1-781-575-2748 (international) or the technical support number that will be posted on the log in page for our Meeting. On May 11, 2022, there will be technicians available to assist you beginning at 7:30 a.m., Central Time, with any difficulties.

You are entitled to virtually participate in the Meeting only if you are a stockholder as of the close of business on March 15, 2022, the record date, or hold a valid proxy for the Meeting.

What vote is required to pass an item of business?

The holders of the majority of the issued and outstanding shares of Common Stock must be present in attendance, virtually, at the Meeting or represented by proxy for a quorum to be present at the Meeting.

A nominee will be elected to the Board at the Meeting if he or she receives the affirmative vote of a majority of the votes cast by the shares present at the Meeting or represented by proxy at the Meeting and entitled to vote. Pursuant to the Company’s Director Resignation Policy, each director nominee has submitted a conditional resignation to the Company which will be effective upon the director’s failure to receive the required majority vote at the Meeting. The Board will then consider the resignation and make a decision whether to accept or reject such resignation within sixty days of its receipt. See additional information regarding this policy and related process as further described under the heading “Director Resignation Policy” within “Item 1–Election of Directors”.

Each of the proposals with respect to ratification of the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, the approval of the executive compensation of our named executive officers, and the stockholder proposal titled “Report on Costs of Low Wages and Inequality” will be approved if it receives the affirmative vote of a majority of the shares present, either in attendance virtually or by proxy, at the Meeting and entitled to vote.

If you submit your proxy or attend the Meeting virtually, but choose to abstain from voting on any proposal, you will be considered present at the Meeting and not voting in favor of any proposal. The proposal to be voted on with respect to the election of directors requires the favorable vote from a majority of the votes cast by the shares present and entitled to vote at the Meeting; abstaining and not voting on this proposal will not affect the outcome of this proposal. Since each of the proposals to be voted on with respect to (i) ratification of the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, (ii) the advisory vote on executive compensation, and (iii) the vote on the stockholder proposal titled “Report on Costs of Low Wages and Inequality” will pass only if it receives a favorable vote from a majority of shares present and entitled to vote at the Meeting, abstaining and not voting in favor of these proposals will have the same effect as if you had voted against the proposals.

Brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of shares on proposals that are deemed to be routine matters. If a proposal is not a routine matter, the broker or nominee may not vote the shares with respect to the proposal without receiving instructions from the beneficial owner of the shares. If a broker turns in a proxy card expressly stating that the broker is not voting on a non-routine matter, such action is referred to as a “broker non-vote.” The election of directors, the approval of the compensation of the named executive officers, and the stockholder proposal titled “Report on Costs of Low Wages and Inequality” are not routine matters, and a broker may not vote on these matters without receiving instructions. The ratification of the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm is a routine matter, and brokers and nominees may vote on this matter without receiving instructions, however, for all other proposals, broker non-votes are not considered “present and entitled to vote,” and as such, broker non-votes will not affect the outcome of any such other proposals.

Unless you indicate otherwise, the persons named as your proxies will vote your shares (i) FOR all nominees for director, (ii) FOR the ratification of the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, (iii) FOR the approval of the compensation of the named executive officers of the Company, and (iv) AGAINST the stockholder proposal titled “Report on Costs of Low Wages and Inequality”, if properly presented at the Meeting.

Who counts the votes?

The Company has asked Computershare to judge voting, be responsible for determining whether or not a quorum is present and tabulate votes cast by proxy or present virtually at the Meeting.

Can I revoke my proxy?

Yes. You can revoke your proxy by:

•	Filing written notice of revocation with our Corporate Secretary before the Meeting;
•	Signing a proxy bearing a later date; or
•	Voting at the Meeting using the electronic voting options during the live webcast.

Where can I find voting results of the Meeting?

We will publish final detailed voting results in a Form 8-K filed with the SEC at www.sec.gov within four business days following the Meeting.

Could developments regarding COVID-19 affect our Meeting?

We are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may continue to impose as it relates to the current, ongoing COVID-19 pandemic. In the event that the logistics of our Meeting are impacted by developments related to or stemming from this pandemic, we will announce such information as promptly as practicable. If such event occurs, we intend to take all reasonable steps necessary to inform our stockholders, intermediaries, and other market participants of such changes, including but not limited to, the issuance of a press release announcing such changes and the filing of such announcement with the SEC as definitive additional soliciting material. Please additionally monitor our website at TractorSupply.com for updated information. As always, we encourage you to vote your shares prior to the Meeting.

Who will bear the cost for soliciting votes at the Meeting?

We will bear all expenses in conjunction with the solicitation of proxies, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners.

The Company has retained Innisfree M&A, Inc. (“Innisfree”) to assist in the solicitation of proxies from brokerage firms, fiduciaries, custodians, and other similar organizations representing beneficial owners of shares for the Meeting. We have agreed to pay Innisfree a fee of approximately $25,000 plus out-of-pocket expenses. In addition to solicitations by mail, the proxy solicitor and the Company’s directors, officers, and employees, without additional compensation, may solicit proxies on the Company’s behalf in person, by phone, or by electronic communication.

Whom should I call with other questions?

If you have additional questions about this Proxy Statement or the Meeting, please contact: Tractor Supply Company, 5401 Virginia Way, Brentwood, Tennessee 37027, Attention: Investor Relations Dept., Telephone: (615) 440-4000.

If you have difficulty accessing the Meeting, or if any technical difficulties arise during the Meeting, please call 1-888-724-2416 (toll-free), 1-781-575-2748 (international) or the technical support number that will be posted on the log in page for our Meeting. On May 11, 2022, there will be technicians available to assist you beginning at 7:30 a.m., Central Time, with any difficulties.

Item 1 – Election of Directors

Our directors are elected at each annual meeting and hold office until the next annual meeting or the election of their respective successors. All nominees are presently directors of the Company, and all of our current directors were elected by the Company’s stockholders at the 2021 Annual Meeting. The Board has the authority under our Bylaws to fill vacancies and to increase or decrease its size between annual meetings. From time to time, the Corporate Governance Committee engages executive search firms to assist in identifying individuals qualified to be Board members.

Our Board nominees bring a variety of unique skills, qualifications, backgrounds and experiences that contribute to a well-balanced Board that we believe is uniquely positioned to effectively guide our strategy and oversee our operations in the rapidly-changing retail industry.

At Tractor Supply, we believe that an effective Board should be made up of individuals who collectively provide an appropriate balance of leadership and strategic skills, diverse perspectives and professional experiences which are relevant to our business and strategic goals. The Board, upon recommendation of its Corporate Governance and Nominating Committee (“Corporate Governance Committee”), selects potential candidates on the basis of their broad experience, outstanding achievement in their professional careers, wisdom, integrity, alignment with our values, understanding of the business environment, thorough appreciation for strong ethics and appropriate corporate governance. In addition, the Board takes into account their willingness to devote adequate time to Board duties and such other experience, attributes and skills that the Board deems essential for directors.

The Board also considers diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skill sets. The Board and the Corporate Governance Committee believe that it is important that directors represent diverse viewpoints and individual perspectives. In considering candidates, the Board considers the entirety of each candidate’s credentials in the context of these standards.

The Board also considers whether a potential candidate satisfies the independence and other requirements for service on the Board and its committees, as required by the listing standards of the Nasdaq Global Select Market (“Nasdaq”) and the SEC.

A stockholder who wishes to recommend a prospective nominee for the Board should notify our Corporate Secretary in writing with the supporting materials required pursuant to the provisions of our Bylaws relating to stockholder proposals as described in “Stockholder Nominations of Candidates for Board Membership,” below.

Director Experience, Skills and Background

Tractor Supply is committed to growing our business by being an integral part of our customers’ lives as the dependable supplier of “Out Here” lifestyle solutions, creating customer loyalty through personalized experiences, and providing convenience that our customers expect at anytime, anywhere, and in any way they choose. In selecting nominees for our Board, the Corporate Governance Committee evaluates the current composition of the Board and its committees and determines the most relevant skills and experience to provide effective oversight, support the needs of our business and implement our strategy.

We generally seek director candidates with experience, skills or background in one or more of the following areas:

LEADERSHIP

CEO / President Experience
We strive to maintain a Board with a wide range of leadership experience including service as a current or former CEO or President.

Public Company Directorship
We seek directors who hold either current or previous directorship positions with public companies.

STRATEGY

Retail
We seek directors who possess an understanding of operational and strategic issues facing large retail companies, including changing consumer behaviors.

Technology / E-Commerce
We seek directors who can provide guidance based on their experiences with e-commerce and digital technologies to integrate the customer experience in-store and online.

Marketing / Brand Management
We seek directors with relevant experience in consumer marketing or brand management and an understanding of shifting customer dynamics and consumer preferences.

HR / Compensation
We seek directors with relevant experience in human resources or executive compensation who can provide guidance and oversight of our compensation program.

GOVERNANCE

Accounting / Finance
We seek directors who have experience with finance and financial reporting processes due to the importance our company places on accurate financial reporting, controls and compliance.

Regulatory / Legal
Our business requires compliance with a variety of regulatory requirements across a number of jurisdictions. We seek directors who have legal and risk management expertise.

Corporate Governance
We seek directors who have experience with corporate governance and managing board strategies and practices that align with best practices and our strategic values.

DIVERSITY

Board Diversity
Diversity and inclusion are values ingrained in our culture and essential to our business. We believe that a board comprised of directors with diverse backgrounds, unique skill sets and experiences, and individual perspectives improves the discussions and decision-making process, which contributes to overall Board effectiveness.

The chart below identifies the balance of skills and qualifications each director nominee brings to the Board. We believe the combination of the skills and qualifications shown below demonstrates how our Board is well positioned to provide effective oversight and strategic advice to our management.

Nominees for Directors

The Board, upon recommendation of its Corporate Governance Committee, has nominated each of the directors named below for election at the Meeting. Such individuals were selected based on their broad experience, wisdom, integrity, alignment with our values, understanding of the business environment, thorough appreciation for strong ethics and appropriate corporate governance, and their willingness to devote adequate time to Board duties. The experience, qualifications, attributes, and skills that led the Corporate Governance Committee to conclude that each person should be nominated to serve as a director are discussed in more detail below. The nominees included below are each standing for re-election for one of the nine positions on our Board.

If a nominee becomes unwilling or unable to serve, which is not expected, the proxies will be voted for a substitute person designated by the Board upon the recommendation of the Corporate Governance Committee.

The following sets forth certain information concerning the director nominees for the Board of Directors of the Company:

  Cynthia T. Jamison

    Chairman of the Board

Joined the Board: 2002 Age: 62 Public Company Directorship Retail Accounting / Finance Corporate Governance

Biography

Ms. Jamison has served as Chairman of our Board since 2014, after having previously served as Lead Independent Director of the Company from 2010 to 2014. Her previous positions on our Board also include Audit Committee Chair, Compensation Committee Chair and Corporate Governance Chair. Ms. Jamison previously served as Chief Financial Officer or Chief Operating Officer of several companies during her tenure from 1999 to 2009 at Tatum, LLC, an executive services firm. From 2005 to 2009, she led the CFO Services practice at Tatum, LLC and was a member of the firm’s Operating Committee. After retiring from Tatum, LLC, Ms. Jamison subsequently served as Chief Financial Officer of AquaSpy, Inc. from 2009 to 2012. Since her retirement from AquaSpy, Inc, Ms. Jamison has been serving as a professional director. Beginning in January 2019, Ms. Jamison currently serves as a Board Member of the Financial Accounting Standards Advisory Council. Past directorships include: B&G Foods, Inc. from 2004 until 2015 (Audit Committee Chair), Caribe Media, Inc. from 2011 until 2013 (Chairman of the Board), Horizon Organic Holdings from 2001 until 2003.

Board Committees

•  Attends all committee meetings held by
the Board

Skills & Expertise

Ms. Jamison brings extensive financial and accounting experience, including public company reporting, as well as expertise in strategic planning, capitalization and corporate governance gained from her years as a chief financial officer and audit committee chairman for several companies. Ms. Jamison brings unique insights from her experience in executive and board leadership positions and her service on the boards of directors of a variety of public and private companies, including several other retailers, as well as her service as an audit committee financial expert. Her significant experience in executive and board leadership positions as well as deep financial and public company expertise strengthens the Board’s collective knowledge and understanding of corporate governance and financial matters.

Other Current Company Directorships

•  The ODP Corporation; August 2013

(Audit Committee Chair; Compensation & Talent Committee)

•  Darden Restaurants, Inc.; October 2014

(Audit Committee Chair; Compensation Committee)

•  Big Lots, Inc.; May 2015

(Nominating/Corporate Governance Chair; Compensation Committee)

  Joy Brown

    Director

Joined the Board: 2021 Age: 43

Biography

Ms. Brown served as Chief Data Officer for Verizon Media Group from September 2020 through January 2022. Previously, Ms. Brown served as the Vice President of Card Technology for Capital One from February 2019 until September 2020. She also served as Vice President of Analytic Technology for UnitedHealth Group’s technology and service division, OptumInsight from 2015 until 2018. Ms. Brown also served in various executive leadership positions with Vanguard from 2007 until 2015.

Skills & Expertise

Ms. Brown brings more than 20 years of experience in leadership positions for large-scale technology organizations across multiple industries. Ms. Brown has unique expertise transforming how businesses embrace data and change through innovative digital technology and customer-centered advanced analytics. Our Board benefits from Ms. Brown’s insights and experience as we continue to invest in capabilities that create stockholder value and drive sustainable long-term growth.

Technology / E-Commerce Marketing / Brand Management HR / Compensation	Board Committees • Audit	Other Current Company Directorships • None

  Ricardo Cardenas

    Director

Joined the Board: 2019 Age: 54 CEO / President Experience Retail Technology / E-Commerce Marketing / Brand Management Accounting / Finance

Biography

Mr. Cardenas serves as President and Chief Operating Officer for Darden Restaurants, Inc. since 2021. In this role, he is responsible for all restaurant operations, international, supply chain, and restaurant development. Prior to this role, he served as Senior Vice President, Chief Financial Officer for Darden since 2016. Mr. Cardenas has served in a number of roles of increasing responsibility with Darden, including Senior Vice President, Finance, Strategy and Technology/Chief Strategy Officer from 2014 to 2016; Senior Vice President then Executive Vice President, Operations – LongHorn Steakhouse from 2012 to 2014 and Senior Vice President, Finance – Red Lobster from 2009 to 2012. He began his career with Darden as an hourly employee in 1984, before joining the restaurant support center team in 1992 as an auditor. Mr. Cardenas also spent three years as a strategy consultant for Bain & Company and The Parthenon Group.

Skills & Expertise

Mr. Cardenas brings more than 25 years of experience in finance, accounting, corporate strategy, information technology, and general management to the Board. As a certified public accountant with experience in a variety of financial and accounting positions, including his prior service as the chief financial officer of a publicly traded company, Mr. Cardenas has considerable financial expertise and has been designated as an audit committee financial expert. He also brings expertise in strategy development, data analytics and acquisitions. His extensive and broad-based experience deepens the Board’s understanding of consumer brands, technology, and financial matters.

	Board Committees • Audit (Chair) • Corporate Governance and Nominating	Other Current Company Directorships • None

  Denise L. Jackson

    Director

Joined the Board: 2018 Age: 57 HR / Compensation Regulatory / Legal Corporate Governance

Biography

Ms. Jackson serves as Chief Legal Officer and Corporate Secretary for AMN Healthcare Services, Inc. since 2000. Previously, Ms. Jackson served as Vice President and Senior Counsel of The Mills Corporation (acquired by Simon Property Group in 2007) from 1995 to 2000. Previous board experience includes PipelineRx from 2013 until 2018 (Compensation Committee Chair).

Skills & Expertise

With over 20 years of experience as the chief legal officer and secretary of a publicly traded company, Ms. Jackson has considerable expertise in corporate governance, legal, compliance, risk management, and government affairs. Ms. Jackson also has experience in strategy, mergers and acquisitions, and executive compensation. Our Board benefits from Ms. Jackson’s senior leadership experience at AMN Healthcare Services, the nation’s largest healthcare total talent solutions company. At AMN Healthcare, Ms. Jackson serves on the Information Security Committee, and as an executive sponsor of the Diversity and Inclusion Program and leads AMN Healthcare Services’ Corporate Social Responsibility efforts. Her knowledge and senior leadership experience broadens our Board’s collective capabilities.

	Board Committees • Corporate Governance and Nominating (Chair) • Audit	Other Current Company Directorships • None

  Thomas A. Kingsbury

    Director

Joined the Board: 2017 Age: 69 CEO / President Experience Public Company Directorship Retail

Biography

Mr. Kingsbury served as President and Chief Executive Officer and member of the Board of Directors of Burlington Stores, Inc. from December 2008 until his retirement in September 2019. He also served as Chairman of the Board for Burlington Stores from 2014 until September 2019 when he began serving as Executive Chairman until February 2020. Previously, Mr. Kingsbury served as Senior Executive Vice President of Information Services, E-Commerce, Marketing and Business Development of Kohl’s Corporation from August 2006 to December 2008. Prior to that, Mr. Kingsbury also held various management positions with The May Department Stores Company commencing in 1976, including President and Chief Executive Officer of the Filene’s division from 2000 to 2006.

Skills & Expertise

Mr. Kingsbury brings valuable perspectives and unique insights developed from more than 40 years of experience in the retail industry, providing him with a comprehensive understanding of customer dynamics and shifting consumer preferences. Through various management roles, Mr. Kingsbury has had responsibility for a wide range of functional business areas including operations, information services, e-commerce, merchandising, marketing and business development. His broad-based retail experience and extensive experience in senior leadership positions, including his service as president and chief executive officer and chairman of a publicly traded retail company, strengthens the Board’s collective knowledge and understanding of the retail industry.

Technology / E-Commerce Marketing / Brand Management	Board Committees • Compensation • Corporate Governance and Nominating

Other Current Company Directorships

•  BJ’s Wholesale Club; February 2020

(Compensation Committee)

•  Big Lots, Inc.; April 2020

(Audit Committee; Compensation Committee)

•  Kohl’s; May 2021

(Compensation Committee)

  Ramkumar Krishnan

    Director

Joined the Board: 2016 Age: 51 CEO / President Experience Retail Technology / E-Commerce Marketing / Brand Management

Biography

Mr. Krishnan serves as Chief Executive Officer, International Beverages and Chief Commercial Officer for PepsiCo since January 2022 and previously served as PepsiCo’s Executive Vice President and Global Chief Commercial Officer and Chief Executive Officer, Asia Pacific, Australia/New Zealand and China (APAC) Region from June 2019 to November 2021. Previously, Mr. Krishnan served as President of Greater China Region for PepsiCo from 2017 until 2019. Mr. Krishnan also served as President Chief Customer Officer and SVP/General Manager of Global Sales for PepsiCo from 2016 to 2017. Mr. Krishnan served as Senior Vice President and Chief Marketing Officer of Frito-Lay (a division of PepsiCo) from 2014 to 2016. Prior to that, Mr. Krishnan served as Senior Vice President of Brand Marketing of Frito-Lay in 2013. He served as Vice President of PepsiCo Global Brands from 2011 to 2013. Previously, Mr. Krishnan held various other positions with Frito-Lay from 2006 to 2011. Mr. Krishnan served as Senior Brand Manager for General Motors Cadillac Division 2000 to 2006.

Skills & Expertise

With experience as a marketing executive for one of the world’s leading consumer products companies, Mr. Krishnan brings modern marketing skills in mobile, digital, social, e-commerce, and brand management. Mr. Krishnan also brings a unique perspective as the former Chief Customer Officer for PepsiCo’s global product portfolio for one of the world’s leading retailers and possesses an extensive understanding of the retail industry, customer dynamics, and shifting consumer preferences. Our Board benefits from Mr. Krishnan’s expertise in e-commerce and omni-channel strategy and execution and customer relationship management, all of which are directly relevant to the Company’s strategy.

	Board Committees • Compensation	Other Current Company Directorships • None

  Edna K. Morris

    Director

Joined the Board: 2004 Age: 70 CEO / President Experience Public Company Directorship Retail Marketing / Brand Management HR / Compensation

Biography

Ms. Morris currently serves as Chief Executive Officer of Range Restaurant Group since 2008, as Senior Advisor to the Grocery, Pharmacy & Restaurants Group of Solomon Partners since 2018 and on the advisory boards of start up ventures, Byte Kitchen and Topsail Steamers. Previously, from 2009 to 2019, Ms. Morris served as Managing Director of Axum Capital Partners who acquired Wild Wing Café and Backyard Burgers. She has led various restaurant groups and organizations, serving as President of Blue Coral Seafood and Spirits, the James Beard Foundation, Red Lobster and Quincy. Prior to these roles, Ms. Morris was Executive Vice President Human Resources for Hardee’s Food Systems and Advantica Restaurant Group. She also worked with Cummins Engine Company for 6 years. Previous Board experience includes Cosi Inc. (Compensation Chair, Nominating/Governance member); Einstein Noah (Nominating/Governance chair; Compensation member); Black Box Intelligence, Culinary Institute of America, and was Founding Chair of the Women’s Foodservice Forum. Ms. Morris previously served as a director of Wild Wing Café from January 2012 to 2019, Backyard Burger from July 2017 through 2019 and Blackbox Intelligence from February 2019 through 2021. Ms. Morris serves on the Human Capital and Compensation Steering Committee of Women’s Corporate Directors and participates in numerous programs with the National Association of Corporate Directors.

Skills & Expertise

Ms. Morris brings over 40 years of executive leadership experience in restaurant and investment organizations of various sizes and types, in different growth stages, and with wide ranging corporate cultures, business models and leadership styles. She has successfully led strategy and brand positioning work, process improvement initiatives, operational plans, acquisition planning, enterprise wide cultural and change initiatives, effective succession/development processes and compensation philosophy/programs that align with strategy and shareholders, and are linked to performance. Her significant experience in leading multi-location, consumer-facing brands; human resources, executive compensation and understanding of the relationship between high performance and respectful cultures provides unique insights and expertise to our Board.

	Board Committees • Compensation (Chair) • Corporate Governance and Nominating	Other Current Company Directorships • None.

  Mark J. Weikel

    Director

Joined the Board: 2014 Age: 66 CEO / President Experience Retail Technology / E-Commerce Marketing / Brand Management Accounting / Finance

Biography

Mr. Weikel served as President and Chief Executive Officer of Retail Optical North America at Luxottica Group SpA from January 2013 to March 2014 and Senior Business Advisor from March 2014 to December 2014. Mr. Weikel was President and General Manager for Lenscrafters at Luxottica Group SpA from January 2011 until January 2013. Mr. Weikel joined Luxottica in February 2010 as Senior Vice President and General Manager of Sunglass Hut North America. Prior to joining Luxottica, Mr. Weikel was Chief Operating Officer of Lord & Taylor from 2007 to 2008. He held a variety of leadership roles including Chief Operating Officer and President at Victoria’s Secret, from 2003 to 2007. Before that, he held a variety of leadership roles with the May Department Stores Company, including Chief Financial Officer and Chairman for Foley’s Department Stores. His past directorships include: The Gymboree Corporation from November 2014 to September 2017, 2020 On-site Optometry, Inc. from December 2015 to January 2017, and Visionworks, Inc. from December 2017 to November 2019.

Skills & Expertise

Mr. Weikel brings years of executive leadership and financial experience to our Board with expertise in corporate strategy development and execution. Additionally, his broad-based experience as a chairman, chief executive officer, president, and chief operating officer of various retailers gives him an in-depth understanding of the retail industry, including customer dynamics, shifting consumer preferences, and e-commerce. His extensive retail experience and financial expertise enhances the Board’s understanding of the retail industry and financial matters.

	Board Committees • Audit • Compensation	Other Current Company Directorships • None

  Harry A. Lawton III

    President, Chief Executive Officer, and Director

Joined the Board: 2020 Age: 47 CEO / President Experience Public Company Directorship Retail Technology / E-Commerce Marketing / Brand Management

Biography

Mr. Lawton serves as President and Chief Executive Officer of the Company since January 2020. Previously, Mr. Lawton served as President of Macy’s Inc. from September 2017 to December 2019. From May 2015 to September 2017, Mr. Lawton served as Senior Vice President, North America at eBay, Inc. Mr. Lawton previously held a number of leadership positions at Home Depot, Inc. from 2005 to 2015, including Senior Vice President of Merchandising and head of Home Depot’s online business. Since January 2019, Mr. Lawton has served as a director of Sealed Air Corporation and previously served as a director of Buffalo Wild Wings, Inc. from October 2016 to February 2018.

Skills & Expertise

Mr. Lawton brings to our Company proven experience and leadership developed across numerous disciplines within the retail industry. He has served as an executive for several of the world’s largest publicly-traded retail companies with an expertise in e-commerce, merchandising, marketing, operations, technology, and consumer insights and analytics. With over 15 years of experience in the retail industry, Mr. Lawton has previously served as President of Macy’s, Inc. where he was responsible for all aspects of the Macy’s brand, Senior Vice President, North America at eBay, Inc. where his responsibilities included merchandising, marketing, and operations, and a number of leadership positions at Home Depot, Inc., including Senior Vice President of Merchandising and head of their online business. With his expansive experience in the retail industry, Mr. Lawton has established himself as the appropriate leader to build on the Company’s success and lead the Company in its next stage of growth and development.

	Board Committees • None	Other Current Company Directorships • Sealed Air Corp; January 2019 (Compensation Committee)

Director Resignation Policy

The Company has adopted a director resignation policy which provides that each director shall submit a conditional offer of resignation effective if, in an uncontested election, a director fails to receive a majority of shares voting in the election of directors. Should that occur, the Corporate Governance Committee, or in certain circumstances the Board or a special committee thereof, will consider the resignation and will recommend to the Board whether to accept or reject the tendered resignation, considering factors deemed relevant by the Corporate Governance Committee including the reasons why stockholders withheld votes for election of the director, the qualifications of the director, and his or her contributions to the Company. The Board will then consider the Corporate Governance Committee’s recommendation and all factors it deems relevant and make a decision whether to accept or reject such resignation effective within 60 days following receipt of the Corporate Governance Committee’s recommendation. The Company will disclose the Board’s decision in a Current Report on Form 8-K filed with the SEC within 90 days following certification of the stockholder vote.

Service on Other Boards

Our Corporate Governance Guidelines require directors to advise the Chairman of the Board and the Chair of the Corporate Governance Committee in advance of accepting an invitation to serve on another public company board or audit committee. In addition, our Corporate Governance Guidelines limit directors who are executive officers of the Company or of another public company to serving on no more than two total public company boards, including the Company’s Board, and outside directors to serving on no more than four total public company boards, including the Company’s Board. An outside director who is a member of the Company’s Audit Committee may not serve on more than three total public company audit committees. A director who fails to comply with these limitations has sixty (60) calendar days to comply with the limitations and, if such director is not in compliance, such director must immediately tender his or her offer of resignation to the Board for consideration by the Board. The Corporate Governance Committee will then make a recommendation to the Board on whether to accept or reject the offer of resignation, taking into consideration the time commitments related to the director’s other boards, the expected time commitment to the Company and other relevant factors. We do not believe that any of our current directors serves on an excessive number of boards.

Vote Required

A nominee will be elected to the Board of Directors at the Meeting if he or she receives the affirmative vote of a majority of the votes cast by the shares present at the Meeting or represented by proxy at the Meeting and entitled to vote. If you abstain from voting on this proposal, your abstention will not affect the outcome of this proposal. Broker non-votes are not considered “present and entitled to vote,” and as such, broker non-votes will not affect the outcome of this proposal.

FOR	The Board unanimously recommends that the stockholders of the Company vote “FOR” the election of each of the nominees.

Compensation of Directors

The Compensation Committee has the responsibility to review compensation for the Company’s directors periodically and recommend changes, as appropriate, to the full Board. For the 2021-2022 term, the Board approved the following retainer fees for non-employee directors.

Independent Chairman (1)	$175,000
Board Retainer	85,000
Audit Committee Chair (2)	20,000
Audit Committee Member	17,000
Compensation Committee Chair (2)	15,000
Compensation Committee Member	10,000
Corporate Governance and Nominating Committee Chair (2)	10,000
Corporate Governance and Nominating Committee Member	10,000

(1)	The Independent Chairman is entitled to a flat retainer and does not receive additional board or committee retainer fees.
(2)	Committee Chair positions are entitled to both the Committee Chair retainer fee and the Committee Member retainer fee.

The annual retainers are due and paid quarterly in cash. In 2021, the Board adopted the Tractor Supply Company Directors Stock Election Plan to provide a mechanism for non-employee directors of the Company to elect to cause fifty-percent or all of the cash compensation otherwise payable by the Company to such non-employee directors to be paid in the form of shares of the Company’s Common Stock in lieu of cash, in accordance with the 2018 Omnibus Incentive Plan (the “2018 Plan”). Additionally, the Tractor Supply Company Directors Stock Election Plan allows for non-employee directors who elect to receive Common Stock in lieu of cash to irrevocably elect to defer the payment of the Common Stock to either (i) the date of the non-employee director’s termination of service from the Company’s Board; or (ii) a date specified by the non-employee director.

Each of the directors also receives a grant of restricted stock units (“RSUs”) pursuant to the 2018 Plan annually upon election or re-election. Directors who are also employees of the Company, like Mr. Lawton, receive no additional compensation for serving on the Board or any committee thereof. In 2021, grants of RSUs valued on the date of grant at approximately $155,000 were made to non-employee directors other than the independent chairman, and the independent chairman was granted RSUs valued on the grant date at approximately $225,000. All RSU awards granted to non-employee directors are made at the commencement of the new director term and vest on the one-year anniversary of the grant date. Except to the extent necessary to comply with our director stock ownership guidelines, there are no holding period requirements after the RSUs are issued. See “Corporate Governance - Director Stock Ownership Guidelines” for more information about this requirement. Receipt of RSUs can be irrevocably deferred until the end of such director’s service on the Board or such other date as the director elects.

The Company also reimburses all directors for out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings.

The following table provides compensation information for the fiscal year ended December 25, 2021, for each individual who served as a member of our Board during such period, other than Mr. Lawton, whose compensation is reflected in the “2021 Summary Compensation Table.”

Name	Fees Earned or Paid in Cash	Stock Awards (1) (2)	All Other Compensation	Total
Joy Brown(3)	$98,317	$155,000	$—	$253,317
Ricardo Cardenas(4)	$132,000	$155,000	$—	$287,000
Denise L. Jackson	$122,000	$155,000	$—	$277,000
Cynthia T. Jamison	$175,000	$225,000	$—	$400,000
Thomas A. Kingsbury	$105,000	$155,000	$—	$260,000
Ramkumar Krishnan	$95,000	$155,000	$—	$250,000
George MacKenzie(5)	$35,868	$—	$—	$35,868
Edna K. Morris(6)	$116,538	$155,000	$—	$271,538
Mark J. Weikel	$112,000	$155,000	$—	$267,000

(1)

Each of our non-employee directors that served in 2021 (other than Mr. MacKenzie) received an annual award of RSUs. This column reflects the aggregate grant date fair value of those RSU awards. For each non-employee director, the number of RSUs granted was determined by dividing the fair market value of the award by $192.30, the closing price of the Company’s Common Stock on May 4, 2021, the date proceeding the grant date, discounted for the expected dividend yield. Such awards vest on the one-year anniversary of the grant date, with the related expense recognized ratably.

(2)	The aggregate number of underlying shares for stock awards outstanding at fiscal year-end for each director was as follows:

Name	Number of Vested Deferred RSU Awards	Number of Unvested RSU Awards
Joy Brown	—	806
Ricardo Cardenas	1,350	806
Denise L. Jackson	4,676	806
Cynthia T. Jamison	19,769	1,170
Thomas A. Kingsbury	3,266	806
Ramkumar Krishnan	3,266	806
George MacKenzie	3,756	—
Edna K. Morris	4,996	806
Mark J. Weikel	—	806

(3)

Ms. Brown was appointed to the Audit Committee on January 14, 2021. Accordingly, the amount disclosed under “Fees Earned or Paid in Cash” includes a prorated amount of the annual retainer for her service as a member of the Audit Committee.

(4)	Mr. Cardenas elected to receive shares of the Company’s Common Stock with a value of $66,000.00 in lieu of an equivalent amount of his annual cash retainer.

(5)	Mr. MacKenzie did not stand for re-election at the 2021 Annual Meeting of Stockholders; as a result, his term on the Board ended on May 6, 2021.

(6)

Ms. Morris was appointed to the Corporate Governance Committee on May 6, 2021. Accordingly, the amount disclosed under “Fees Earned or Paid in Cash” includes a prorated amount of the annual retainer for her service as a member of the Corporate Governance Committee.

Board Meetings and Committees

The Board held four regular quarterly meetings and three additional meetings during 2021. A majority of the total number of directors constitutes a quorum for the transaction of business at a meeting. During fiscal 2021, each incumbent director attended at least 75% of the aggregate of (i) the total number of Board meetings (held during the period for which he or she has been a director) and (ii) the total number of meetings held by all Board committees on which he or she served (during the period that he or she served).

Standing Committees of the Board

Committee	Members	Functions and Additional Information	Number of Meetings During Fiscal 2021
Audit	Ricardo Cardenas (1) Joy Brown (2) Denise L. Jackson Mark J. Weikel	• Oversees financial reporting, policies, procedures and internal controls of the Company • Appoints the independent registered public accounting firm • Evaluates the general scope of the annual audit and approves all fees paid to the independent registered public accounting firm • Oversees and directs the scope of internal audit activities • Reviews the annual operating plan, capital budget and the multi-year strategic plan • Reviews capital structure and strategies and credit facilities • Oversees the Company’s cybersecurity and disaster recovery programs	12
Compensation	Edna K. Morris (1) Thomas A. Kingsbury Ramkumar Krishnan Mark J. Weikel	• Reviews and approves compensation of directors and executive officers • Reviews and approves grants of equity-based awards to officers pursuant to stock incentive plans • Reviews compensation and benefit plan cSShanges • Reviews the Compensation Discussion and Analysis and compensation-related disclosures • Oversees and approves the succession planning process for executives • Oversees initiatives related to diversity, equity and inclusion	5
Corporate Governance and Nominating	Denise L. Jackson (1) Ricardo Cardenas Thomas A. Kingsbury Edna K. Morris (3)

•  Develops, sets and maintains corporate governance standards

•  Reviews and recommends committee chairpersons and members

•  Evaluates the effectiveness of the Board process and committee activities

•  Makes recommendations for nominees for director

•  Evaluates qualifications and recommends to the Board new candidates for director positions

•  Oversees the stockholder engagement program relating to corporate social responsibility, including governance, environmental stewardship and social issues

•  Reviews the Company’s Code of Ethics and programs established by management to monitor compliance with such Code

•  Reviews and approves any change in the Company’s Code of Ethics for senior officers (except for senior financial officers, which is reviewed by the Audit Committee) and any disclosure on Form 8-K regarding such change

			5
(1)	Committee chairperson.
(2)	Ms. Brown was appointed to the Audit Committee on January 14, 2021.
(3)	Ms. Morris was appointed to the Corporate Governance Committee on May 6, 2021.

The Board has determined that each member of the Company’s Audit Committee, Compensation Committee and Corporate Governance Committee is an independent director within the meaning of the listing standards of Nasdaq. Further, there are no transactions in which any director nominee has an interest requiring disclosure under Item 404(a) of Regulation S-K. In addition, the Board has determined that

Mr. Cardenas, the chair of the Audit Committee, and Mr. Weikel are qualified as audit committee financial experts within the meaning of SEC regulations and the listing standards of Nasdaq. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Responsibilities of the Compensation Committee

The Compensation Committee has been given the responsibility to assist the Board in the discharge of its fiduciary duties with respect to the compensation of the executives of the Company, including the executive officers named in the 2021 Summary Compensation Table in this Proxy Statement (the “Named Executive Officers”), as well as oversight of talent development and succession planning. The Compensation Committee is also responsible for overseeing all of the Company’s equity-based plans as well as its retirement and other benefit plans. It periodically reviews and approves compensation and equity-based plans and makes its recommendations to the Board with respect to these areas.

The Compensation Committee’s members are each (i) independent as defined under the listing standards of Nasdaq, and (ii) a non-employee director for purposes of Section 16b-3 of the Exchange Act.

As part of the duties set forth in its charter, the Compensation Committee, among other things, establishes compensation systems that support the Company’s business strategy. The Compensation Committee periodically reviews the Company’s philosophy regarding executive and director compensation. On an annual basis, the Compensation Committee reviews market data to assess the Company’s competitive position with respect to the elements of the Company’s compensation and policies relating to fair and equitable pay practices. The Compensation Committee reports to the Board on its activities.

To assist the Compensation Committee in establishing compensation for the Company’s executive management and directors for 2021, the Compensation Committee engaged Pearl Meyer & Partners (“Pearl Meyer”) as an independent third-party consultant. The Compensation Committee determined the scope of Pearl Meyer’s assignment and worked directly with Pearl Meyer. Pearl Meyer also worked with management on a limited basis under the Compensation Committee’s direction. Pearl Meyer did not recommend any compensation programs or payment amounts; rather, they were engaged to provide data and analysis with respect to compensation paid by the Company and the companies in its peer group as discussed in “Compensation Discussion and Analysis.” Pearl Meyer did not provide any services other than these executive and director compensation services for the Company in fiscal 2021.

The Compensation Committee sets performance goals and objectives for the Chief Executive Officer and the other executive officers. The Compensation Committee reviews the performance and compensation of the Chief Executive Officer and, with input from other advisors, if appropriate, establishes the Chief Executive Officer’s compensation level, including equity-based awards. For the remaining Named Executive Officers, the Human Resources leader, who serves as the management liaison to the Compensation Committee, consults with the Chief Executive Officer and, using the data provided by the consultant, makes recommendations to the Committee as to each individual’s base compensation and equity-based awards. All decisions with respect to executive and director compensation are approved by the Compensation Committee and reported to, or approved by, the full Board.

The agenda for meetings of the Compensation Committee is determined by its Chairperson with input from the Company’s General Counsel and Human Resources leadership. Compensation Committee meetings are regularly attended by the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel and Human Resources leadership, but the Compensation Committee also meets in executive session at each meeting. Pearl Meyer and the Company’s human resources department support the Compensation Committee in its duties, and certain officers, including the Chief Executive Officer, Chief Financial Officer, General Counsel and Human Resources leadership, may be delegated authority to fulfill certain administrative duties regarding compensation programs.

Corporate Governance

General

We believe that good corporate governance is important to ensure that the Company is managed for the long-term benefit of its stockholders. During the past year, we have continued to review our corporate governance policies and practices and compared them to those suggested by various authorities in corporate governance and the practices of other public companies. We also consider the rules of the SEC and the listing standards of Nasdaq.

Our Board has adopted Corporate Governance Guidelines, which outline the composition, operations and responsibilities of the Board. Our Board also conducts an annual review of its charters for the Company’s Audit Committee, Compensation Committee and Corporate Governance Committee. You may access our Corporate Governance Guidelines and current committee charters under the “Governance” tab of the Investor Relations section of our website at TractorSupply.com. Information provided on our website is not part of this Proxy Statement and is not intended to be incorporated by reference herein.

Director Independence and Board Operations

Our Corporate Governance Guidelines require that a majority of our Board consists of independent directors within the meaning of the listing standards of Nasdaq. The Board has determined that each of the following directors is an “independent director” within the meaning of the listing standards of Nasdaq:

Joy Brown	Cynthia T. Jamison	Edna K. Morris
Ricardo Cardenas	Thomas A. Kingsbury	Mark J. Weikel
Denise L. Jackson	Ramkumar Krishnan

Effective January 1, 2014, Cynthia T. Jamison became the Chairman of the Board. Prior to this appointment, Ms. Jamison had served as the Board’s Lead Independent Director since 2010, and she has served on the Company’s Board since 2002. The Board determined it was in the best interest of the Company to appoint Ms. Jamison, an independent director, as Chairman due to her financial and senior leadership experience, her governance experience and her financial expertise.

Our Chairman, in consultation with the Chief Executive Officer and each of the committee chairpersons, proposes the agenda for the Board meetings. Directors receive the agenda and supporting information in advance of the meetings. Directors may raise other matters to be included in the agenda or at the meetings. Our Chief Executive Officer and other members of executive management make presentations on a variety of operational and strategic topics to the Board at the meetings, and a substantial portion of the meeting time is devoted to the Board’s discussion of these presentations. Executive sessions for independent directors are scheduled at each regularly scheduled Board meeting.

Directors have regular access to executive management. They may also seek independent, outside advice and shall have authority to appropriate funds to retain such advisors as such committees may deem appropriate. The Board has established three standing committees so that certain areas can be addressed in more depth than might be possible at a full Board meeting. Committee assignments are reassessed annually.

Board, Committee and Individual Director Assessment Process

The Corporate Governance Committee has the responsibility for administering an annual performance review process for the Board. The Corporate Governance Committee has established a rigorous and thorough annual assessment process that includes the completion of written assessments and one-on-one interviews of all directors by the Chairman of the Board. All directors complete a written assessment of the performance of the full Board and its committees, as well as a self/peer assessment in which directors are assessed individually. The directors also complete written assessments of the performance of the Chairman of the Board and the Chief Executive Officer.

Additionally, senior management completes an annual written assessment of the Board. To encourage directors and senior management to be candid in their assessments, results are aggregated so that assessments and comments are not attributed to individuals. Each director receives a personalized assessment report that shows his or her individual performance compared with his or her peers as well as the full Board assessment results. The Chairman of the Board also reviews the assessment results with the full Board and meets individually with the Chief Executive Officer to review his performance. In addition, each committee conducts a self-assessment on an annual basis by having committee members complete a written assessment of the committee’s performance. The chair of each committee shares the results of this process with committee members. The Board also provides an orientation program for new directors and education opportunities for continuing directors.

Director Candidates

The Corporate Governance Committee, which is comprised solely of independent directors, considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. The Corporate Governance Committee may also utilize director search firms to identify potential director candidates. A stockholder who wishes to recommend a prospective nominee for the Board should notify our Corporate Secretary in writing with the supporting materials required pursuant to the provisions of our Bylaws relating to stockholder proposals as described in “Stockholder Nominations of Candidates for Board Membership,” below.

Once the Corporate Governance Committee has identified a prospective nominee, an initial determination is made as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Corporate Governance Committee with the recommendation of the prospective candidate, as well as the Corporate Governance Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. The Corporate Governance Committee then evaluates the prospective nominee against the standards and qualifications set out in our Corporate Governance Guidelines, including:

•	Personal characteristics:
–	highest personal and professional ethics, integrity and values that align with our Company;
–	an inquiring and independent mind; and
–	practical wisdom and mature judgment.
•	Expertise that is useful to the Company and complementary to the background and experience of other Board members, so that an optimum balance of members on the Board can be achieved and maintained.
•	Broad training and experience at the policy-making level in business, government, education or technology.
•	Willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership.
•	Commitment to serve on the Board over a period of several years to develop knowledge about our principal operations.
•	Willingness to represent the best interests of all stockholders and objectively appraise management performance.
•	Involvement only in activities or interests that do not create a conflict with the director’s responsibilities to the Company and its stockholders.

The Corporate Governance Committee also considers diversity, such as diversity of gender, race and national origin, age, education, professional experience and differences in viewpoints and skills. The Corporate Governance Committee is committed to actively seeking highly qualified women and individuals from minority groups to include in the pool from which Board nominees are selected. The Board and the Corporate Governance Committee believe that it is important that the Board members represent diverse viewpoints. In considering candidates for the Board, the Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. The Corporate Governance Committee implements these criteria, including diversity, by considering the information about the nominee provided by the proponent, the nominee, third parties and other sources. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered. In addition, the Board assesses the diversity of its members and nominees as part of an annual performance evaluation by considering, among other factors, diversity in gender, race and national origin, age, education, professional experience and differences in viewpoints and skills.

The Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for specialized expertise and board leadership experience, and the evaluations of other prospective nominees. In connection with this evaluation, the Corporate Governance Committee determines whether to interview the prospective nominee, and if warranted, prospective nominees are interviewed by members of the Corporate Governance Committee and other members of the Board. All members of the Board are given the opportunity to interview prospective nominees. After completing this evaluation and interview, the Corporate Governance Committee makes a recommendation to the full Board regarding the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Corporate Governance Committee.

Corporate Governance Practices

Our corporate governance practices are currently in line with the Investor Stewardship Group Corporate Governance Principles for U.S. Listed Companies.

Principle 1: Boards are accountable to shareholders	Principle 2: Shareholders should be entitled to voting rights in proportion to their economic interest	Principle 3: Boards should be responsive to shareholders and be proactive in order to understand their perspectives

✓  Annual election of directors

✓  Majority voting standard for uncontested director elections – director nominees submit conditional resignations which will be effective and sent to the Board for consideration upon failure to receive the required majority vote at the annual meeting

✓  Market-standard proxy access right for stockholders

✓  Comprehensive disclosure of corporate governance and Board practices

	✓ One-share, one-vote standard	✓ Proactive engagement with stockholders ✓ Strong sustainability, stewardship and purpose-driven orientation of Board and management team towards creating value ✓ Engaged and responsive Board

Principle 4: Boards should have strong, independent leadership structure	Principle 5: Boards should adopt structures and practices that enhance their effectiveness	Principle 6: Boards should develop management incentive structures that are aligned with the long-term strategy of the company
✓ Independent Chairman of the Board ✓ Independent chairs of all Board committees

✓    Directors have a diverse mix of direct

industry experience and skills relevant to

the Company’s strategy

✓  Robust Board oversight of risk and strategy

✓  Board committees are independent

✓  8 of 9 directors are  independent

✓  4 of 9 directors are women

✓  3 of 9 directors are minorities

✓  Annual performance review process for the Board and committees

✓ Board evaluation process and Director Retirement Policy promotes Board refreshment

✓  Compensation Committee identifies annual and long-term performance goals that underpin the Company’s long-term strategy

✓  Compensation Committee actively reviews and evaluates compensation and benefit plans

Risk Oversight and Management

The Board is actively engaged in overseeing the Company’s risk management process, which is designed to identify and assess strategic, financial and operational risks with the potential to have sustained impact on the Company. The Board exercises its oversight, both as a whole Board and through its standing committees. The Board, Board committees and management coordinate the risk oversight role in a manner that serves the long-term strategic interests of our Company and stockholders through periodic reporting and open lines of communication. Additionally, the Board reviews the Company’s long-term strategic initiatives and operating risks as a part of its regular discussion of the Company’s strategy and operating results.

The standing committees of the Board perform separate functions to support the overall risk oversight and assessment process of the Company. The Audit Committee focuses on financial and enterprise risk exposures, including internal controls and cybersecurity, and discusses with management, the internal auditors, and the independent registered public accounting firm, the Company’s policies with respect to risk assessment and risk management, including the risk of fraud. The Audit Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to the Company’s compliance and ethics programs, including compliance with legal and regulatory requirements, and the Company’s Code of Ethics. The Corporate Governance Committee oversees the major risks and mitigation activities related to its area of responsibility, i.e., director elections and corporate governance practices, as well as corporate social responsibility including environmental stewardship and social issues. The Compensation Committee oversees executive compensation programs and policies, including the design, performance metrics and ranges in incentive plans and performs an annual risk assessment of existing compensation policies and programs. The Compensation Committee is also responsible for talent development and succession planning.

Company management is charged with adequately identifying material risks that the Company faces in a timely manner; implementing management strategies that are responsive to the Company’s risk profile and specific material risk exposures; evaluating risk and risk management with respect to business decision-making throughout the Company; and efficiently and promptly transmitting relevant risk-related information to the Board or appropriate committee, so as to enable them to conduct appropriate risk management oversight.

The Audit Committee maintains oversight of the Company’s data protection and cybersecurity program through quarterly updates from management about active and emerging threats and efforts to strengthen its defenses against cybersecurity events. The Company’s Executive Vice President, Chief Technology, Digital Commerce and Strategy Officer review with the Audit Committee at least quarterly, and more often if necessary, the Company’s data protection and cybersecurity risks and the new and existing controls that mitigate them.

The Company’s data protection and cybersecurity program reduces risk to the confidentiality of information, integrity of operations and availability of technology systems. This is accomplished by identifying and reducing technology and other risks, maintaining a proactive security posture against threats, detecting cybersecurity events when they occur, responding quickly and effectively to limit the impact of cybersecurity events, and building systems and processes to recover from a cyber event or other data breach. There have been no material information security breaches in the past three years.

An external managed security services provider uses artificial intelligence and data analytics to continuously monitor the Company’s network for cybersecurity events, and the Company maintains a security incident response plan to respond to events quickly and effectively. The plan, which is tested biannually, includes specific response procedures covering pervasive threats such as ransomware. Internal reporting and escalation protocols are in place to ensure executive committee, Audit Committee and full Board oversight, as appropriate.

The Company regularly engages third-party experts to assess the effectiveness of its data protection and cybersecurity program and ensure compliance with federal and state laws and regulations. Annually, the Company is assessed by an independent, third-party for compliance with the PCI-DSS standard, for which the Company most recently received an attestation of compliance in October 2021. Biennially, an external auditor conducts an independent comprehensive cybersecurity program audit. The most recently completed audit in April 2021 assessed the Company’s cybersecurity and privacy programs using the NIST Cybersecurity Framework.

The Company’s security awareness program seeks to create a culture of shared responsibility for the security of sensitive data and its network. This is accomplished through mandatory annual security training for employees with access to Company email as well as tailored training for Team Members in more sensitive roles. Periodic testing ensures the training is effective. In addition, all employees have access to a variety of training materials on security topics through the Company’s training management system.

Corporate Responsibility and Stewardship

Environmental, social and governance (“ESG”) issues are important to the Company and are of increasing importance to many investors. As discussed above, our Corporate Governance Committee has primary Board oversight of our ESG matters. Tractor Supply believes that a healthy environment, properly managed resources and vibrant communities are keys to a secure and prosperous future. Since launching our Stewardship Program in 2008, we have been focused on becoming more environmentally sustainable while simultaneously helping our neighbors in need. We view our Stewardship Program as a process of continuous improvement as we look for ways to become more efficient, eliminate waste and reduce our impact on the environment. We know that our customers, Team Members, shareholders and other stakeholders care deeply about what companies do for their communities, for their people and for the planet. At Tractor Supply, we prioritize the relationships we have with our Team Members, our customers and the communities we call home, and our Environmental, Safety and Sustainability Policy memorializes our commitment to Stewardship based on the following tenets:

•	Compliance – Our goal is to meet or exceed federal, state and local environmental health and safety laws and regulations for our operations and the products we sell.
•

Engagement – Continue to foster a culture where Team Members are trained to understand the importance of following environmental, health and safety procedures and programs and cultivate an environment where Team Members feel empowered to raise concerns while taking positive action on our vision for the future.

•

Continuous Improvement – Develop metrics and drive continuous improvement of programs by identifying opportunities for operations improvement and technology innovations to increase efficiency, lessen workload or reduce program costs.

•

Sustainability – Embed sustainability across every aspect of the business from land selection and building, transportation and energy efficiency to product and packaging design. Set ambitious climate change and other sustainability goals as the Company continues to evaluate the impact of its operations. Work with our suppliers on designs for improved sustainability attributes of products and packaging.

As a rural lifestyle retailer, climate change impacts our business and our customers. The Company is committed to helping our customers live a more sustainable lifestyle, and we have made substantial investments in sustainable products and sourcing and expanded the number of energy efficient and environmentally friendly products that we carry. We have also expanded our recycling programs and provide our customers with the ability to recycle used oil and vehicle and household batteries. The Company is equally focused on reducing its own impact on the environment by, among other things, sourcing more products locally and regionally, building new energy efficient distribution centers and smaller mixing centers as well as adding energy efficient technologies to existing facilities, and increasing use of rail transportation. The Company participates in the SmartWay program of the United States Environmental Protection Agency (the “EPA”) which is focused on improving fuel efficiency and environmental performance of the supply chain. We are proud to have been recognized as a “SmartWay High Performer” based on the sustainable performance of our shipping and freight operations. In 2021, the Company also announced that it joined the EPA’s Green Power Partnership, a program that helps increase green power usage as a way to reduce air pollution and other environmental impacts of electricity use. While the Company currently uses 61 million kilowatt-hours of green power annually which is enough green power to meet 15% of the Company’s electricity use, we are continuing to source even more renewable energy as part of our Scope 2 strategy. Although the option to buy renewable energy remains limited in many parts of the country where our stores are located, we have secured more than 92 million kilowatt-hours of renewable energy annually in recent electric supply agreements, representing more than 20% of our current annual electricity usage and exceeding our initial goal of 80 million kilowatt-hours by 2022.

In December 2018, we announced a goal to reduce carbon emissions from our facilities by 25% by 2025 from our 2015 baseline as part of the Company’s Stewardship Program. In December 2020, we announced that we had reached this goal five years early. After exceeding our initial carbon reduction goals set in 2018, we adopted new absolute carbon reduction goals in 2021 to further reduce emissions from our operations by 20% by 2025 and by 50% by 2030 from a 2020 baseline. We are also committed to achieving net zero emissions across all operations by 2040. In the next phase of our sustainability journey, we are committed to increasing our level of renewable energy purchased for electric consumption, to continuing investments in energy efficiency and cleaner technologies and to avoiding future emissions through improved design of both stores and distribution centers. We also plan to enhance our Scope 3 focus with greater transparency and reduction efforts, including new vendor engagement to drive down value chain emissions. We intend to continue to review evolving practices, reporting and disclosure approaches to these matters. In December 2021, we released our 2020 Task Force on Climate-related Financial Disclosures Report. To view this report and more details about our Stewardship Program, please visit https://corporate.tractorsupply.com/ESG/default.aspx. Information provided on our website is not part of this Proxy Statement and is not intended to be incorporated by reference herein.

With the goal of continuous improvement, our historical commitment to sustainability has expanded over time to focus on broader ESG issues. While combating the continuing health and social crises that began in 2020, the Company increased transparency and disclosure on its commitment to racial equality, community giving and governance practices for long-term stockholder value creation. Our Corporate Governance Committee is empowered to oversee the Company’s stockholder engagement program as it relates to corporate social responsibility matters, including governance, environmental stewardship and social issues, and to consider related feedback and recommendations on these matters that may be provided to us.

Human Capital

We have determined that a primary function of the Board includes oversight of policies and practices related to talent recruitment, retention, engagement and succession as well as diversity, equity and inclusion initiatives (“DE&I”) and have empowered our Compensation Committee to support the Board on such matters, including as to overseeing the Company’s people programs related to its DE&I initiatives and other matters.

With respect to broader human capital management strategies and priorities, we believe that our Team Members are the foundation of our business and that their hard work drives our success. Our Mission and Values are included at the beginning of this Proxy Statement. As a result of our commitment to our Team Members, we were recognized by the Great Place to Work Institute as a “Great Place to Work-Certified” company and were included in Forbes’ 2021 “America’s Best Employers for New Graduates” list for the second year in a row. Our Board, including through its committees, oversees our corporate culture and Team Member-related matters, including our people programs, policies and practices as mentioned above. In addition to our DE&I initiatives, which are discussed under “Diversity, Equity and Inclusion” below, some of our key human capital management-related actions in 2021 included striving to provide a safe and healthy workplace for all Team Members; continuing a range of COVID-19 related actions and benefits and offering new COVID-19-related benefits in light of the developments of vaccines, including a vaccination incentive program, paid time off to receive vaccinations, and onsite vaccination clinics for our Team Members; and completing organizational effectiveness assessments to drive efficiencies and allow for investment in new capabilities.

Management and Team Members

As of December 25, 2021, we employed approximately 22,000 full-time and 24,000 part-time Tractor Supply Team Members. Our store operations are divided between east and west divisions, and each division is overseen by a senior vice president. The divisions are organized into regions, each of which is led by a regional vice president. The region is further organized into districts, each of which is led by a district manager. We have two internal advisory boards, one comprised of store managers and the other comprised of district managers. These groups bring a grassroots perspective to operational initiatives and generate chain-wide endorsement of proposed best-practice solutions.

Eligible Team Members can participate in one of our various bonus incentive programs, which provide the opportunity to receive additional compensation based upon individual, team, and/or Company performance. In addition to bonus incentive programs, we provide our eligible Team Members the opportunity to participate in an employee stock purchase plan and a 401(k) retirement savings plan and health insurance for which we share a significant portion of the cost of premiums. We additionally provide our eligible Team Members with paid time off and a six-week parental leave policy for new parents. Our Team Members also receive a discount on merchandise purchased from the Company.

We continue to make wage investments to offer our Team Members competitive compensation. On an annualized basis in 2021, we invested an additional $40 million in hourly store Team Members as a result of our increases in the minimum wage paid to Team Members.

We encourage a promote-from-within environment when internal resources permit. We also provide internal leadership development programs designed to prepare our high-potential Team Members for greater responsibility. Our current team of district managers and store managers has an average tenure of approximately nine and six years, respectively. We believe internal promotions, coupled with the hiring of individuals with previous retail experience, provide the management structure necessary to support our long-term strategic growth initiatives.

Store Personnel and Training

We seek to hire store Team Members who live and appreciate the “Out Here” lifestyle, including those with farming and ranching backgrounds, with particular emphasis on general maintenance, equine and welding. We endeavor to staff our stores with courteous, highly motivated Team Members and devote considerable resources to training store Team Members, often in cooperation with our vendors. Our training programs include:

•	A thorough on-boarding process to prepare new Team Members for their new role;
•	Productive workplace environment training that is intended to educate Team Members on Company policies and procedures covering topics such as harassment, discrimination and retaliation;
•

Diversity and inclusion training which is intended to advance a diverse and inclusive culture built on one of our core values of respect, to foster different perspectives, ideas and innovative thinking;

•	New store opening training that prepares our store managers to open new stores to Company standards;
•	A management training program which covers all aspects of our store operations, delivering superior service and managing the Team Member experience;
•	Structured training on customer service and selling skills;
•	Online product knowledge training produced in conjunction with key vendors;
•	Leadership development programs that prepare leaders to expand their current contributions;
•	Quarterly all store Team Members meetings; and
•	An annual store manager meeting with vendor product presentations.

Workplace Health and Safety

The Company strives to provide a safe and healthy workplace for all Team Members and drives a culture of safe practices and continuous improvement. The Company provides role based safety training during the onboarding process and through other specific safety programs. In response to the COVID-19 pandemic, the Company implemented enhanced cleaning standards, adapted to the evolving public health guidance in our workplaces, and provided training and education to our Team Members. The Company implemented a vaccination incentive program, provided paid time off to receive vaccinations, and held onsite vaccination clinics for our Team Members among other COVID-19 mitigation practices. We continually monitor and adapt our safety practices as the COVID-19 pandemic continues.

COVID-19 Response

The Company has been and continues to closely monitor the impact of the COVID-19 pandemic on all facets of our business, including the impact on our Team Members, customers, suppliers, vendors, business partners and supply chain networks. The Company has also been monitoring the deployment of vaccines and recommendations of public health officials in response to developments in the COVID-19 pandemic. The health and safety of our Team Members and customers are the primary concerns of our management team. We have taken and continue to take numerous actions to promote health and safety, including, encouraging vaccination efforts, providing personal protective equipment to our Team Members, following local and federal guidance regarding the use of masks in our facilities, maintaining enhanced services for cleaning and sanitation, continuing to provide additional functionality to support contactless shopping experiences, promoting social distancing and cleaning actions in our stores, and continuing to offer remote work plans at our store support center.

Additionally, we continue to support our Team Members during this pandemic through offering COVID-19 paid medical leave, 100% coverage of COVID-19 testing and treatment under our medical plan.

Diversity, Equity and Inclusion

The Company is committed to the principles of DE&I. We have built a strong and diverse team by purposefully seeking highly qualified diverse candidates with different backgrounds, perspectives, ideas and skill sets. As we move forward, we are working to implement new DE&I initiatives that will result in an even more diverse team across the entire company.

We are committed to providing a diverse and inclusive culture supported by our Mission and Values where we welcome diverse backgrounds and experiences and respectfully foster different perspectives, ideas and innovative thinking. We are stronger together, and we believe in the authenticity our Team Members bring to work every day. By focusing on our Team Members, we know that our customers, communities and suppliers will be well served. Diversity and inclusion play a key role in moving our business forward. Our workforce is approximately 51% male and 49% female. Minorities comprise approximately 17% of our workforce. Women serve in key leadership roles within the Company, including as Executive Vice President, Chief Human Resources Officer, Senior Vice President, General Counsel and Corporate Secretary, Senior Vice President of Investor Relations and Public Relations, Senior Vice President, Chief Marketing Officer and Senior Vice President of E-Commerce.

In addition, in 2021, we established comprehensive five-year DE&I goals to support and advance underrepresented groups across our workforce, vendors, suppliers and communities that include the following actions:

•	Doubling the number of stores where Team Members mirror the communities served;
•	Increasing the number of people of color at the manager level and above by 50%;
•	Increasing spending with diverse suppliers by 35%; and
•	Increasing commitment to funding programs and education for Black and African Americans by 30%.

We have taken several steps over the past twelve months to further enhance our diversity and inclusion strategy, including publishing the foregoing external DE&I goals aligned with our ESG efforts, enhancing our DE&I strategy to include supplier diversity efforts, establishing our DE&I Customer Promise and continuing activation of our numerous Team Member engagement groups supporting the development, community involvement and allyship within our Company. We will continue to build on these initiatives to enhance our culture of respect and teamwork across our organization.

Communications with Members of the Board

Stockholders interested in communicating directly with members of our Board may do so by writing to our Corporate Secretary, c/o Tractor Supply Company, 5401 Virginia Way, Brentwood, Tennessee 37027, or by emailing board@tractorsupply.com. As set forth in our Corporate Governance Guidelines, our Corporate Secretary reviews all such correspondence and regularly forwards correspondence that deals with the functions of the Board or committees thereof or that the Corporate Secretary otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls, or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Board Member Attendance at Annual Meeting

We strongly encourage each member of the Board to attend our Annual Meeting of Stockholders. All of our then current directors attended the 2021 Annual Meeting.

Director Stock Ownership Guidelines

Each non-employee member of the Board is expected to acquire, within five years of joining the Board, and continue to hold, shares of the Company’s Common Stock having an aggregate market value which equals or exceeds a factor of 5x the director’s annual cash retainer. Once the target beneficial ownership level is achieved by a director, that director will not be required to acquire any additional shares in the event the stock price decreases, provided the underlying number of shares remain held by the director.

The Compensation Committee evaluates compliance with this policy annually. The Compensation Committee and the Board, in their sole discretion, may waive or extend the time for compliance with this policy. Factors which may be considered include, but are not limited to, non-compliance due to limitations on ability to purchase resulting from blackout periods and the personal financial resources of the director. There is a five-year transition period to allow individuals to become compliant with the policy. All of the Company’s directors currently meet this standard or are within the period for initial compliance.

Director Retirement Policy

The Corporate Governance Committee reviews each director’s continuation on the Board as his or her term approaches expiration in making its recommendation to the Board concerning his or her nomination for re-election as a director. Pursuant to the Company’s director retirement policy, a director may not stand for re-election after his or her 75th birthday.

Compensation Committee Interlocks and Insider Participation

Ms. Morris, Mr. Kingsbury, Mr. Krishnan and Mr. Weikel served on the Compensation Committee of the Board during 2021. There are no, and during 2021 there were no, interlocking relationships between any officers of the Company and any entity whose directors or officers serve on the Compensation Committee, nor did any of our current or past officers or employees serve on the Compensation Committee during 2021.

Political Contributions and Trade Associations

The Board has adopted a policy prohibiting the use of corporate resources to make direct or indirect contributions to political candidates, political parties or political committees.

The Company, like many businesses, belongs to industry or trade associations that may engage in lobbying activities to support initiatives relevant to our business and the retail industry. The aggregate amount of membership dues paid to industry or trade associations in 2021 was approximately $1.5 million, of which approximately 44% was used for non-deductible lobbying and political expenditures based on information obtained from these organizations. The total payments to these organizations represented less than 1% of the Company’s fiscal 2021 net sales.

A report on the Company’s memberships in, and contributions to, industry and trade associations is prepared and presented to the Company’s Corporate Governance Committee. The report is updated semi-annually and is available on the Company’s website.

Proxy Access

The Company’s Bylaws include proxy access provisions. These provisions permit a stockholder, or a group of up to twenty stockholders, owning continuously for at least three years at least three percent of the Company’s outstanding Common Stock, to nominate and include in the Company’s proxy materials, director nominees constituting the greater of two individuals or 20% of the Board, provided that the stockholder(s) and nominee(s) meet the requirements specified in our Bylaws.

Item 2 – Ratification of Re-Appointment of

Independent Registered Public Accounting Firm

General Information

The Audit Committee has re-appointed Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for fiscal 2022 and audit internal controls at December 31, 2022. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 2001 and served as such for fiscal 2021. At the Meeting, the stockholders are being asked to ratify the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2022.

Stockholder ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Bylaws or otherwise; however, the Board is submitting the re-appointment of Ernst & Young LLP to the stockholders for ratification. If the stockholders fail to ratify the Audit Committee’s re-appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP as the Company’s independent registered public accounting firm. In addition, even if the stockholders ratify the appointment of Ernst & Young LLP, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interests of the Company.

Representatives of Ernst & Young LLP are expected to attend the Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

Fees Paid to Independent Registered Public Accounting Firm

Fees billed by the Company’s independent registered public accounting firm for the last two fiscal years were as follows:

	2021	2020
Audit fees	$1,138,173	$1,321,864
Audit related fees	—	—
Tax fees (1)	15,000	15,000
All other fees (2)	—	1,505

(1)	Amounts reflect fees incurred for research, filing and other permissible tax services.
(2)	Amounts reflect license fees for online research tools.

All services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent registered public accounting firm. These policies provide that we will not engage the Company’s independent registered public accounting firm to render any services unless the service is specifically approved in advance by the Audit Committee.

From time to time, the Audit Committee may pre-approve specific types of services that are expected to be provided by the Company’s independent registered public accounting firm during the next twelve months. Any such pre-approval is detailed as to the particular services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee’s practice is to consider for approval, at its regularly scheduled quarterly meetings, all audit and non-audit services proposed to be provided by the Company’s independent registered public accounting firm. In certain limited situations, the chairperson of the Audit Committee has been delegated authority to consider and, if appropriate, approve audit and non-audit services or, if in the chairperson’s judgment it is considered appropriate, to call a special meeting of the Audit Committee for that purpose.

Vote Required

The ratification of the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm will be approved if it receives the affirmative vote of a majority of the shares present, either in attendance or by proxy, at the Meeting and entitled to vote. If you abstain from voting on this proposal, your abstention will have the same effect as a vote against the proposal. Brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of shares on this proposal.

FOR	The Board unanimously recommends that the stockholders of the Company vote “FOR” the proposal to ratify the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

Report of the Audit Committee

The Company’s Audit Committee consists of four directors. The Board has adopted a charter that governs the Audit Committee. The Audit Committee charter can be found in the Investor Relations section of the Company’s website at TractorSupply.com. The members of the Audit Committee are Ricardo Cardenas (Chairperson), Joy Brown, Denise L. Jackson and Mark J. Weikel, and each is “independent” as defined by the listing standards of Nasdaq and applicable SEC regulations. In addition, the Board has determined that Mr. Cardenas and Mr. Weikel are qualified as audit committee financial experts within the meaning of SEC regulations and the listing standards of Nasdaq.

Company management is primarily responsible for the Company’s financial statements and financial reporting process, including assessing the effectiveness of the Company’s internal control over financial reporting. Ernst & Young LLP, the Company’s independent registered public accounting firm for fiscal 2021, is responsible for planning and carrying out annual audits and quarterly reviews of the Company’s financial statements in accordance with standards established by the Public Company Accounting Oversight Board (United States), expressing an opinion on the conformity of the Company’s audited financial statements with United States generally accepted accounting principles, and auditing and reporting on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee monitors and oversees these processes and is responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm. The Company also has an internal audit department that is actively involved in examining and evaluating internal controls and the effectiveness of the Company’s budgeting, financial, operational and information systems activities and reports functionally to the Chair of the Audit Committee and administratively to the Chief Financial Officer.

To fulfill our responsibilities, we did the following:

•

We reviewed and discussed with Company management and the independent registered public accounting firm the Company’s consolidated financial statements for the fiscal year ended December 25, 2021, and all interim quarters in fiscal 2021.

•	We discussed with our in-house counsel legal matters having an impact on financial statements.
•	We reviewed management’s representations to us that those consolidated financial statements were prepared in accordance with United States generally accepted accounting principles.
•

We met periodically with the Company’s Vice President of Internal Audit, with and without management present, to discuss the results of Internal Audit’s examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

•	We reviewed and discussed with Company management the Company’s risk assessment process, policies and procedures.
•

We discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States) and the SEC.

•

We received written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and we have discussed with the Company’s independent registered public accounting firm its independence from the Company and its management.

•	We considered whether Ernst & Young LLP’s provision of non-audit services to the Company is compatible with maintaining its independence from the Company and its management.
•	We reviewed and discussed with Company management the annual operating plan, capital budget and the multi-year strategic plan.
•	We monitored and discussed with Company management the Company’s cash position, capital structure and strategies and credit facilities.

The Audit Committee meets with the Company’s independent registered public accounting firm, with and without management present, to discuss the results of the audit of the financial statements, the audit of the effectiveness of the Company’s internal control over financial reporting, management’s progress in assessing the effectiveness of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of the Company’s financial reporting.

Based on the discussions we had with management and the independent registered public accounting firm, the independent registered public accounting firm’s disclosures and letter to us, the representations of management to us, the report of the independent registered public accounting firm, and our review of the Company’s audited consolidated financial statements for fiscal 2021, we recommended to the Board that such audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2021 for filing with the SEC.

The Audit Committee submits this report:

Ricardo Cardenas, Chairperson	Denise L. Jackson
Joy Brown	Mark J. Weikel

Item 3 – Non-Binding, Advisory Vote on Approval of Executive Compensation

Background of the Proposal

As required by Section 14A of the Exchange Act, the Company is holding a separate non-binding, advisory stockholder vote to approve the compensation of executive officers as described in the “Compensation Discussion and Analysis,” the executive compensation tables and any related information in the Company’s Proxy Statement (commonly known as a “Say on Pay” proposal).

Executive Compensation

As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Board believes that our current executive compensation programs directly link executive compensation to our financial performance and align the interests of our executive officers with those of our stockholders. Our Board also believes that our executive compensation programs provide our executive officers with a balanced compensation package that includes a reasonable base salary along with annual and long-term incentive compensation programs that are based on the Company’s financial performance and the performance of the Company’s stock price. These incentive programs are designed to reward our executive officers on both an annual and long-term basis if they attain specified target goals, without unreasonable risk taking.

The “Compensation Discussion and Analysis” section includes additional details about our executive compensation programs. In light of this discussion, the Company believes that its compensation of the Named Executive Officers for fiscal 2021 was appropriate and reasonable, and that its compensation programs and practices are sound and in the best interests of the Company and its stockholders. The Say on Pay proposal is set forth in the following resolution:

RESOLVED, that the stockholders of Tractor Supply Company approve, on an advisory basis, the compensation of its Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related information found in the Proxy Statement of Tractor Supply Company.

Because your vote on this proposal is advisory, it will not be binding on the Board or the Company. However, the Compensation Committee and the Board will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required

Approval of the advisory vote on executive compensation requires the affirmative vote of a majority of the shares present, either in attendance or by proxy, at the Meeting and entitled to vote. If you abstain from voting on this proposal, your abstention will have the same effect as a vote against the proposal. Broker non-votes are not considered “present and entitled to vote,” and as such, broker non-votes will not affect the outcome this proposal.

FOR

The Board unanimously recommends that the stockholders of the Company vote “FOR” the approval of executive compensation of our Named Executive Officers, as disclosed in this Proxy Statement, pursuant to the compensation disclosure rules of the SEC.

Executive Compensation

Compensation Committee Report

The Compensation Committee seeks to establish a compensation program that supports our business strategy, and that aligns with and promotes the growth of long-term stockholder value by attracting, retaining and motivating executive leadership. We strongly believe in linking pay to performance. All components of the compensation program other than base salary are at-risk and based upon the achievement of performance goals or the performance of our stock. In recent years, we believe we have enhanced the linkage between pay and performance through the introduction of performance-based restricted share units (“PSUs”) as an important component of our long-term incentive program. Additionally, in order to further enhance the linkage between pay and performance, in 2021 we included additional performance metrics in the annual cash incentive plan related to the achievement of strategic initiatives and we added a relative total stockholder return modifier to the PSUs.

Our Compensation Committee conducts a rigorous ongoing review of the executive compensation program. We generally seek to position the total target compensation of our executives within a competitive range of the market 50th percentile. The Compensation Committee engages an independent third-party compensation consultant to review and update our peer group and other market data to ensure it consists of comparable organizations, to compare each of the executive positions to relevant positions in the peer group and to gather and analyze compensation data from the peer group to provide an analysis of pay trends for the Company’s executive officers.

Our committee deliberations over the years have been thorough, robust and at times intense, as we consider the business we are building for tomorrow, making changes only when we believe it is clear how it will better align with our long-term strategy and meet the objectives outlined above. Our metrics are relatively simple and are embedded and understood in our culture. Most importantly, we believe our compensation program is effective in incenting, retaining and rewarding the people whose job it is to continuously and sustainably create stockholder value.

The following “Compensation Discussion and Analysis” (the “CD&A”) should be read in conjunction with the Summary Compensation Table, related tables and narrative disclosures. We have reviewed and discussed the CD&A contained in this Proxy Statement with management and have recommended to the Board that the CD&A be included in the Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K.

By the Compensation Committee of the Board of Directors:

Edna K. Morris, Chairperson	Thomas A. Kingsbury
Ramkumar Krishnan	Mark J. Weikel

Compensation Discussion and Analysis

This CD&A describes our executive compensation programs for our fiscal year 2021 Named Executive Officers, who were:

•	Harry A. Lawton III, our President, Chief Executive Officer and Director;
•	Kurt D. Barton, our Executive Vice President - Chief Financial Officer and Treasurer;
•	Robert D. Mills, our Executive Vice President - Chief Technology, Digital Commerce, and Strategy Officer;
•	J. Seth Estep, our Executive Vice President - Chief Merchandising Officer; and
•	John P. Ordus, our Executive Vice President - Chief Stores Officer.

Strategy Overview

We believe we can grow our business by being an integral part of our customers’ lives as the dependable supplier of “Out Here” lifestyle solutions, creating customer loyalty through personalized experiences and our Neighbor’s Club loyalty program and providing convenience that our customers expect at anytime, anywhere, and in any way they choose. Our Team Members are empowered to do the right thing for each other, our customers and communities that we serve. We also believe our deep-rooted culture is not just unique; it is the bedrock of our success. Our ability to successfully grow from 300 stores to over 2,100 stores in just 20 years is a testament to the durability and resiliency of our business model. More than anything, it’s about succeeding by doing things and treating people the right way—including the neighbors we serve, the communities where we live and work and, of course, our invaluable Team Members.

Our long-term growth strategy is to: (1) expand and deepen our customer base by providing personal, localized and memorable customer engagements by leveraging content, social media and digital shopping experiences, attracting new customers and driving loyalty, (2) evolve customer experiences by digitizing our business processes and furthering our omni-channel capabilities, (3) offer relevant assortments and services across all channels through exclusive and national brands and continue to introduce new products and services through our test and learn strategy, (4) drive operational excellence and productivity through continuous improvement, increasing space utilization, and implementing advanced supply chain capabilities to support growth, scale and agility, and (5) expand through selective acquisitions, as such opportunities arise, to add complementary businesses and to enhance penetration into new and existing markets to supplement organic growth.

Achieving this strategy will require a foundational focus on: (1) connecting, empowering and growing our team to enhance their lives and the communities they live in, enabling them to provide legendary service to our customers, and (2) allocating resources in a disciplined and efficient manner to drive profitable growth and build stockholder value, including leveraging technology and automation, to align our cost structure to support new business capabilities for margin improvement and cost reductions.

The Company has developed compensation programs designed to encourage our executives to execute our growth strategy in line with our Mission and Values and without taking unreasonable risks. We believe these programs support and enable the achievement of the goals in the plan by holding our leaders accountable for building and maintaining a strong, performance-based culture.

Our Executive Compensation Philosophy and Framework

Our executive compensation programs are designed to support our business strategy and attract, retain and motivate the performance and continuity of the leadership team, with the ultimate goal of generating strong operating results and delivering solid, sustainable returns to our stockholders. On behalf of the Board, the Compensation Committee reviews our compensation philosophy and objectives on a regular basis to ensure that they are aligned with the Company’s strategic, organizational and cultural goals, and that the Company maintains a competitive position within the marketplace. At present, our compensation decisions are guided by the following principles and philosophies:

•

Pay-for-Performance. We link pay to performance. We accomplish this through the use of short-term and long-term incentives that align executive pay to our net sales, net income, earnings per diluted share and stock price performance. In order to further enhance the linkage between pay and performance, in 2021 we included additional performance metrics in the annual cash incentive plan related to the achievement of strategic initiatives and we added a relative total stockholder return modifier to the

PSUs. By setting short-term and long-term financial targets that we believe will drive stock price performance, our annual and long-term incentive plans work together to align pay and performance.

•

Stockholder Alignment. Our executive compensation program includes both short-term and long-term incentives tied to performance factors that influence stockholder value. All components of the program, other than base salary, are at-risk and contingent upon the achievement of performance goals or the performance of our stock. We also maintain robust stock ownership guidelines for all executives.

•

Strategic Business Plan Alignment. The Company has developed a strategic business plan with both short-term and long-term goals, designed to encourage our executives to execute our growth strategy in line with our Mission and Values, and without taking unreasonable risks. The Company’s compensation programs support and enable the achievement of the goals in the plan by holding our leaders accountable for building and maintaining a strong, performance-based culture.

•

Cultural Alignment. We believe our Company’s culture is unique and drives sustainable business results. Our Mission and Values are the foundation of our success. We implement compensation practices we believe support the Company’s culture and values. Our goal is to develop and benefit from long-term loyal relationships with our Team Members, customers, vendors, stockholders and other stakeholders.

•

Competitive Compensation Based on Market Analysis. We believe it is important to be market competitive in order to attract talent and enable our people to build successful careers with our Company. To ensure the market competitiveness of compensation levels for the Company’s senior executives, the Compensation Committee reviews and considers a variety of information with the assistance of an independent compensation consultant, including an annual review of target pay levels for each executive using market data for a carefully chosen peer group and other comparable companies. The Compensation Committee generally seeks to position target pay opportunities within a competitive range of the market 50th percentile, except in cases where experience, tenure, performance, or other relevant factors suggest that pay should be positioned above or below the 50th percentile.

We currently maintain the following pay practices that we believe enhance our pay-for-performance philosophy and further align our executives’ interests with those of our stockholders:

We DO Have This Practice		We DO NOT Have This Practice
✓	Incentive award metrics that are objective and tied to Company performance	×	Repricing of options without stockholder approval
✓	Performance-based restricted stock units contingent on the achievement of key performance metrics and subject to a relative total stockholder return modifier	×	Hedging transactions or short sales by executive officers or directors
✓	Robust stock ownership guidelines and minimum holding requirements	×	Tax gross-ups for Named Executive Officers
✓	Compensation recoupment “claw-back” policy	×	Excessive perquisites
✓	Limited perquisites	×	Excise tax gross-ups upon change in control
✓	Robust anti-hedging and anti-pledging policy	×	Payout of dividends or dividend equivalents on unearned or unvested equity
✓	Minimum vesting requirements in equity plan for equity awards to promote retention	×	Pension or defined benefit supplemental executive retirement plan (SERP)
✓	A significant portion of executive compensation is tied to stockholder return in the form of at-risk compensation	×	High percentage of fixed compensation
✓	Double trigger change in control provision for severance and acceleration of equity awards	×	Single trigger change in control provision for severance and acceleration of equity awards
✓	Annual “say-on-pay” advisory votes	×	Liberal change in control definition in equity award or change in control agreements
✓	Annual executive compensation risk assessment by third party to ensure no excessive risk-taking
✓	Competitive pay for senior executives based on rigorous peer analysis as well as individual and overall Company performance

Financial Performance

We delivered exceptional financial results again in fiscal 2021, as evidenced by the following highlights:

Total Compensation Program Elements and Targets

Our financial results and stock performance are reflected in the compensation earned by our executive officers in fiscal 2021, which is indicative of the linkage between the Company’s business strategy and pay philosophy – to be a best-in-class performer driven by best-in-class talent that has a vested interest in our collective, sustainable success. To accomplish our compensation objectives, we use a mix of base salary, short-term incentives and long-term incentives that reward outstanding Company and individual performance and the creation of stockholder value.

The following chart highlights the target pay mix for our Chief Executive Officer and the other Named Executive Officers as a group during fiscal 2021:

Form of Compensation	CEO	Other NEOs (Aggregate)	Description
Base Salary

Fixed cash compensation that serves as the platform for our pay-for-performance programs. Base salary amounts are reviewed annually and adjusted when appropriate, including to reflect material changes to an executive’s role and to maintain market competitiveness.

Annual Cash Incentive

Our annual Cash Incentive Plan (“CIP”) is designed to motivate and reward our executives for successfully executing our short-term business plans and thereby achieving superior financial results.

CIP compensation consists of a cash bonus tied to the Company’s achievement of target net income and the achievement of certain strategic initiatives.

Long-Term Incentives

Our long-term incentive (“LTI”) compensation program makes up the majority of our target pay mix and is designed to motivate and reward executives for successfully executing our long-term business plan and to further align executive and stockholder interests.

Grants are awarded in the form of stock options, RSUs and PSUs. Stock options and RSUs are subject to minimum vesting periods and the vesting of PSUs is subject to the achievement of targets for growth in net sales and earnings per diluted share, subject to adjustment based on relative total stockholder return. The value of all three forms of LTI compensation is based on the market value of our stock and, therefore, links our executive pay to our stock price performance.

We believe the relatively large proportion of long-term incentive compensation opportunities in our target pay mix serves to align our compensation program with our focus on long-term stockholder value creation.

Base Salary

Our base salaries are structured to provide a base-line level of fixed compensation necessary to recruit and retain top talent. Base salaries for fiscal 2021 for our Named Executive Officers were set by our Compensation Committee after reviewing and considering (i) the experience, skills and performance levels of individual executives, (ii) whether there were any material changes to the individual’s role and responsibilities during the year, (iii) each executive’s relative pay level against the market, (iv) internal equity among the team and with the entire Company (in terms of salary increase budgets for the Company), and (v) the Chief Executive Officer’s recommendations (for positions other than his or her own).

Annual Cash Incentive Compensation

In February 2021, the Compensation Committee approved the Company’s 2021 CIP, under which all executive officers were eligible to receive a cash bonus calculated as a specified percentage of the officer’s annual base salary dependent upon the Company’s net income for the year in comparison to a net income target set by the Board (75% weighting) and the achievement of certain strategic initiatives which are identified below (25% weighting), with an award based on the achievement of the strategic initiatives being conditioned upon attainment of the net income threshold.

Financial Performance Metric. The possible amounts payable as a percentage of base salary for the Named Executive Officers based on the attainment of target net income were as indicated in the following table. For attainment of a net income amount within the range of each percentage referenced below, the Company interpolates the actual bonus amount payable.

Attainment of Target Net Income to Plan (Weighted 75% of Target)	Percentage of Base Salary Payable to President and CEO	Percentage of Base Salary Payable to Other NEOs
Less than 90%	—%	—%
At 90% (Threshold)	28.13	14.06
At 100% (Target)	112.50	56.25
At 105%	168.75	84.38
110% or more (Maximum)	225.00	112.50

Strategic Performance Metric. The Company introduced strategic initiatives to the CIP in fiscal 2021 in order to further enhance the linkage between pay and performance. The five strategic initiatives, which are focused on driving overall business growth, include Digital Initiatives, FAST Teams, Fusion, Neighbor’s Club 2.0, and Side Lot Optimization. The strategic initiatives arise from initiatives that the Company has prioritized to advance its long-term strategy and achieve business objectives in its long-range plan, but that may not be adequately rewarded by the portion of the cash bonus calculated on current financial performance. Each strategic initiative is informed through a combination of bottom-up analysis of past performance (when available), top-down assessments of the annual progress required to meet the long-range plan objectives for such initiative and competitive research to benchmark the achievability of the initiative. All five initiatives were evenly weighted, with each representing 5% of the total weighting of 25% of the specified target percentage of the Named Executive Officer’s annual base salary. For attainment of an amount for each strategic initiative within the range of each level referenced below, the Company interpolates the actual bonus amount payable.

Attainment of Target Strategic Initiatives (Weighted 25% of Target)	Percentage of Base Salary Payable to President and CEO	Percentage of Base Salary Payable to Other NEOs
Less than Threshold	—%	—%
Threshold	9.38	4.69
At Target	37.50	18.75
At Maximum	75.00	37.50

2021 CIP Results

Under the terms of the CIP, target net income is defined as budgeted net income, which is intended to be a challenging but attainable target. In determining budgeted net income for fiscal 2021, the Board considered a number of factors, including general economic conditions, performance trends in our business, growth rates of comparable retailers and investor expectations.

The Company’s net income target for fiscal 2021 under the CIP was $796.3 million, which represented a 6.3% increase over fiscal 2020 net income.

For fiscal 2021, our sales performance continued to benefit from the shift of consumer behavior trends due to the COVID-19 pandemic as customers focused on the care of their homes, land and animals, targeted investments in marketing to increase our unaided brand awareness, and other key initiatives to enhance customers’ shopping experience, including the relaunch of the Neighbor’s Club loyalty program. These factors led to growth in new customer acquisition and increased spend from existing customers, which further resulted in an increase in comparable store sales across all major product categories, driven by robust growth for everyday merchandise, including C.U.E. products, and solid demand for seasonal categories. In addition, the Company’s e-commerce sales experienced double-digit percentage growth in fiscal 2021 as compared to fiscal 2020. During fiscal 2021, the Company also experienced increased costs primarily as a result of product cost inflation, rising transportation costs and higher operating costs. These cost increases were driven by contributing factors such as commodity price inflation, labor pressures, rising fuel prices, and global supply chain disruptions in both domestic freight and import freight.

Net sales increased 19.9% to $12.73 billion in fiscal 2021 from $10.62 billion in fiscal 2020. Comparable store sales increased 16.9% in fiscal 2021 versus a 23.1% increase in fiscal 2020. Gross profit increased 19.0% to $4.48 billion in fiscal 2021 from $3.76 billion in fiscal 2020. Operating income increased 31.1% to $1.31 million in fiscal 2021 from $996.9 million in fiscal 2020. For fiscal 2021, net income was $997.1 million, or $8.61 per diluted share, compared to $749.0 million, or $6.38 per diluted share, in fiscal 2020.

Based on the $997.1 million in net income earned by the Company in fiscal 2021, the actual net income was greater than 110% of the target net income amount of $796.3 million. Under the terms of the CIP, the Compensation Committee may exclude any extraordinary or unusual items when determining whether the net income target is met. However, the Compensation Committee did not make any such adjustments in determining the percentage of the net income target achieved in fiscal 2021.

The following table reflects the performance ranges for the strategic initiatives under the CIP for fiscal 2021 as well as the actual achievement by the Named Executive Officers in relation to the targets for such strategic initiatives.

Strategic Initiatives	Minimum	Target	Maximum	Actual
Digital Initiatives (conversion rate improvement)(1)	20.9%	48.4%	75.8%	102.2%
FAST Teams (sales driving initiative execution)	85%	90%	95%	98.5%
Neighbor’s Club 2.0 (percent increase in top tier customers) (2)	94%	(3)	107%	119%
Fusion (stores remodeled)(2)	87.5%	(3)	112.5%	78.0%
Side Lot Optimization (stores remodeled) (2)	87.5%	(3)	112.5%	47.5%
(1)	The attainment levels for Digital Initiatives were established against the conversion rate for 2019 to account for the rapid growth in e-commerce sales during the COVID-19 pandemic in 2020.
(2)	Amounts shown as a percentage of target.
(3)

The target and actual attainment levels for the strategic initiatives have been omitted because such levels involve confidential commercial or financial information the disclosure of which would result in competitive harm to the Company.

As shown above, the Named Executive Officers achieved maximum performance with respect to Digital Initiatives, FAST Teams and Neighbor’s Club 2.0 but did not achieve minimum performance with respect to Fusion and Side Lot Optimization.

With the performance metrics weighted at 75% for the performance metric based on net income and 25% for the strategic initiatives, the Compensation Committee determined that 180% of the target payout amount for each of the Named Executive Officers was achieved in fiscal 2021, resulting in payouts of the following percentages of base salary of the Chief Executive Officer and each of the other Named Executive Officers:

Executive	2021	2020
Harry A. Lawton III	270%	240%
Kurt D. Barton	135%	150%
Robert D. Mills	135%	150%
J. Seth Estep	135%	150%
John P. Ordus	135%	150%

The Compensation Committee has the discretion to withhold all or a portion of the bonuses based upon subjective factors such as individual executive performance, unusual and non-recurring factors and strategic long-term decisions affecting Company performance during the year. The Compensation Committee did not make any such adjustments to the bonuses for fiscal 2021.

The range of possible fiscal year 2021 bonus payments for each Named Executive Officer is shown in the 2021 Grants of Plan-Based Awards Table in the columns titled “Threshold,” “Target” and “Maximum” under the heading titled “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” and the actual amount of bonus payments for each Named Executive Officer is shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

Long-Term Incentive Compensation

LTI awards are issued under the 2018 Omnibus Incentive Plan (the “2018 Plan”), which was approved by the Company’s stockholders on May 10, 2018 and replaced the 2009 Stock Incentive Plan. The awards granted under our LTI program serve to balance our short-term incentives by encouraging executives to work toward the creation of stockholder value over the longer term. The program is designed to directly align executive and stockholder interests, promote executive stock ownership, and attract and retain top performers. The 2018 Plan requires that all awards granted under the plan have a minimum vesting period of at least one year from the grant date, except in limited circumstances. In addition, our executives are required to comply with the Company’s stock ownership requirements. See “Stock Ownership Guidelines.”

Fiscal 2021

The long-term incentive compensation opportunity (“Target LTI Opportunity”) for fiscal 2021 was composed of the following three components: (a) stock options constituting approximately 30% of the Target LTI Opportunity (which vest ratably each year over a three-year period beginning on the grant date), (b) RSUs constituting approximately 35% of the Target LTI Opportunity (which vest ratably each year over a three-year period beginning on the grant date), and (c) PSUs constituting approximately 35% of the Target LTI Opportunity (which, if performance targets are met, vest on the third anniversary of the grant date). The balanced structure of the Target LTI Opportunity is focused on retaining our senior executives and motivating them to create sustainable stockholder value by driving both superior financial results and stock price performance.

The value of the 2021 Target LTI Opportunity provided to each executive (including the Named Executive Officers) was consistent with the prior year. In the future, the Compensation Committee will continue to review the appropriate percentage level of the components of the Target LTI Opportunity as part of the total equity value granted to senior executives.

Timing of Long-Term Incentive Grants

As in prior years, the Compensation Committee granted equity awards in February 2021 after we announced our financial results for fiscal 2020 and the Compensation Committee had the opportunity to consider our expectations and projections for fiscal 2021. The Compensation Committee’s fiscal 2021 regular meeting schedule was determined in the prior fiscal year and the proximity of any awards to other significant corporate events is coincidental. If executive officers are hired or promoted during the year, they generally receive a grant at the first scheduled Compensation Committee meeting following their hire date or promotion date for an aggregate number of stock options, RSUs and PSUs based on position.

Total Equity Grants in Fiscal 2021

Total fiscal year 2021 equity grants (stock options, RSUs and PSUs) to all employees were less than 1% of common shares outstanding, which is in line with historical peer group grant rates.

Stock Options

Philosophy

Our Target LTI Opportunity in fiscal 2021 included stock options, which were awarded under the 2018 Plan. Because options only have value to the executive if the price of the Company’s Common Stock increases after the grant date, we believe these awards closely align executives’ interests with those of other stockholders by encouraging growth in financial results and other key performance metrics that can positively impact the Company’s stock trading price.

All of the stock options granted in fiscal 2021 have minimum vesting periods. The options granted vest ratably each year over a three-year period that begins on the grant date.

Our executive officers are required to hold 50% of net after-tax shares acquired upon exercise of stock options until stock ownership requirements are met. See “Stock Ownership Guidelines” below.

How Fiscal 2021 Option Grant Levels Were Determined

Approximately 30% of the Target LTI Opportunity for fiscal 2021 was composed of stock option grants. The Black-Scholes method was used to determine the value of the stock option portion of the Target LTI Opportunity. In February 2021, the Compensation Committee granted to each Named Executive Officer the number of options set forth in the 2021 Grants of Plan-Based Awards table under the heading “All Other Option Awards: Number of Securities Underlying Options” below.

Restricted Stock Units (RSUs)

Philosophy

Our Target LTI Opportunity in fiscal 2021 included RSUs, which were awarded under the 2018 Plan. We believe RSUs align stockholder and executive interest and serve as an effective retention tool. Like stock options, grants of RSUs are designed to reward our executive officers for creating long-term stockholder value. Unlike stock options, however, RSUs represent the full value of a share of the Company’s Common Stock and have value whether or not the price of the Company’s stock goes up. However, the value of RSUs can either increase or decrease based on the trading price of the Company’s stock.

All RSUs granted to the Named Executive Officers in fiscal 2021 vest ratably, subject to continued employment, each year over a three-year period that begins on the grant date.

Our executive officers are required to hold 50% of net after-tax shares acquired on vesting of RSUs until stock ownership requirements are met. See “Stock Ownership Guidelines” below.

How Fiscal 2021 Restricted Stock Unit Grant Levels Were Determined

Approximately 35% of the Target LTI Opportunity for fiscal 2021 was composed of RSU grants. The market value of our Common Stock was used to determine the RSU portion of the Target LTI Opportunity. In February 2021, the Compensation Committee granted to each Named Executive Officer the number of RSUs set forth in the 2021 Grants of Plan-Based Awards table under the heading “All Other Stock Awards: Number of Shares of Stock or Units” below.

Performance-Based Restricted Share Units (PSUs)

Philosophy

Our Target LTI Opportunity in fiscal 2021 included PSUs for senior executives, which were awarded under the 2018 Plan. The number of PSUs that vest, if any, is based upon the achievement of the targeted performance metrics. The performance metrics for the PSUs are growth in net sales and growth in earnings per diluted share, with each of the metrics weighted 50%. Like stock options, grants of PSUs are designed to reward our executive officers for creating long-term stockholder value. Unlike stock options, however, if the performance thresholds are not met, the PSUs do not vest and the executive does not receive compensation. If the performance thresholds and the service conditions are met, PSUs vest and a vested PSU represents the full value of a share of the Company’s Common Stock. The value of PSUs can either increase or decrease based on the trading price of the Company’s stock.

The achievement of the performance metrics for PSUs granted in fiscal 2021 is dependent upon the Company’s net sales and earnings per diluted share for the three-year performance period ending at the end of fiscal 2023 as compared to the target level of achievement set by the Board. The target level of achievement for PSUs is set by the Board in consideration of a number of factors, including general economic conditions, performance trends in our business, growth rates of comparable retailers and investor expectations. The earnings per diluted share target also includes an assumption of share repurchase activity over the performance period. In 2021, performance metrics for the annual PSU grants also include a relative total stockholder return (“TSR”) modifier. The TSR modifier was included in order to continue to enhance the linkage between pay and performance. Both the performance metrics and the TSR modifier of the PSUs granted in 2021 use a three-year performance period.

For grants in 2021, this TSR modifier may result in the number of shares earned from PSU awards being reduced or increased if TSR over the three-year performance period relative to the S&P 500 on the first day of the performance period (“comparator group”) falls outside of a defined range. Specifically, after the performance results are certified, the award will be modified up or down as follows, if applicable:

If TSR over the three-year performance period is:	Then:
At or above the 75th percentile of the comparator group	The award will be increased 25%
At or above the 25th and below the 75th percentile of the comparator group	No change to the award
Below the 25th percentile of the comparator group	The award will be decreased 25%

The potential range of PSU achievement for PSUs granted during 2021 without applying any TSR modifier is indicated in the following table. For attainment of an achievement amount within the range of each percentage referenced below, the Company will interpolate the actual achievement obtained.

		Fiscal 2023 Potential Achievement
PSU Performance Metrics		Threshold (50% Achievement)	Target (100% Achievement)	Maximum (200% Achievement)
Net Sales (in thousands)	50% Weight	$11,630,000	$12,425,000	$13,222,000
Earnings per Diluted Share	50% Weight	$7.52	$8.04	$8.55

The potential range of PSU achievement for awards granted during 2020, with a 2022 achievement date, is also indicated in the table below. For attainment of an achievement amount within the range of each percentage referenced below, the Company will interpolate the actual achievement obtained. PSUs granted during 2020 are not subject to a TSR modifier.

		Fiscal 2022 Potential Achievement
PSU Performance Metrics		Threshold (50% Achievement)	Target (100% Achievement)	Maximum (200% Achievement)
Net Sales (in thousands)	50% Weight	$9,480,000	$10,106,000	$10,732,000
Earnings per Diluted Share	50% Weight	$5.83	$6.18	$6.53

The value of the PSU grants reflects the grant date fair value of the awards assuming target level achievement. The actual achievement may be higher or lower than the target and the actual number of shares awarded may be more or less. The actual number of shares awarded with respect to the 2021 grants may also be more or less as a result of the TSR modifier. Once the performance period ends, the Compensation Committee will consider all relevant factors, including the impact of share repurchases, in order to determine whether the targets were met and, if so, the corresponding level of achievement. If the performance targets are met, all PSUs granted to the Named Executive Officers in fiscal 2021 and 2020 vest 100% on the third anniversary of the grant date, subject to continued employment.

Our executive officers are required to hold 50% of net after-tax shares acquired on vesting of PSUs until stock ownership requirements are met. See “Stock Ownership Guidelines” below.

How Fiscal 2021 PSU Grant Levels Were Determined

Approximately 35% of the Target LTI Opportunity for fiscal 2021 was composed of PSU grants. The market value of our Common Stock was used to determine the PSU portion of the Target LTI Opportunity. The range of possible vesting of 2021 PSU grants for each Named Executive Officer is set forth under the headings “Threshold”, “Target” and “Maximum” in the 2021 Grants of Plan-Based Awards table under the heading “Estimated Possible Payouts Under Equity Incentive Plan Awards” below.

Achievement for 2019-2021 PSU Grants and Mr. Lawton’s 2020 PSU Grant

Each of our Named Executive Officers, other than Mr. Lawton who became an executive officer in 2020, was an executive officer of the Company when PSUs were granted in 2019 under the 2018 Plan. The performance metrics for the PSUs granted in fiscal 2019 were growth in net sales and growth in earnings per diluted share over a three-year performance period ending December 25, 2021 as compared to the target level of achievement set by the Board, with each of the metrics weighted at 50%. The earnings per diluted share target also included an assumption of share repurchase activity over the performance period. The potential range of achievement and actual achievement for the PSUs granted in 2019 are indicated in the following table:

		Fiscal 2021 Potential Achievement			Fiscal 2021 Actual Achievement
PSU Performance Metrics		Threshold (50% Achievement)	Target (100% Achievement)	Maximum (200% Achievement)
Net Sales (in thousands)	50% Weight	$8,900,000	$9,494,000	$10,087,000	$12,731,000
Earnings per Diluted Share	50% Weight	$5.15	$5.47	$5.80	$8.61

Based on the maximum level of achievement for each performance metric as set forth above, the Compensation Committee approved the vesting and payment of the PSUs granted in 2019 at 200% of target, resulting in each of the Named Executive Officers, other than Mr. Lawton, receiving the following number of shares underlying these PSUs:

Executive	PSUs at Maximum Vesting (# of Shares)
Kurt D. Barton	12,346
Robert D. Mills	9,054
J. Seth Estep	4,114
John P. Ordus	4,114

Additionally, Mr. Lawton was granted PSUs valued at approximately $2,500,000 in February 2020 at the first Compensation Committee meeting after his hire date, which vested on the second anniversary of the grant date based on achievement of the same performance metrics and targets underlying the PSUs granted in 2019. Similar to the 2019 PSUs, each of the performance metrics was weighted at 50% in determining achievement. Based on the maximum level of achievement of each performance metric underlying Mr. Lawton’s PSUs, the Compensation Committee approved the vesting and payment of such PSUs at 200% of target, resulting in the receipt by Mr. Lawton of 56,942 shares underlying these PSUs.

2022 Changes to Long-Term Incentive Compensation

Protective Agreements for PSU Grants in 2022

In connection with the grant to the Named Executive Officers of PSUs on February 9, 2022 covering a three-year performance period ending in fiscal 2024, each of the Named Executive Officers entered into a protective agreement with the Company, which provides that, during the course of such Named Executive Officer’s employment and for 24 months for the CEO or for 18 months for each of the other Named Executive Officers following termination of his employment for any reason, the Named Executive Officer will not perform the same or similar responsibilities that he performed for the Company for any competitor of the Company in connection with a competing product or service, will not solicit or employ current or former employees of the Company and will not directly or indirectly interfere with the Company’s relationships with its vendors or suppliers. The protective agreement further provides that the Named Executive Officer shall not disclose or use confidential or proprietary information or trade secrets of the Company so long as such information remains confidential and shall not disparage the Company or its affiliates at any time. In the event of a breach of the protective agreement by the Named Executive Officer, the PSUs granted in connection with the Named Executive Officer’s entry into the protective agreement will be automatically forfeited.

2022 Long-Term Incentive Opportunity

On February 9, 2022, the Compensation Committee reviewed the LTI compensation program for the Named Executive Officers to determine whether any changes were necessary, including with respect to the award mix and values, for fiscal 2022. Following this review, the Compensation Committee approved the Target LTI Opportunity for the Named Executive Officers for fiscal 2022 to include: (a) stock options constituting approximately 25% of the Target LTI Opportunity (which vest ratably each year over a three-year period beginning on the grant date), (b) RSUs constituting approximately 25% of the Target LTI Opportunity (which vest ratably each year over a three-year period beginning on the grant date) and (c) PSUs constituting approximately 50% of the Target LTI Opportunity (which, if performance targets are met, cliff vest on the third anniversary of the grant date).

How the Company Makes Compensation Decisions

Stockholder Engagement and Advisory Vote on Executive Compensation

At our 2021 Annual Meeting of Stockholders, 85.9% of the shares represented at the meeting voted to approve, on an advisory basis, the compensation of our Named Executive Officers as described in our 2021 proxy statement. The Compensation Committee considered the results of the vote and concluded that the stockholders support the Company’s executive compensation policies and programs, which the Compensation Committee believes continue to provide a competitive pay-for-performance package that effectively incents our Named Executive Officers, encourages long-term retention and aligns the interests of our executives with our stockholders. The Company’s financial performance in fiscal year 2021 reinforces the Compensation Committee’s view that our executive compensation program is achieving its objectives. The Compensation Committee welcomes, and will continue to consider, stockholder views about our core compensation principles when determining executive compensation policies and programs.

Roles of the Compensation Committee, Executive Officers and Independent Consultant

The Compensation Committee works closely with key members of management and its independent compensation consultant to set the compensation for the Company’s executives. The roles played by each of these groups are as follows:

Compensation Committee – The Compensation Committee, in order to assist the Board in the discharge of its fiduciary responsibilities relating to the fair and competitive compensation of the executives of the Company:

•	Reviews and approves the Company’s compensation philosophy;
•	Reviews and approves the executive compensation programs, plans and awards;
•	Reviews and approves the compensation of the Chief Executive Officer and all other executive management members;
•	Administers the Company’s short- and long-term incentive plans and other stock or stock-based plans;
•	Reviews and assesses senior level positions and evaluates performance; and
•	Works with the Board and provides oversight of talent development and succession planning, diversity and inclusion.

Chief Executive Officer – The Chief Executive Officer regularly attends Compensation Committee meetings except as otherwise directed by the Compensation Committee. The Chief Executive Officer provides the Compensation Committee with his or her assessment of the performance of the executive management members. The Compensation Committee, with the Chief Executive Officer present, discusses this input, along with the market data provided by the Compensation Committee’s independent consultant. The Compensation Committee then approves or modifies the recommendations of the Chief Executive Officer with respect to compensation for the other executive management members. The Chief Executive Officer does not participate in the decision-making regarding his or her own compensation and is not present when his or her compensation is discussed.

Other Management – The Company’s Human Resources leader assists the Chief Executive Officer and acts as a liaison to the Compensation Committee and its independent consultant. The Company’s Chief Financial Officer and General Counsel also attend meetings, as requested. No other members of management are regularly involved in the executive compensation process or in executive compensation decisions.

Independent Consultant – Pearl Meyer was engaged by the Compensation Committee for an eleventh year to provide consulting services relating to executive compensation. Pearl Meyer reports directly to the Compensation Committee and provides no other services to the

Company. An annual assessment of Pearl Meyer’s services is conducted and shared with them. In connection with its engagement of Pearl Meyer and in furtherance of maintaining the independence of the Compensation Committee’s compensation consultant, the Compensation Committee conducted an independence assessment and determined that Pearl Meyer is independent. In making such determination, the Compensation Committee considered several factors including, but not limited to, the amount of fees received by Pearl Meyer from the Company as a percentage of Pearl Meyer’s total revenue, Pearl Meyer’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact Pearl Meyer’s independence. The Compensation Committee is not aware of any, and has not had to address, any potential conflicts of interest that Pearl Meyer may have with Board members or Company management.

Each year, the Compensation Committee requests that its consultant provide an updated competitive market study. The market study focuses on a peer group that is reviewed and approved by the Compensation Committee and that is designed to (i) position Tractor Supply close to the median on key criteria such as revenue, growth, market value, enterprise value, price-to-earnings ratio and total stockholder return, (ii) reduce the overall size dispersion (high to low) within the group and (iii) focus on companies operating in similar retail categories and/or markets. Market data is also sourced from a variety of reputable compensation surveys that contain pay data for comparable executive positions at comparable companies. This data serves as a useful reference point and is used in conjunction with discussions regarding potential differences in the position at Tractor Supply, the performance and potential of the incumbent executive, and any internal equity considerations. Although market pay data is shown at the 25th, 50th and 75th percentile market levels, the Committee generally focuses on positioning target pay opportunities within a competitive range of the market 50th percentile, except in cases where experience, tenure, performance, or other relevant factors suggest that pay should be positioned above or below the 50th percentile. The Compensation Committee generally considers a range of plus or minus 10% of the targeted compensation level to be competitive.

Peer Group

Pay data from the following peer group was used to make informed executive compensation decisions in fiscal 2021:

Advance Auto Parts, Inc.	Dick’s Sporting Goods, Inc.	Ross Stores, Inc.
AutoZone, Inc.	Dollar General Corporation	ULTA Beauty, Inc.
Burlington Stores, Inc.	Dollar Tree, Inc.	Williams-Sonoma, Inc.
Carmax, Inc	L Brands, Inc.
Casey’s General Stores, Inc.	O’Reilly Automotive, Inc.

Harry A. Lawton III

President and CEO

The Board based its assessment of Mr. Lawton’s performance primarily upon its evaluation of the Company’s financial performance. Despite the unprecedented challenges of the COVID-19 pandemic, the Company under Mr. Lawton’s leadership exceeded its financial goals and met its strategic goals. Mr. Lawton led the management team to pivot quickly with actions to adjust resources and store hours to service customer needs, increase inventory supply for essential products, and initiate Buy Online Pickup In Store to provide additional shopping options. In addition, with health and safety as the top priority, the Company identified and adopted effective procedures to keep Team Members and customers safe. With the introduction of the Life Out Here strategy, Mr. Lawton and the rest of the management team have created a strong foundation to drive sustainable growth for the future.

In addition to the solid financial performance during 2021, the evaluation of Mr. Lawton’s performance is based on the following accomplishments:

•  Achieved strong execution on our Life Out Here strategy to drive traffic and conversion, attract new customers, investing over $600 million in the growth of our business, attracting new customers, increasing productivity and showing appreciation for our Team Members;

•  Opened 80 new stores, celebrating a significant milestone with the opening of our 2,000th store in White House, TN;

•  Re-launched our Neighbor’s Club loyalty program, reaching nearly 24 million members and increasing top-tier customers to 27%;

•  Finished the year with over 300 Fusion remodels and over 160 Side Lot additions complete since the beginning of the Company’s multi-year remodeling project in 2020;

•  Deployed 1200 Field Activity Support Teams (“FAST”) Team Members to drive efficiency in our merchandising execution;

•  Increased our digital business to nearly $1.0 billion, increasing visitors and conversion and achieving over 2 million downloads of our mobile app by the end of 2021; and

•  Announced new ESG goals to further reduce our carbon emissions and continue progress on DE&I. Under Mr. Lawton’s leadership, the Company has posted two consecutive years of the highest revenue and profit in the Company’s history and has substantially increased shareholder value.

Target Compensation	Compensation Components and Considerations
$9.625 million

Base Salary:

Mr. Lawton’s base salary was $1,150,000 for fiscal 2021.

Annual CIP Bonus:

Mr. Lawton’s target award under the CIP was 150% of his base salary. However, the award can range from 0% of his base salary, if the Company achieves less than 90% of target net income and below threshold for each of the five strategic initiatives, to 300% of his base salary, if the Company’s net income meets or exceeds 110% of the target and each strategic initiative meets or exceeds maximum. As a result of the Company attaining in excess of 110% of target net income and three of the strategic initiatives attaining maximum achievement, Mr. Lawton was awarded 270% of his base salary under the CIP.

Long-Term Incentive:

Mr. Lawton received long-term equity incentives at a target value of $6,750,000, comprised of 30% stock options, 35% RSUs and 35% PSUs.

Pay Element	Target Value	Awarded Value (1)
Base Salary	$1,150,000	$1,147,115
Annual CIP Bonus	$1,725,000	$3,105,000
Long-Term Incentive
Stock Options	$2,025,000	$2,024,973
RSUs	$2,362,500	$2,362,406
PSUs	$2,362,500	$2,362,388
Total	$9,625,000	$11,001,882
(1)	This amount matches the Summary Compensation Table with the exception of a portion of the all other compensation column.

The Compensation Committee based its assessment of each of the other named executive officers upon its evaluation of the Company’s performance and the individual performance of each named executive officer. Each of the named executive officers contributed to the Company’s performance as a member of the Executive Committee and as a leader of a business or a function.

Kurt D. Barton

Executive Vice President - Chief Financial Officer and Treasurer

In addition to his contribution to our Company’s overall performance, Mr. Barton:

•  Exceeded target earnings per share, as well as generated significant cash flow to reinvest over $600 million in capital expenditures and returned over $1 billion of capital to shareholders, while supporting the continued business momentum and scaling of strategic initiatives;

•  Provided transparency and strategic insights to business leaders, drove profit improvement through indirect procurement and the Private Label Credit Card; significantly improved planning and forecasting activities; and led transformation, growth and continuous improvement of the Company’s finance organization and processes;

• Enhanced ESG reporting to promote transparency and continuous improvement in furthering the Company’s stewardship program; and
• Grew total shareholder value by over 70% under his leadership in 2021.

Target Compensation	Compensation Components and Considerations
$2.61 million

Base Salary:

Mr. Barton’s base salary was $635,000 for fiscal 2021, an increase of 2.4% from $620,000 in 2020. The increase was based on his performance and a desire to strengthen his overall compensation in comparison to the market.

Annual CIP Bonus:

Mr. Barton’s target award under the CIP was 75% of his base salary. However, the award can range from 0% of his base salary, if the Company achieves less than 90% of target net income and below threshold for each of the five strategic initiatives, to 150% of his base salary, if the Company’s net income meets or exceeds 110% of the target and each strategic initiative meets or exceeds maximum. As a result of the Company attaining in excess of 110% of target net income and three of the strategic initiatives attaining maximum achievement, Mr. Barton was awarded 135% of his base salary under the CIP.

Long-Term Incentive:

Mr. Barton received long-term equity incentives at a target value of $1,500,000, comprised of 30% stock options, 35% RSUs and 35% PSUs.

Pay Element	Target Value	Awarded Value (1)
Base Salary	$635,000	$633,270
Annual CIP Bonus	$525,000	$857,250
Long-Term Incentive
Stock Options	$450,000	$449,987
RSUs	$525,000	$524,871
PSUs	$525,000	$524,927
Total	$2,660,000	$2,990,305
(1)	This amount matches the Summary Compensation Table with the exception of the all other compensation column.

Robert D. Mills

Executive Vice President - Chief Technology, Digital Commerce and Strategy Officer

In addition to his contribution to our Company’s overall performance, Mr. Mills:

•  Drove our second consecutive year of record-breaking omni-channel sales, with 2.79% improvement in conversion for 2021, achieved over 2 million mobile app downloads, 10% of sales on the mobile app, over 4.5 Star mobile app store ratings and over 90 digital releases;

•  Launched our first ever customer facing mobile app, driving over two million downloads and accounting for 10% of e-commerce sales;

•  Delivered new technology capabilities to support our Neighbor’s Club loyalty program, warehouse management systems, mobile devices and tools for our Team Members, and continued support of our business growth; and

•  Executed on our Life Out Here strategy, continuing to evolve the strategy to extend our growth vision and goals through 2026.

Under Mr. Mills’ leadership, the technology organization was recognized as one of the Best Places to Work in IT by IDG/Computerworld.

Target Compensation	Compensation Components and Considerations
$2.63 million

Base Salary:

Mr. Mills’ base salary was $590,000 for fiscal 2021, an increase of 2.6% from $575,000 in 2020. The increase was based on his performance and a desire to strengthen his overall compensation in comparison to the market.

Annual CIP Bonus:

Mr. Mills’ target award under the CIP was 75% of his base salary. However, the award can range from 0% of his base salary, if the Company achieves less than 90% of target net income and below threshold for each of the five strategic initiatives, to 150% of his base salary, if the Company’s net income meets or exceeds 110% of the target and each strategic initiative meets or exceeds maximum. As a result of the Company attaining in excess of 110% of target net income and three of the strategic initiatives attaining maximum achievement, Mr. Mills was awarded 135% of his base salary under the CIP.

Long-Term Incentive:

Mr. Mills received long-term equity incentives at a target value of $1,600,000, comprised of 30% stock options, 35% RSUs and 35% PSUs.

Pay Element	Target Value	Awarded Value (1)
Base Salary	$590,000	$588,270
Annual CIP Bonus	$442,500	$796,500
Long-Term Incentive
Stock Options	$480,000	$479,995
RSUs	$560,000	$559,937
PSUs	$560,000	$559,999
Total	$2,632,500	$2,984,701
(1)	This amount matches the Summary Compensation Table with the exception of the all other compensation column.

J. Seth Estep

Executive Vice President - Chief Merchandising Officer

In addition to his contribution to our Company’s overall performance, Mr. Estep:

•  Drove our 12th consecutive year of positive comparable store sales growth by ensuring our assortment meets our customers’ needs, focusing on consumable, usable and edible (“C.U.E.”) products and the things our customers need to support the Out Here lifestyle;

• Ensured we are in-stock and able to serve our customer in the face of unprecedented inflation and supply chain challenges impacting the industry;

•  Executed a record number of planogram resets to drive innovation, newness and seasonal sets and exceeded FAST funding targets; and

•  Launched our full Fusion & Side Lot remodel program, completing 15% of our stores in 2021, with a goal of providing enhanced experiences, operational improvements and wider assortments.

Target Compensation	Compensation Components and Considerations
$2.21 million

Base Salary:

Mr. Estep’s base salary was $580,000 for fiscal 2021, an increase of 5.5 % from $550,000 in fiscal 2020.

Annual CIP Bonus:

Mr. Estep’s target award under the CIP was 75% of his base salary. However, the award can range from 0% of his base salary, if the Company achieves less than 90% of target net income and below threshold for each of the five strategic initiatives, to 150% of his base salary, if the Company’s net income meets or exceeds 110% of the target and each strategic initiative meets or exceeds maximum. As a result of the Company attaining in excess of 110% of target net income and three of the strategic initiatives attaining maximum achievement, Mr. Estep was awarded 135% of his base salary under the CIP.

Long-Term Incentive:

Mr. Estep received long-term equity incentives at a target value of $1,200,000, comprised of 30% stock options, 35% RSUs and 35% PSUs.

Pay Element	Target Value	Awarded Value (1)
Base Salary	$580,000	$576,539
Annual CIP Bonus	$435,000	$783,000
Long-Term Incentive
Stock Options	$360,000	$359,996
RSUs	$420,000	$419,953
PSUs	$420,000	$420,000
Total	$2,215,000	$2,559,488
(1)	This amount matches the Summary Compensation Table with the exception of a portion of the all other compensation column.

John P. Ordus

Executive Vice President - Chief Stores Officer

In addition to his contribution to our Company’s overall performance, Mr. Ordus:

•  Created more time for our Team Members to spend with customers by implementing operating models such as implementation of FAST teams, implementation of high-volume operating model, new payroll models, delivery growth and enterprise analytics to drive efficiency and deliver outperforming customer service metrics;

• Led the real estate team and opened 80 new stores, celebrating a significant milestone with the opening of our 2,000th store in White House, TN;

•  Added 3,600+ new Team Members and trained them through rolling out new district learning centers to deliver on the promise of legendary customer service;

•  Made sure the team was fully staffed in 2,000 stores; and

•  Performed over 7,000 promotions in 2021, through a culture of high performing development by using competency-based development plans and high potential development programs for key leadership positions.

Target Compensation	Compensation Components and Considerations
$2.18 million

Base Salary:

Mr. Ordus’ base salary was $580,000 for fiscal 2021, an increase of 5.5 % from $550,000 in fiscal 2020.

Annual CIP Bonus:

Mr. Ordus’ target award under the CIP was 75% of his base salary. However, the award can range from 0% of his base salary, if the Company achieves less than 90% of target net income and below threshold for each of the five strategic initiatives, to 150% of his base salary, if the Company’s net income meets or exceeds 110% of the target and each strategic initiative meets or exceeds maximum. As a result of the Company attaining in excess of 110% of target net income and three of the strategic initiatives attaining maximum achievement, Mr. Ordus was awarded 135% of his base salary under the CIP.

Long-Term Incentive:

Mr. Ordus received long-term equity incentives at a target value of $1,200,000, comprised of 30% stock options, 35% RSUs and 35% PSUs.

Pay Element	Target Value	Awarded Value (1)
Base Salary	$565,000	$563,270
Annual CIP Bonus	$420,000	$762,570
Long-Term Incentive
Stock Options	$360,000	$359,996
RSUs	$420,000	$419,953
PSUs	$420,000	$420,000
Total	$2,185,000	$2,525,789
(1)	This amount matches the Summary Compensation Table with the exception of a portion of the all other compensation column.

Stock Ownership Guidelines

Executives of the Company are expected to acquire and continue to hold shares of the Company’s Common Stock having an aggregate market value from time to time which equals or exceeds a multiple of base compensation as outlined below within five years of initial appointment.

Title	Ownership Guideline
Chief Executive Officer	6x base compensation
President	4x base compensation
Executive Vice President and Chief Financial Officer	3x base compensation
Senior Vice President	2x base compensation
Vice President	1x base compensation

If an executive holds multiple positions with different ownership requirements, the executive must comply with the highest applicable requirement. Each executive is required to retain 50% of net after-tax shares acquired on exercise of stock options or vesting of RSUs or PSUs until the stock ownership requirements are met. Once the target ownership level is achieved by an executive, that executive will not be required to acquire any additional shares in the event the stock price decreases, provided the underlying number of shares are held by the executive.

The Compensation Committee evaluates executive officer compliance with this policy annually. The Compensation Committee and the Board, in their sole discretion, may waive or extend the time for compliance with this policy. Factors which may be considered include, but are not limited to, limitations on ability to purchase resulting from blackout periods and the personal financial resources of the employee. The Compensation Committee has not granted any waivers or extended the time for compliance with this policy within the last five years. There is a five-year transition period to allow individuals to become compliant with the policy. All of the Company’s executive officers currently meet this standard or are within the period for initial compliance.

Additional Compensation Information

Deferred Compensation

The Company’s officers may elect to participate in the Executive Deferred Compensation Plan. The Executive Deferred Compensation Plan enhances the Company’s ability to attract and retain the services of qualified persons by providing highly compensated employees a vehicle to contribute additional amounts to tax-deferred savings above the amounts they can contribute to the Company’s 401(k) Plan, which are limited by the United States Internal Revenue Service (“IRS”). For additional information about the Executive Deferred Compensation Plan, please see the discussion under the heading “2021 Non-Qualified Deferred Compensation.”

CEO Employment Agreement and Severance Benefits

On November 6, 2019, the Board adopted the Tractor Supply Company Severance Plan (the “Severance Plan”), which was designed to provide severance benefits in connection with an involuntary termination without cause to the President of Petsense, LLC and any person who qualified as a Senior Vice President or an Executive Vice President of the Company and was designated by the Board on the effective date of the Severance Plan as an eligible employee thereunder. The Severance Plan expired pursuant to its terms on June 13, 2021. Prior to its expiration, each of the Named Executive Officers, other than Mr. Lawton, was eligible to receive benefits under the Severance Plan. Upon an involuntary termination without cause (as defined in the Severance Plan), the Severance Plan provided for a cash severance payment, payment of a pro-rata portion of the employee’s annual bonus, limited acceleration of vesting for outstanding and unvested equity awards, and limited continuation of medical and dental insurance, among other benefits, subject to the eligible employee’s execution of a general release in favor of the Company and agreement to certain covenants regarding the confidentiality of the Company’s trade secrets, non-solicitation of Company employees and non-competition with the Company. Following expiration of the Severance Plan, the Named Executive Officers are not entitled to any severance payments or benefits other than those provided under their change in control agreements, as further described under the heading, “Potential Payments Upon Termination or Change in Control.”

The Company does not typically enter into employment agreements with employees, and no executive is party to an employment agreement with the Company with the exception of the Company’s Chief Executive Officer, Harry A. Lawton III.

Mr. Lawton’s employment agreement sets forth the obligations of the Company to Mr. Lawton and certain rights, responsibilities and duties of Mr. Lawton. The employment agreement has a term of three (3) years that began on January 13, 2020 (the “Effective Date”). Mr. Lawton is entitled to an initial base salary of $1,125,000 per year, is eligible to participate in such bonus plans as the Board may determine appropriate for executive officers of the Company (Mr. Lawton’s annual target bonus shall be no less than 125% of the Minimum Base Salary as defined in the employment agreement) and became eligible to participate in such equity incentive plans as the Company’s Compensation Committee may determine appropriate for executive officers of the Company beginning in 2021. At the first Board meeting following the Effective Date, Mr. Lawton was granted the following equity awards: (i) RSUs with a fair value, as determined by the Board, of $1,500,000 (such restricted stock unit award vested on the first anniversary of the grant date); (ii) PSUs having a fair value, as determined by the Board, of $2,500,000 (the performance targets for the PSUs are the same as the targets included in the Company’s PSU awards granted in 2019 and have the same performance period as those awards); (iii) RSUs, having a fair value, as determined by the Board, of $1,925,000; (iv) PSUs having a fair value, as determined by the Board, of $1,925,000; and (v) stock options having a fair value, as determined by the Board, of $1,650,000. Mr. Lawton was paid a signing bonus in cash in the amount of $1,000,000, which vested on January 13, 2022 (the second anniversary of the Effective Date). The Company also agreed to reimburse Mr. Lawton for reasonable relocation costs and temporary housing costs for a period not to exceed eight (8) months in accordance with Company policy.

The employment agreement with Mr. Lawton contains covenants regarding the confidentiality of the Company’s trade secrets and non-solicitation of Company employees and non-competition with the Company for a period of 24 months following any termination of employment. The severance pay that would be provided to Mr. Lawton by the agreement has been deemed by the Compensation Committee to be commensurate with the value to the Company of the restrictive covenants under which Mr. Lawton would operate after a separation of employment. Certain provisions of Mr. Lawton’s employment agreement and certain payments that would be due to Mr. Lawton upon termination of his employment are described in more detail under the heading, “Potential Payments Upon Termination or Change in Control.”

Change in Control Benefits

It is our belief that reasonable change in control protections are necessary for select positions in order to recruit and retain effective executive management. Furthermore, providing change in control benefits should increase the cooperation of executive management with respect to potential change in control transactions that would be in the best interests of stockholders. We also believe the requirement for each Named Executive Officer currently employed by the Company to continue employment for six months after a change in control should allow the Company sufficient time to find other qualified persons to serve in these positions, if desired, as well as provide an adequate transition period and allow for business continuity.

For those reasons, each of the Named Executive Officers is party to an agreement with the Company whereby, in the event the employment of such executive officer is terminated during the term of the agreement following a change of control of the Company other than (i) by the Company for cause, (ii) by reason of death, disability or retirement or (iii) by the executive officer without good reason (as such terms are defined in the agreement), certain severance benefits will be paid to such executive officer. Each Named Executive Officer party to a change in control agreement must execute and not revoke a general waiver and release of claims. In addition, each Named Executive Officer party to a change in control agreement must commit to be employed with the Company for six months following such change in control. Each Named Executive Officer party to a change in control agreement has agreed not to compete with the Company during their employment and for an 18-month period (24-month period for Mr. Lawton) after termination of employment following a change in control.

Our agreements with Mr. Lawton and our executive officers do not allow for the gross-up of change in control payments and include double trigger change in control provisions for severance benefits and for acceleration of equity awards. The change in control benefits are described in more detail under the heading “Potential Payments Upon Termination or Change in Control.”

Other Benefits

Executive management participates in the Company’s other benefit plans on the same terms as other employees. These plans include medical, dental and vision benefits, extended sick pay, long-term disability, the Company’s Employee Stock Purchase Plan, 401(k) Plan and a 15% employee discount on merchandise purchased in the Company’s stores or website. Additionally, officers participate in the Executive Life Insurance Plan which provides for basic term life insurance coverage up to a maximum of $1,000,000, and the Company sponsored Executive Supplemental Individual Disability Insurance program, which provides for additional disability insurance coverage above the limits of the group long-term disability plan not to exceed 60% of monthly income. No other significant benefits are provided.

Compensation Risk Assessment

In November 2021, the Company completed an assessment of its compensation policies, programs and practices and the Compensation Committee’s independent consultant completed an assessment of the executive compensation program to determine whether there were any risks related to the design or operation of these plans and programs that were reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviewed and discussed these assessments and concluded that the Company’s compensation practices and programs do not encourage excessive risk taking and are not reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the following mitigating factors were also identified and considered:

•	Oversight by an independent and active compensation committee operating under a clearly defined charter with a detailed annual calendar and meeting schedule;
•	Robust analytics to support compensation decisions (including market pay data, relative performance comparisons, executive compensation tally sheets, etc.);
•	Target pay mix consistent with industry peers and that appropriately balances fixed vs. variable, short-term vs. long-term, and cash vs. equity-based compensation;
•	Appropriate caps on short-term cash incentives;
•	Balanced equity grants that include stock options, RSUs and PSUs;
•	Multi-year vesting on stock-based compensation awards;
•	Minimum stock ownership requirements and mandatory holding periods for executives; and
•	Executive compensation recoupment clawback policy.

Executive Compensation Recoupment Clawback Policy

The Compensation Committee has an executive compensation recovery policy that permits the Company to seek to require the return, repayment, or forfeiture of any cash or equity-based incentive compensation payment or award made or granted to any current or former executive officer of the Company during the three completed fiscal years immediately preceding the date on which the Company is required to prepare a restatement of its financial statements due to material noncompliance of the Company with any financial reporting requirement under the federal securities laws or similar revision of performance indicators on which cash or equity-based incentive compensation was based (a “Restatement”), if: (i) the payment or award was made or granted based wholly or in part upon the attainment of a Company financial reporting measure (including, without limitation, (a) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, (b) any measure that is derived wholly or in part from such measure and/or (c) any measure of stock price or total shareholder return); and (ii) a lower payment or award would have been made or granted to the executive officer based upon the restated financial results had there not been a Restatement. In each such instance, the amount required to be returned, repaid, or forfeited shall be the amount by which the executive officer’s payment or award for the relevant period exceeded the lower payment or award that would have been made or granted based on the restated results.

No Hedging/No Pledging Policy

In addition to insider trading restrictions, the Company has a policy that prohibits all employees and Board members from engaging in any of the following transactions in the Company’s securities:

•	Short sales;
•	Buying or selling put or call options or other derivative securities;
•	Hedging or monetization transactions such as zero-cost collars and forward sale contracts; and
•	Holding securities in a margin account or otherwise pledging securities as collateral for a loan

Executive Compensation Tax Deductibility

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation for certain executive officers that is more than $1 million. Prior to the enactment of the Tax Cuts and Jobs Act in December 2017, Section 162(m) provided an exemption from this deduction limitation for compensation that qualified as “performance-based compensation.” The exemption for performance-based compensation was repealed, however, effective for taxable years beginning after December 31, 2017 and subject to transition relief for certain arrangements in place as of November 2, 2017. These changes will cause more of the compensation paid by the Company to be non-deductible under Section 162(m) in the future and will eliminate the Company’s ability to structure performance-based awards to be exempt from Section 162(m).

In designing the Company’s executive compensation program and determining the compensation of its executive officers, including the named executive officers, the Compensation Committee considers a variety of factors, including the potential impact of the Section 162(m) deduction limit. The Compensation Committee will not necessarily limit executive compensation, however, to that which is or may be deductible under Section 162(m). Interpretations of and changes in the tax laws, and other factors beyond the Compensation Committee’s control can also affect the deductibility of compensation. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its compensation goals and will continue to monitor developments under Section 162(m). The Compensation Committee believes that the stockholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expense.

2021 Summary Compensation Table

The following table summarizes information concerning cash and non-cash compensation paid to or accrued for the benefit of the Company’s Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers of the Company who served as executive officers at the end of the fiscal year ended December 25, 2021 for all services rendered in all capacities to the Company for the fiscal year ended December 25, 2021. This table is presented as required by SEC rules. However, it includes amounts that were not realized by the executives in fiscal 2021 and may be realized in completely different amounts in the future depending on a variety of factors such as performance of the business, fluctuations in share price, etc. For example, the table is required to reflect the aggregate grant date fair value of equity awards according to accounting for share-based payments, rather than amounts realized by executives as a result of the exercise of stock options or the vesting of RSUs or PSUs.

Name and Principal Position	Fiscal Year	Salary ($) (1)	Stock Awards ($) (2) (3)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Harry A. Lawton III (6)	2021	$1,147,115	$4,724,795	$2,024,973	$3,105,000	$115,368	$11,117,251
President, Chief Executive
Officer and Director	2020	$1,081,731	$7,849,812	$1,649,994	$2,696,600	$2,533,936	$15,812,073

Kurt D. Barton	2021	$633,270	$1,049,798	$449,987	$857,250	$36,904	$3,027,209
Executive Vice President –
Chief Financial Officer	2020	$611,923	$1,049,933	$449,997	$930,000	$39,970	$3,081,823
and Treasurer
	2019	$538,462	$1,049,918	$449,991	$366,094	$38,474	$2,442,939
Robert D. Mills	2021	$588,270	$1,119,936	$479,995	$796,500	$36,595	$3,021,296
Executive Vice President –	2020	$569,231	$769,945	$329,984	$862,500	$36,607	$2,568,267
Chief Technology, Digital
Commerce and Strategy Officer	2019	$521,154	$769,881	$329,999	$349,453	$34,981	$2,005,468
J. Seth Estep (7)	2021	$576,539	$839,952	$359,996	$783,000	$36,989	$2,596,476
Executive Vice President –
Chief Merchandising Officer

John P. Ordus (8)	2021	$563,270	$839,952	$359,996	$762,570	$36,332	$2,562,120
Executive Vice President –
Chief Stores Officer

(1)

Amounts reflect base compensation earned by the Named Executive Officers during the period indicated and not such officer’s approved base salary for the indicated year. Amounts differ due to the timing of annual salary adjustments.

(2)

The amounts in the columns captioned “Stock Awards” and “Option Awards” reflect the aggregate grant date fair value of awards according to accounting for share-based payments. For a description of the assumptions used by the Company in valuing these awards for fiscal 2021, please see Note 2 to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2021 filed with the SEC on February 17, 2022.

(3)

The stock awards for all years presented include the value of RSUs and PSUs. As the performance period for the 2020 PSU grants will end in fiscal 2022 and the performance period for the 2021 PSU grants will end in fiscal 2023, the award value included in the table above is based on the grant date fair value of the awards assuming target level achievement, which we have determined, in accordance with share-based compensation accounting rules, to be the probable level of achievement of the performance metrics underlying those awards as of the grant date. The table below shows the grant date fair value of the PSUs granted to each Named Executive Officer during fiscal 2021, assuming that: (i) our performance with respect to those performance metrics will be at target levels (i.e., probable performance); and (ii) our performance with respect to those performance metrics will be at levels that would result in a maximum payout. The amounts in the column captioned “Grant Date Fair Value (Maximum Performance)” also assume application of a positive 25% TSR modifier to maximum performance.

Name	Fiscal Year of Grant	Grant Date Fair Value (Probable Performance)	Grant Date Fair Value (Maximum Performance)
Harry A. Lawton III	2021	$2,362,388	$5,905,971
Kurt D. Barton	2021	$524,927	$1,312,317
Robert D. Mills	2021	$559,999	$1,399,999
J. Seth Estep	2021	$420,000	$1,049,999
John P. Ordus	2021	$420,000	$1,049,999
(4)	Amounts reflect incentives earned under the Company’s CIP, but not yet paid, in each case calculated based on the Company’s financial performance for the indicated period.
(5)	Amounts for fiscal 2021 are comprised of the following:

Name	Company Contribution to 401(k) Plan	Company Contribution to Deferred Compensation Plan	Group Term Life Insurance and Disability Premiums	Employer Paid Healthcare	Perks and Other Personal Benefits (a)	Total
Harry A. Lawton III	$12,600	$4,500	$8,495	$11,752	$78,021	$115,368
Kurt D. Barton	$12,600	$4,500	$8,052	$11,752	$—	$36,904
Robert D. Mills	$12,600	$4,500	$7,743	$11,752	$—	$36,595
J. Seth Estep	$12,600	$4,383	$7,302	$12,704	$—	$36,989
John P. Ordus	$12,600	$4,500	$7,480	$11,752	$—	$36,332
(a)

Amount for Mr. Lawton reflects $45,800 for reimbursement of Mr. Lawton’s relocation expenses as described under “Additional Compensation Information – CEO Employment Agreement and Severance Benefits” above and a tax gross-up payment of $32,221 in connection with the reimbursement of Mr. Lawton’s relocation expenses. In accordance with applicable SEC rules, this column and the “All Other Compensation” column in the “2021 Summary Compensation Table” do not reflect certain perquisites and other personal benefits received by the other Named Executive Officers that in the aggregate do not exceed $10,000.

(6)	Mr. Lawton was not a Named Executive Officer prior to fiscal 2020.
(7)	Mr. Estep was not a Named Executive Officer prior to fiscal 2021.
(8)	Mr. Ordus was not a Named Executive Officer prior to fiscal 2021.

2021 Grants of Plan-Based Awards

The following table reflects certain information with respect to awards to the Named Executive Officers to acquire shares of the Company’s Common Stock granted under the 2018 Plan and to receive a cash incentive under the Company’s CIP for fiscal 2021.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2) (4)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3) (4)	All Other Option Awards: Number of Securities Underlying Options (#) (4) (5)	Grant Date Fair Value of Stock and Option Awards ($) (6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Harry A. Lawton III	2/3/2021	$431,250	$1,725,000	$3,450,000	—	—	—	—	—	$—

	2/3/2021	—	—	—	6,087	16,233	40,582	—	—	$2,362,388

	2/3/2021	—	—	—	—	—	—	17,045	—	$2,362,406

	2/3/2021	—	—	—	—	—	—	—	67,213	$2,024,973
Kurt D. Barton	2/3/2021	$119,063	$476,250	$952,500	—	—	—	—	—	$—

	2/3/2021	—	—	—	1,352	3,607	9,017	—	—	$524,927

	2/3/2021	—	—	—	—	—	—	3,787	—	$524,871

	2/3/2021	—	—	—	—	—	—	—	14,936	$449,987
Robert D. Mills	2/3/2021	$110,625	$442,500	$885,000	—	—	—	—	—	$—

	2/3/2021	—	—	—	1,443	3,848	9,620	—	—	$559,999

	2/3/2021	—	—	—	—	—	—	4,040	—	$559,937

	2/3/2021	—	—	—	—	—	—	—	15,932	$479,995
J. Seth Estep	2/3/2021	$108,750	$435,000	$870,000	—	—	—	—	—	$—

	2/3/2021	—	—	—	1,082	2,886	7,215	—	—	$420,000

	2/3/2021	—	—	—	—	—	—	3,030	—	$419,953

	2/3/2021	—	—	—	—	—	—	—	11,949	$359,996
John P. Ordus	2/3/2021	$105,938	$423,750	$847,500	—	—	—	—	—	$—

	2/3/2021	—	—	—	1,082	2,886	7,215	—	—	$420,000

	2/3/2021	—	—	—	—	—	—	3,030	—	$419,953

	2/3/2021	—	—	—	—	—	—	—	11,949	$359,996

(1)	The Company’s CIP provides for various potential threshold, target and maximum payouts, as discussed in “Compensation Discussion and Analysis - Annual Cash Incentive Compensation.”
(2)

The amounts in these columns represent the threshold, target and maximum number of shares that may vest with respect to PSUs granted under the 2018 Plan during fiscal 2021. The PSUs granted to our executives in fiscal 2021 will vest, subject to continued employment, at the end of a three-year period that begins on the date of grant, if the performance objectives are achieved. As further discussed in “Compensation Discussion and Analysis - Long-Term Incentive Compensation: Performance-Based Restricted Share Units,” the performance metrics for the PSUs are growth in net sales and growth in earnings per diluted share through fiscal 2023 (i.e. a three-year performance period), each of which is weighted 50% in determining achievement, and the performance metrics for the PSUs include a TSR modifier that may result in the number of shares earned from PSU awards being reduced or increased.

(3)	Reflects awards of RSUs granted under the 2018 Plan which vest ratably, subject to continued employment, each year over a three-year period from the date of the grant.
(4)	Each Named Executive Officer is required to retain 50% of net after-tax shares acquired on exercise of stock options or vesting of stock awards until stock ownership requirements are met.
(5)

Options are awarded pursuant to the 2018 Plan by the Compensation Committee of the Board and the exercise price is equal to the closing price of the Company’s Common Stock on the day preceding the day of the corresponding Committee meeting at which such awards are authorized. Options awarded to the Named Executive Officers vest ratably each year over a three-year period and have a ten year life. For the February 3, 2021 grant date, the exercise or base price of option awards was $143.18 and the closing market price on the day proceeding the grant date was $143.18.

(6)

The grant date fair value of equity awards is computed in accordance with the share-based compensation accounting rules as further described in Note 2 to our Annual Report on Form 10-K that was filed with the SEC on February 17, 2022, excluding the effect of any estimated forfeitures. The grant date fair value of PSU awards as included in this column reflects target achievement (i.e., probable performance).

Outstanding Equity Awards at Fiscal 2021 Year-End

The following table reflects all outstanding equity awards held by the Named Executive Officers at the end of fiscal 2021:

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (2)	Option Expiration Date (3)	Number of Shares or Units of Stock That Have Not Vested (#) (4)	Market Value of Shares or Units of Stock That Have Not Vested ($) (5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (5)

Harry A. Lawton III	2/5/2020	—	59,330	—	$91.10	2/5/2030	—	—	—	—

	2/3/2021	—	67,213	—	$143.18	2/3/2031	—	—	—	—

	2/5/2020	—	—	—	—	—	14,628	$3,339,134

	2/5/2020	—	—	—	—	—	—	—	11,215	$2,560,048

	2/5/2020	—	—	—	—	—	56,942	$12,998,150	—	—

	2/3/2021	—	—	—	—	—	17,045	$3,890,863	8,116	$1,852,753

Kurt D. Barton	2/8/2017	11,712	—	—	$73.18	2/8/2027	—	—	—	—

	2/7/2018	50,459	—	—	$67.28	2/7/2028	—	—	—	—

	2/6/2019	14,330	7,166	—	$89.59	2/6/2029	—	—	—	—

	2/5/2020	8,090	16,181	—	$91.10	2/5/2030	—	—	—	—

	2/3/2021	—	14,936	—	$143.18	2/3/2031	—	—	—	—

	2/6/2019	—	—	—	—	—	2,019	$460,877	—	—

	2/6/2019	—	—	—	—	—	12,346	$2,818,221	—	—

	2/5/2020	—	—	—	—	—	3,990	$910,797	—	—

	2/5/2020	—	—	—	—	—	—	—	3,058	$698,050

	2/3/2021	—	—	—	—	—	3,787	$864,458	—	—

	2/3/2021	—	—	—	—	—	—	—	1,803	$411,571

Robert D. Mills	2/8/2017	5,010	—	—	$73.18	2/8/2027	—	—	—	—

	2/7/2018	9,607	—	—	$67.28	2/7/2028	—	—	—	—

	8/8/2018	5,501	—	—	$78.98	8/8/2028	—	—	—	—

	2/6/2019	4,155	5,255	—	$89.59	2/6/2029	—	—	—	—

	2/5/2020	3,400	11,866	—	$91.10	2/5/2030	—	—	—	—

	2/3/2021	—	15,932	—	$143.18	2/3/2031	—	—	—	—

	2/6/2019	—	—	—	—	—	9,054	$2,066,757	—	—

	2/6/2019	—	—	—	—	—	1,481	$338,068	—	—

	2/5/2020	—	—	—	—	—	2,926	$667,918	—	—

	2/5/2020	—	—	—	—	—	—	—	2,243	$512,010

	2/3/2021	—	—	—	—	—	4,040	$922,211	—	—

	2/3/2021	—	—	—	—	—	—	—	1,924	$439,191

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (2)	Option Expiration Date (3)	Number of Shares or Units of Stock That Have Not Vested (#) (4)	Market Value of Shares or Units of Stock That Have Not Vested ($) (5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (5)

J. Seth Estep	2/8/2017	3,447	—	—	$73.18	2/8/2027	—	—	—	—

	5/8/2017	7,120	—	—	$61.95	5/8/2027	—	—	—	—

	2/7/2018	16,819	—	—	$67.28	2/7/2028	—	—	—	—

	2/6/2019	4,776	2,389	—	$89.59	2/6/2029	—	—	—	—

	2/5/2020	3,775	7,551	—	$91.10	2/5/2030	—	—	—	—

	2/3/2021	—	11,949	—	$143.18	2/3/2031	—	—	—	—

	2/6/2019	—	—	—	—	—	4,114	$939,103	—	—

	2/6/2019	—	—	—	—	—	673	$153,626	—	—

	2/5/2020	—	—	—	—	—	1,862	$425,039	—	—

	2/5/2020	—	—	—	—	—	—	—	1,427	$325,741

	2/3/2021	—	—	—	—	—	3,030	$691,658	—	—

	2/3/2021	—	—	—	—	—	—	—	1,443	$329,394

John P. Ordus	8/8/2018	4,125	—	—	$78.98	8/8/2028	—	—	—	—

	2/6/2019	4,776	2,389	—	$89.59	2/6/2029	—	—	—	—

	2/5/2020	3,775	7,551	—	$91.10	2/5/2030	—	—	—	—

	2/3/2021	—	11,949	—	$143.18	2/3/2031	—	—	—	—

	2/6/2019	—	—	—	—	—	4,114	$939,103	—	—

	2/6/2019	—	—	—	—	—	673	$153,626	—	—

	2/5/2020	—	—	—	—	—	1,862	$425,039	—	—

	2/5/2020	—	—	—	—	—	—	—	1,427	$325,741

	2/3/2021	—	—	—	—	—	3,030	$691,658	—	—

	2/3/2021	—	—	—	—	—	—	—	1,443	$329,394

(1)	Reflects awards of options. Option awards vest one-third annually over the first three years following the grant date.

(2)

Options are awarded by the Compensation Committee of the Board and the exercise price is equal to the closing price of the Company’s Common Stock on the day preceding the corresponding Compensation Committee meeting at which such awards are authorized.

(3)	Options awarded by the Compensation Committee expire ten years after the grant date.

(4)

The amounts in this column represent RSUs and PSUs granted in 2018 and 2019 as well as PSUs granted to Mr. Lawton on February 5, 2020, in each case, which were outstanding as of December 25, 2021 and, with respect to the PSUs, for which the performance conditions have been satisfied. RSU awards granted prior to 2019 cliff vest in full on the third anniversary of the date of grant. RSU awards granted in 2019 and after vest one-third annually over the first three years following the grant date. The 2019 PSU awards included in this column cliff vested on the third anniversary of the grant date and the PSUs granted to Mr. Lawton on February 5, 2020, cliff vested on the second anniversary of the grant date.

(5)	Market value of unvested stock awards was determined based on the closing price of a share of our Common Stock on December 23, 2021 (the last trading day of fiscal 2021), which was $228.27 per share.

(6)

The amounts in this column represent PSUs outstanding as of December 25, 2021 for which the performance conditions have not yet been satisfied. The PSU amounts included assume a threshold level of achievement. However, the actual number of shares issued, if any, may be higher than threshold level based on actual achievement levels relative to the performance objectives and for PSUs granted in 2021, are subject to further adjustment based on a relative TSR modifier. If the performance and service conditions are met, the PSU awards granted in 2020 and 2021 will cliff vest on the third anniversary of the grant date.

2021 Option Exercises and Stock Vested

The following table reflects certain information with respect to options exercised by the Named Executive Officers during the 2021 fiscal year as well as stock awards that vested during fiscal 2021:

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)

Harry A. Lawton III	29,664	$2,263,363	24,062	$3,502,585

Kurt D. Barton	—	—	13,814	$2,054,392

Robert D. Mills	14,632	$1,822,056	9,486	$1,536,770

J. Seth Estep	—	—	4,871	$723,570

John P. Ordus	28,928	$3,166,304	4,709	$731,023
(1)

The value realized equals the difference between the exercise price of the stock options and the market price of our Common Stock at the time of exercise, multiplied by the number of shares to which the exercise relates.

(2)	Represents the gross number of shares acquired upon vesting of stock awards, without deduction for shares that may have been withheld to satisfy applicable tax withholding obligations.

(3)

The value realized equals the average of the high and low per share sales price of our Common Stock on the business day immediately preceding the vesting date, multiplied by the number of shares vested.

2021 Non-Qualified Deferred Compensation

The Executive Deferred Compensation Plan provides that designated participants may elect to defer up to 40% of their annual base salary and up to 92% of their annual incentive compensation under the CIP. Under the Executive Deferred Compensation Plan, the participants’ salary deferral is matched by the Company, 100% on the first $3,000 of base salary contributed and 50% on the next $3,000 of base salary contributed limited to a maximum annual matching contribution of $4,500. Effective January 1, 2013, each participant has a choice of deemed investments for their plan account. Each participant is “deemed to be invested” in these investment options for the purposes of determining the amount of earnings or losses to be credited to their account. Contributions made to the plan before January 1, 2013 earn simple annual interest at the prime rate in effect on January 1st of each year which is credited quarterly; however, those assets are not available for transfer into the new investment options. Each participant is fully vested in all amounts credited to their deferred compensation account. Payments under the Executive Deferred Compensation Plan are made in cash in a single lump sum payment on a date elected by the participant with the exception of installment payments effective prior to January 1, 2011. Payments are made no earlier than six months following the earlier of the participant’s (i) death, (ii) retirement, (iii) total and permanent disability, (iv) termination of employment with the Company or (v) some other date designated by the participant at the time of the initial deferral.

The following table sets forth certain information about each Named Executive Officer’s participation in the Executive Deferred Compensation Plan in fiscal 2021:

Name	Executive Contributions in Last Fiscal Year ($) (1)	Company Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (4)

Harry A. Lawton III	$11,462	$4,500	$793	$(18,434)	$16,558

Kurt D. Barton	$18,981	$4,500	$9,217	$(26,054)	$60,992

Robert D. Mills	$26,256	$4,500	$24,611	$(19,290)	$147,107

J. Seth Estep	$5,965	$4,271	$402	$(19,702)	$10,439

John P. Ordus	$11,254	$4,500	$1,321	$(19,726)	$16,946

(1)	The amounts reported in this column are included in the “2021 Summary Compensation Table” under the heading “Salary.”

(2)	The amounts reported in this column are included in the “2021 Summary Compensation Table” under the heading “All Other Compensation.”

(3)	The Company does not provide above-market or preferential earnings on Executive Deferred Compensation Plan contributions, so these amounts were not reported in the Summary Compensation Table.

(4)	Of these balances, the following amounts were reported in Summary Compensation Tables in prior years’ proxy statements: Mr. Lawton - $4,500; Mr. Barton - $27,710; Mr. Mills - $141,331

Chief Executive Officer (“CEO”) Compensation Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of the median employee’s annual compensation to the annual compensation of our CEO (Mr. Lawton).

As permitted by applicable SEC rules, because the median employee previously identified in our 2020 pay ratio was no longer employed in 2021, we identified a median employee whose compensation is substantially similar to that of this previously identified median employee. We have elected to use the results from the methodology used to identify the median employee in our 2020 pay ratio because there have been no changes in our employee population or employee compensation arrangements that we believe would significantly impact our pay ratio disclosure. The median employee was identified from all full-time, part-time, seasonal and temporary employees, excluding the CEO, who were employed by the Company as of October 7, 2020, which includes a total of 40,590 employees as of such date.

To identify the employee paid at median annual total compensation out of all of our employees (other than our CEO) in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, we included total gross earnings and employer paid healthcare costs which were calculated using internal payroll records. Compensation was measured over the 12-month period beginning on January 1, 2020 and ending on December 30, 2020. In making this determination, we annualized compensation for full-time and part-time permanent employees who were employed on October 7, 2020, but did not work for us the entire fiscal year. No full-time equivalent adjustments were made for part-time temporary or seasonal employees.

We calculated this identified median employee’s 2021 annual total compensation using the same methodology that we used to determine the annual total compensation of Mr. Lawton and our other Named Executive Officers set forth in the Summary Compensation Table included in this Proxy Statement.

Mr. Lawton had fiscal 2021 annual total compensation of $11,117,251, as reflected in the Summary Compensation Table included in this Proxy Statement. The median employee’s annual total compensation for 2021 that would be reportable in the Summary Compensation Table was $29,046.77. As a result, the CEO pay ratio is 1:383.

Potential Payments Upon Termination or Change in Control

Payments Made Upon Death or Disability

If the employment of any of the Named Executive Officers (other than Mr. Lawton, whose rights are described below under “Payments to Mr. Lawton”) is terminated by death or disability, the Named Executive Officer will be fully vested in all then-outstanding stock options and all then-outstanding RSUs of the Company and all such options shall remain exercisable until the earlier of (i) one year after the date of termination and (ii) the otherwise applicable normal expiration date of the option.

Pursuant to the award agreements under which the Named Executive Officers were granted PSUs, in the event that a Named Executive Officer’s employment is terminated as a result of his or her death or disability, the Named Executive Officer will be fully vested in all PSUs, provided that if termination occurs prior to the end of the performance period, any PSUs will not be settled until the Compensation Committee determines the number of PSUs that should vest based on the extent to which the performance targets will have been achieved.

Under the terms of the Company’s disability plan, the Named Executive Officers are eligible for a disability benefit that is equal to a maximum of $10,000 per month. The definition of disability is the same as that used for the disability plan covering all employees except that a Named Executive Officer’s disability must preclude the subject officer’s ability to carry out only his or her executive function. The disability benefit would be reduced by any benefits payable under Social Security or worker’s compensation. The payments continue based on age and various Social Security qualifications. Additionally, the Named Executive Officers are eligible for a supplemental disability benefit under the Company-sponsored Executive Supplemental Individual Disability Insurance program, which provides for additional coverage above the $10,000 per month limit of the group long-term disability plan not to exceed 60% of monthly income.

Payments Upon Certain Termination Events

Payments to Mr. Lawton

In the event that Mr. Lawton’s employment is terminated by the Company without cause or by Mr. Lawton for good reason (each as defined in his employment agreement), and if Mr. Lawton signs a customary release of all claims in favor of the Company, Mr. Lawton would be entitled to payment of his base salary for a period of two (2) years, an amount equal to two (2) times his target cash bonus for such year multiplied by the average of the bonus percentage applied to other executive officers’ target cash bonuses for the prior three (3) fiscal years pursuant to any cash bonus plan maintained by the Company in respect of the fiscal years preceding the date of termination and a lump sum payment equal to the estimated cost of life, disability, accident and health insurance benefits for Mr. Lawton and his dependents for two (2) years. The Company’s obligation to make such payments will be reduced dollar-for-dollar by the amount of compensation earned by Mr. Lawton from other employment during the period the Company is required to make any severance payments. In the event of termination due to death or disability, Mr. Lawton would be entitled to base salary and benefits earned through the date of termination and an amount equal to the pro rata portion of the actual cash bonus earned for the year in which the date of termination occurs. In the event of a termination by the Company for cause or by Mr. Lawton without good reason, Mr. Lawton would receive only base salary and benefits earned through the date of termination.

Mr. Lawton’s employment agreement also provides that upon termination due to death or disability, Mr. Lawton will be fully vested in all then-outstanding stock options and all then-outstanding RSUs of the Company and all such options shall remain exercisable until the earlier of (i) the second anniversary of the date of termination and (ii) the otherwise applicable normal expiration date of such option. In the event of termination of Mr. Lawton’s employment by the Company without cause or by Mr. Lawton for good reason, the vesting of all of the outstanding stock options and restricted shares of stock and RSUs held by Mr. Lawton scheduled to vest in the twelve (12) month period following the date of termination will be accelerated and any such options shall remain exercisable until the earlier of (i) the second anniversary of the date of termination and (ii) the otherwise applicable normal expiration date of such option. The vesting of any PSUs or performance-based restricted stock or performance-based restricted stock unit awards shall vest according to the terms of the applicable award agreement in the case of Mr. Lawton’s termination due to death or disability or as a result of termination without cause by the Company or by Mr. Lawton for good reason.

Payments to Certain Other Named Executive Officers

Following expiration of the Severance Plan on June 13, 2021, if the employment of any of the Named Executive Officers (other than Mr. Lawton, whose rights and obligations are described above) is voluntarily or involuntarily terminated, no additional payments or benefits will accrue or be paid other than what has accrued and is vested under the benefit plans discussed above in this Proxy Statement included under the headings “Compensation Discussion and Analysis” and “2021 Non-Qualified Deferred Compensation” or the benefits payable pursuant to the Named Executive Officers’ change in control agreements, as described below.

Payments to Be Made Upon a Change in Control

On March 8, 2021, Mr. Lawton and the Company entered into a Change in Control Agreement effective as of March 1, 2021 (the “Lawton Change in Control Agreement”). Pursuant to the Lawton Change in Control Agreement, if Mr. Lawton’s employment is terminated during the term of the agreement following a change in control of the Company other than (i) by the Company for cause, (ii) by reason of death, disability or retirement or (iii) by Mr. Lawton without good reason (as such terms are defined in the agreement), Mr. Lawton will receive: (a) an amount equal to two (2) times the sum of (x) Mr. Lawton’s base salary as in effect immediately prior to the date of termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting good reason (as defined in the Lawton Change in Control Agreement), and (y) the average of Mr. Lawton’s annual bonus(es) or award(s) for the three (3) fiscal years (or such shorter number of full fiscal years during which he was employed by the Company or its successor) pursuant to any cash bonus plan maintained by the Company in respect of the fiscal years preceding the date of termination or, if higher, in respect of the fiscal years preceding the change in control (or, if he has not been employed for a full fiscal year as of the date of termination, the amount of his applicable annual bonus in effect as of the date of termination, or if greater, the date of the change in control, that would have been earned if results for that portion of the fiscal year in which the date of termination or change of control, as applicable, occurs were annualized);

(b) an amount equal to the estimated cost of procuring for Mr. Lawton and his dependents life, disability, accident and health insurance benefits for a period of two (2) years following the date of termination payable in a lump sum, in cash; (c) outplacement services capped at $40,000; (d) a lump sum cash payment equal to the average of the actual annual bonus(es) or award(s) received by Mr. Lawton pursuant to any cash bonus plan maintained by the Company in respect of the three (3) most recent fiscal years which occurred immediately prior to the date of termination (or such shorter number of full fiscal years during which Mr. Lawton was employed by the Company or its successor (or, if he has not been employed for a full fiscal year as of the date of termination, the amount of his applicable annual bonus in effect as of the date of termination, or if greater, the date of the change in control, that would have been earned if results for that portion of the fiscal year in which the date of termination or change of control, as applicable, occurs were annualized), multiplied by a fraction, the numerator of which is the number of days in the then-current fiscal year through and including the date of termination, and the denominator of which is 365; (e) the stock options outstanding at the date of termination will become fully vested and continue to be exercisable until the earlier of (i) the second anniversary of the date of termination or (ii) the otherwise applicable expiration date of the term of such option, or, at the Company’s election, may be canceled upon lump sum payment of the cash equivalent of the excess of the fair market value of the related options; and (f) all restricted stock units and other equity-based awards outstanding at the date of termination will become fully vested (including restricted stock units of the Company and, except as otherwise provided in the applicable award agreement, any awards subject to performance-vesting conditions shall be settled assuming the “target” level of performance shall have been achieved) or, at the Company’s election may be canceled upon lump sum payment of the cash equivalent of the fair market value of the related stock. The Lawton Change in Control Agreement expires on February 28, 2023.

On March 8, 2021, the Company also entered into Change in Control Agreements with each of the Named Executive Officers (other than Mr. Lawton, who is a party to the Lawton Change in Control Agreement as described above), each with an effective date of March 1, 2021. Other than as described below, the terms of the Change in Control Agreements with the Named Executive Officers (other than Mr. Lawton) are substantially similar. Pursuant to these Change in Control Agreements, if an executive’s employment is terminated following a change in control (other than termination by the Company for cause or by reason of death or disability) or if the executive retires or terminates his employment in certain circumstances defined in the agreement which constitute “good reason,” the executive will receive:

•

the equivalent of 1.5x the annual base salary and average annual bonus(es) or award(s) pursuant to any cash bonus plan for the three (3) prior fiscal years preceding the date of termination or, if higher, the three (3) prior fiscal years preceding the change in control, payable in a lump sum, in cash;

•

a lump sum payment, in cash, equal to the estimated cost of existing life, disability and medical benefits for the executive and his or her dependents for a period of two (2) years beyond the date of termination;

•	outplacement services not to exceed $40,000; and

•

a pro-rata portion of the executive’s average annual bonus(es) or award(s) under any cash bonus plan for the three (3) prior fiscal years preceding the date of termination payable in a lump sum, in cash.

The Change in Control Agreements also provide that:

•

the stock options outstanding at the date of termination will become fully vested and continue to be exercisable until the earlier of (i) the second anniversary of the date of termination or (ii) the otherwise applicable expiration date of the term of such option, or, at the Company’s election, may be canceled upon lump sum payment of the cash equivalent of the excess of the fair market value of the related options;

•

the RSUs outstanding at the date of termination will become fully vested or, at the Company’s election may be canceled upon lump sum payment of the cash equivalent of the fair market value of the related stock; and

•

except as otherwise provided in an applicable award agreement, any awards subject to performance-vesting conditions shall be settled assuming a “target” level of performance shall have been achieved or, at the Company’s election, such awards may be canceled upon lump sum payment of the cash equivalent of the fair market value of the related stock.

In the Change in Control Agreements, the Named Executive Officers have agreed to remain in the employ of the Company for at least six (6) months following a change in control unless the Named Executive Officer resigns for good reason, dies, becomes disabled, retires or is terminated by the Company. In addition, the Named Executive Officers (other than Mr. Lawton) have agreed, during their employment with the Company and for a period of 18 months, following termination of employment by the Company after a change in control, not to compete with the Company’s business, solicit or hire any of the Company’s employees, disparage the Company or disclose any confidential information or trade secrets of the Company. Pursuant to the terms of the Lawton Change in Control Agreement, Mr. Lawton has agreed, for a period of 24 months following termination of employment by the Company after a change in control, not to compete with the Company’s business, solicit or hire any of the Company’s employees, disparage the Company or disclose any confidential information or trade secrets of the Company.

Each of the Change in Control Agreements expires on February 28, 2023.

Pursuant to the Change in Control Agreements for each of the Named Executive Officers and the Lawton Change in Control Agreement, a change in control is deemed to occur upon (i) any person acquiring ownership of the securities of the Company representing more than 35% of the combined voting power of the Company; (ii) any change in the majority of the Board of Directors during any twelve month period during the term; (iii) consummation of a reorganization, merger or consolidation of the Company whereby 50% or more of the combined voting power of the then outstanding shares of the Company changes; or (iv) a sale or disposition of all or substantially all of the assets of the Company (unless such sales do not result in a change in the proportional ownership existing immediately prior to such sale or disposition).

Pursuant to the award agreements under which the Named Executive Officers have been granted PSUs, if the entity surviving a change in control of the Company assumes the PSUs, the PSUs shall be eligible to vest at the target amount on the applicable vesting date(s) if the change in control occurs prior to the end of the performance period or the remaining number of PSUs shall continue to vest on the applicable vesting date(s) if the change in control occurs after the end of the performance period, provided that if the Named Executive Officer’s employment is terminated without cause by the successor, by the Named Executive Officer for good reason or as a result of the Named Executive Officer’s death, disability, retirement or early retirement (each as defined in the award agreement) within one year following the change in control, all such PSUs shall vest and be released to the Named Executive Officer. In the event that the successor does not assume the award, a number of PSUs equal to the target award in the event the performance period has not ended, or the actual number of PSUs that would have vested on each vesting date following the performance period if the change in control occurs after the performance period has ended, shall vest as of the effective date of the change in control.

Termination and Other Payments Assuming December 23, 2021 Trigger Date

The table immediately following shows potential payments to our Named Executive Officers for various scenarios involving a change in control or termination of employment, assuming a December 23, 2021 termination date.

Executive Payments Upon Termination	Voluntary Termination	Retirement	Voluntary Termination for Good Reason or Involuntary Termination Without Cause (1)		Involuntary Termination With Cause	Change in Control (2)		Death or Disability
Harry A. Lawton III
Base salary (3)	$—	$—	$2,300,000		$—	$2,300,000		$—
Non-equity incentive	—	—	4,930,625	(4)	—	5,378,424	(5)	3,087,986	(6)
Stock options, RSUs and PSUs (vesting accelerated)	—	—	30,765,626	(7)	—	36,412,124	(8)	42,911,199	(9)
Health and welfare benefits (10)	—	—	19,308		—	50,176		—
Life insurance benefits (11)	—	—	—		—	2,592		—
Outplacement services (12)	—	—	—		—	40,000		—

	$—	$—	$38,015,559		$—	$44,183,316		$45,999,185

Kurt D. Barton
Base salary (3)	$—	$—	$—		$—	$952,500		$—
Non-equity incentive	—	—	—		—	1,076,672	(5)	—
Stock options, RSUs and PSUs (vesting accelerated)	—	—	—		—	10,349,174	(8)	11,758,285	(9)
Health and welfare benefits (10)	—	—	—		—	49,291		—
Life insurance benefits (11)	—	—	—		—	2,592		—
Outplacement services (12)	—	—	—		—	40,000		—

	$—	$—	$—		$—	$12,470,229		$11,758,285

This table continues on the following page.

Executive Payments Upon Termination	Voluntary Termination	Retirement	Voluntary Termination for Good Reason or Involuntary Termination Without Cause (1)	Involuntary Termination With Cause	Change in Control (2)		Death or Disability
Robert D. Mills
Base salary (3)	$—	$—	$—	$—	$—		885,000
Non-equity incentive	—	—	—	—	1,004,227	(5)	—
Stock options, RSUs and PSU (vesting accelerated)	—	—	—	—	8,576,054	(8)	9,609,432	(9)
Health and welfare benefits (10)	—	—	—	—	48,672		—
Life insurance benefits (11)	—	—	—	—	2,592		—
Outplacement services (12)	—	—	—	—	40,000		—

	$—	$—	$—	—	$10,556,545		$9,609,432

J. Seth Estep
Base salary (3)	$—	$—	$—	$—	$870,000		$—
Non-equity incentive	—	—	—	—	913,828	(5)	—
Stock options, RSUs and PSU (vesting accelerated)	—	—	—	—	5,433,961	(8)	5,903,513	(9)
Health and welfare benefits (10)	—	—	—	—	44,693		—
Life insurance benefits (11)	—	—	—	—	2,592		—
Outplacement services (12)	—	—	—	—	40,000		—

	$—	$—	$—	$—	$7,305,074		$5,903,513

John P. Ordus
Base salary (3)	$—	$—	$—	$—	$847,500		$—
Non-equity incentive	—	—	—	—	896,291	(5)	—
Stock options, RSUs and PSUs (vesting accelerated)	—	—	—	—	5,433,961	(8)	5,903,513	(9)
Health and welfare benefits (10)	—	—	—	—	48,146		—
Life insurance benefits (11)	—	—	—	—	2,592		—
Outplacement services (12)	—	—	—	—	40,000		—

	$—	$—	$—	$—	$7,268,490		$5,903,513

(1)	These termination provisions reflect the potential payouts for Mr. Lawton based on his employment agreement.
(2)

The change in control agreements in place as of December 26, 2020 expired on February 28, 2021 and were superseded by the Change in Control Agreements and the Lawton Change in Control Agreement, as applicable, described above, each of which is effective from March 1, 2021 until February 28, 2023. The severance payment provisions are the same under the change in control agreements that expired on February 28, 2021 and those which became effective on March 1, 2021, with the exception of the non-equity incentive payment provision for Mr. Lawton. The non-equity incentive amount shown in the table above for Mr. Lawton reflects the calculation under the Lawton Change in Control Agreement, which became effective on March 1, 2021 since that provision superseded the previous change in control agreement. The amount of non-equity incentive determined pursuant to Mr. Lawton’s previous change in control agreement, which expired on February 28, 2021, would have been $7,382,429.

(3)

Amounts reflect the contractual multiple of base salary based on the corresponding scenario. Mr. Lawton is entitled to 2.0 times base salary by his employment agreement and by his change in control agreement. The other Named Executive Officers are entitled to 1.5 times base salary under the respective change in control agreements.

(4)

Amount reflects two times Mr. Lawton’s cash bonus target for fiscal 2021, multiplied by the average bonus percentage applied to the other executive officers’ target bonuses for the prior three fiscal years as set forth in the CIP.

(5)

Amounts reflect the sum of (a) the contractual multiple (2.0 for Mr. Lawton and 1.5 for the other Named Executive Officers) times the average annual cash bonus paid for the prior three fiscal years (or such shorter number of full fiscal years during which the Named Executive Officer was employed by the Company) as set forth in the CIP and (b) the average annual cash bonus paid for the prior three fiscal years (or such shorter number of full fiscal years during which the Named Executive Officer was employed by the Company) as set forth in the CIP, prorated based on termination date, which is assumed herein to be December 23, 2021 (the last business day of the fiscal year).

(6)

Amount reflects Mr. Lawton’s fiscal 2021 cash bonus payable under the 2021 CIP, prorated based on termination date, which is assumed herein to be December 23, 2021 (the last business day of the fiscal year).

(7)

Amounts includes the value of Mr. Lawton’s unvested options that would have vested within twelve months of December 23, 2021 computed by multiplying (i) the difference between (a) $228.27, the closing price of a share of our Common Stock on December 23, 2021, the last trading day of fiscal 2021 and (b) the exercise price per share for each option by (ii) the number of unvested shares subject to that option. Amount also includes (i) unvested RSUs that would have vested within twelve months of December 23, 2021 and (ii) unvested PSUs, in each case, valued at $228.27, the closing price of a share of our Common Stock on December 23, 2021, the last trading day of fiscal 2021. The amounts in this column include PSUs for which the performance conditions have not been satisfied, and for which the performance period has not been completed. The PSU amounts included reflect the actual achievement of 200% of target value for the PSUs granted to Mr. Lawton on February 5, 2020 and the target value for the PSUs granted to Mr. Lawton in fiscal 2021 and fiscal 2020. The actual number of shares issued for the PSUs granted in fiscal 2021 and 2020, if any, may be higher or lower than the target based on actual achievement levels relative to the performance objectives and, for PSUs granted in fiscal 2021, subject to a relative TSR modifier. Refer to “Compensation Discussion and Analysis - Long-Term Incentive Compensation: Performance-based Restricted Share Units” for additional information regarding our PSU grants.

(8)

Amounts include the value of unvested options computed by multiplying (i) the difference between (a) $228.27, the closing price of a share of our Common Stock on December 23, 2021, the last trading day of fiscal 2021 and (b) the exercise price per share for each option by (ii) the number of unvested shares subject to that option. Amounts also include unvested RSUs and PSUs valued at $228.27, the closing price of a share of our Common Stock on December 23, 2021, the last business day of fiscal 2021. The amounts in this column include PSUs for which the performance conditions have not been satisfied, and for which the performance period has not been completed. In such instance, the PSU amounts included reflect the target value. The actual number of shares issued for these PSUs, if any, may be higher or lower than the target based on actual achievement levels relative to the performance objectives and, for PSUs granted in 2021, subject to a relative TSR modifier. Refer to “Compensation Discussion and Analysis - Long-Term Incentive Compensation: Performance-based Restricted Share Units” for additional information regarding our PSU grants.

(9)

Amounts include (i) for Mr. Lawton, the value of unvested options that would have vested within twelve months of December 23, 2021 computed by multiplying (i) the difference between (a) $228.27, the closing price of a share of our Common Stock on December 23, 2021, the last trading day of fiscal 2021 and (b) the exercise price per share for each option grant by (ii) the number of unvested shares subject to that option grant. Amount also includes unvested RSUs and PSUs that would have vested within twelve months of December 23, 2021 valued at $228.27, the closing price of a share of our Common Stock on December 23, 2021, the last trading day of fiscal 2021. The amounts in this column include PSUs for which the performance conditions have not been satisfied, and for which the performance period has not been completed. In such instance, the PSU amounts included reflect the actual achievement of 200% of target value for the PSUs granted to the Named Executive Officers in fiscal 2019 and for the PSUs granted to Mr. Lawton on February 5, 2020 and the target value for the PSUs granted to the Named Executive Officers in fiscal 2021 and fiscal 2020. The actual number of shares issued for the PSUs granted in fiscal 2021 and 2020, if any, may be higher or lower than the target based on actual achievement levels relative to the performance objectives and, for PSUs granted in fiscal 2021, subject to a relative TSR modifier. Refer to “Compensation Discussion and Analysis - Long-Term Incentive Compensation: Performance-based Restricted Share Units” for additional information regarding our PSU grants.

(10)

Amount reflects the Company’s current aggregate total cost for continuation of insurance benefits (e.g. medical, dental, vision and disability) for the contractual duration of the respective agreements.

(11)	Amount reflects the Company’s current aggregate total cost for continuation of insurance benefits (e.g. life, AD&D) for the contractual duration of the respective agreements.
(12)	Amount assumes the maximum for outplacement services allowed under the respective change in control agreements.

Related-Party and Beneficial Ownership Information

Related-Party Transactions

The Board of has adopted a written policy which provides that any transaction between the Company and any of its directors, officers, or principal stockholders or affiliates thereof, must be on terms no less favorable to the Company than could be obtained from unaffiliated parties and must be approved by vote of a majority of the appropriate committee of the Board, each of which is comprised solely of independent directors of the Company.

Since the beginning of the Company’s last fiscal year, we are not aware of any transactions in which the Company or any of its subsidiaries was or will be a participant and in which any persons deemed to be “related persons” for purposes of Item 404(a) of Regulation S-K under the Exchange Act (“Item 404(a)”) had or will have a direct or indirect material interest that require disclosure under Item 404(a).

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the Company’s Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on a review of the copies of such reports furnished to us during fiscal 2021 and written representations from these persons that no other reports were required, we believe that each person, who at any time during fiscal 2021 was a director, officer or beneficial owner of more than 10% of the Company’s Common Stock, complied with all Section 16(a) filing requirements on a timely basis during fiscal 2021, except the following: the Company filed one late Form 3 on January 28, 2021 relating to Joy Brown’s appointment as a director of the Company on January 14, 2021; and the Company filed one late Form 3 on January 22, 2021 relating to Noni Ellison’s appointment as Senior Vice President – General Counsel and Corporate Secretary on January 11, 2021.

Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to the beneficial ownership of each person who is known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding Common Stock, as of December 31, 2021, except as otherwise noted below. The information in the table and the related notes are based on statements filed by the respective beneficial owners with the SEC pursuant to Sections 13(d) and 13(g) under the Exchange Act.

Name of Beneficial Owner	Number of Shares	Percent of Class (1)
The Vanguard Group (2)	12,786,869	11.23%
BlackRock, Inc. (3)	11,010,557	9.7%

(1)	Percentages calculated are based upon the Company’s Common Stock outstanding as set forth in the statements on Schedule 13G or 13G/A filed with the SEC by the respective beneficial owners.
(2)

Based solely on information set forth in Schedule 13G/A filed with the SEC on February 10, 2022, these shares are owned by accounts for which The Vanguard Group serves as investment advisor. Such Schedule 13G/A indicated that The Vanguard Group had sole power to vote zero shares, shared voting power for 192,937 shares, sole dispositive power for 12,315,742 shares and shared dispositive power for 471,127 shares. The Vanguard Group’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(3)

Based solely on information set forth in Schedule 13G/A filed with the SEC on February 1, 2022, BlackRock, Inc. had sole power to vote 9,683,146 shares and sole dispositive power for 11,010,557 shares. BlackRock, Inc.’s address is 55 East 52nd Street, New York, NY 10055.

Security Ownership of Directors and Management

The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of March 15, 2022, except as otherwise footnoted, by (i) each director or person nominated to be a director; (ii) each Named Executive Officer; and (iii) all directors and executive officers of the Company as a group. The determinations of “beneficial ownership” of the Common Stock are based upon responses to Company inquiries that cited Rule 13d-3 under the Exchange Act. Such rule provides that shares shall be deemed to be “beneficially owned” where a person has, either solely or in conjunction with others, the power to vote or to direct the voting of shares and/or the power to dispose, or to direct the disposition, of shares; or where a person has the right to acquire any such beneficial ownership within 60 days after the date of determination. Except as disclosed in the notes to the table, each named person has sole voting and investment power with respect to the number of shares shown as beneficially owned by such person. Unless otherwise indicated, the address of each beneficial owner in the table below is care of Tractor Supply Company 5401 Virginia Way, Brentwood, TN 37027. There were 112,146,307 shares of Common Stock issued and outstanding on March 15, 2022.

Name of Beneficial Owner	Number of Shares	Number of Option Shares, PSUs and RSUs (1)	Number of Vested Deferred RSUs (2)	Total Shares, Option Shares, PSUs and RSUs	Percent of Class (3)
Joy Brown	100	806	—	906	*
Ricardo Cardenas	1,890	806	1,350	4,046	*
Denise L. Jackson	100	806	4,676	5,582	*
Cynthia T. Jamison	29,480	1,170	19,769	50,419	*
Thomas A. Kingsbury	1,510	806	3,376	5,692	*
Ramkumar Krishnan	3,668	806	3,365	7,839	*
Edna K. Morris	62,103	806	4,996	67,905	*
Mark J. Weikel	12,578	806	—	13,384	*
Harry A. Lawton III	47,294	52,069	—	99,363	*
Kurt D. Barton	38,223	104,825	—	143,048	*
Robert D. Mills	16,342	44,171	—	60,513	*
J. Seth Estep	8,778	46,084	—	54,862	*
John P. Ordus	8,222	22,823	—	31,045	*
All directors and executive officers as a group (18 persons)	254,090	338,218	38,799	631,107	*

*	Less than 1% of outstanding Common Stock.
(1)

Reflects the number of shares that could be purchased by exercise of options exercisable on March 15, 2022 or within 60 days of March 15, 2022 and the number of shares underlying RSUs and PSUs which vest within 60 days of March 15, 2022.

(2)	Reflects the number of RSUs that have satisfied the related vesting requirements, but the receipt of the shares has been deferred to a later date.
(3)

Pursuant to the rules of the SEC, shares of Common Stock that an individual owner has a right to acquire within 60 days pursuant to the exercise of stock options or vesting of RSUs and PSUs are deemed to be outstanding for the purpose of computing the ownership of that owner and for the purpose of computing the ownership of all directors and executive officers as a group, but are not deemed outstanding for the purpose of computing the ownership of any other owner.

Stockholder Information

Stockholder Proposal

Item 4 – Report on Costs of Low Wages and Inequality

We will provide the name, address and share ownership of the stockholder who submitted the following proposal upon receiving a stockholder’s oral or written request. The stockholder proponent is responsible for the content of the proposal, for which we and the Board accept no responsibility, and the Board recommends a vote AGAINST the following stockholder proposal for the reasons stated in Tractor Supply Company’s statements in opposition following the stockholder proposal.

Item 4 - Report on Costs of Low Wages and Inequality

RESOLVED, shareholders ask that the board commission and publish a report on (1) whether the Company participates in compensation and workforce practices that prioritize Company financial performance over the economic and social costs and risks created by inequality and racial and gender disparities and (2) the manner in which any such costs and risks threaten returns of diversified shareholders who rely on a stable and productive economy.

Supporting Statement: The Company’s starting wage is $11.25 per hour and its median employee was paid $24,437, or 0.15% of the CEO’s compensation. By comparison, the living wage was $16.54 per hour, or $34,404 per for a family of four (two working adults, two children) in 2019.1 While the Company’s workforce is 49 percent female and 17 percent minority, those groups make up only 21 percent and 5 percent of executive and senior management.

Research reveals that such inequality and racial disparity harm the entire economy:

•	Income inequality slows U.S. economic growth by reducing demand by 2 to 4 percent.[2]
•	A 1% increase in inequality leads to a 1.1% per capita GDP loss.[3]
•	Gender and racial gaps created $2.9 trillion in losses to U.S. GDP in 2019.[4]
•	Eliminating racial disparity would add $5 trillion to the U.S. economy over the next five years.[5]

This drag on GDP directly reduces returns on diversified portfolios,6 and creates serious social costs that further threaten financial markets. For example, excessive inequality can erode social cohesion and heighten political polarization, leading to social instability.7 It also increases health costs and decreases the value of human capital, through links to more chronic health conditions developed earlier in life.8

By paying so many of its employees less than a living wage, the Company increases its margins and thus financial performance. But gain in Company profit that comes at the expense of society and the economy is a bad trade for most Company shareholders, who are diversified and rely on broad economic growth to achieve their financial objectives. The costs and risks created by inequality will directly reduce long-term diversified portfolio returns.

[1]	https://livingwage.mit.edu/articles/61-new-living-wage-data-for-now-available-on-the-tool
[2]	https://www.epi.org/publication/secular-stagnation/
[3]	https://www.pionline.com/sponsored-content/facing-hard-truths-material-risk-rising-inequality
[4]	https://www.frbsf.org/our-district/files/economic-gains-from-equity.pdf
[5]	http://TractorSupply.us/3olxWH0
[6]	Ibid n. 2
[7]	https://www.imf.org/en/publications/fm/issues/2017/10/05/fiscal-monitor-october-2017
[8]	https://www.pionline.com/sponsored-content/facing-hard-truths-material-risk-rising-inequality

This proposal asks the Board to commission a report that analyzes the trade-offs the Company makes between financial return and the global economy and cohesion, and how those trade-offs affect diversified shareholders. Such a report would not require precision: identifying areas where the Company creates inequality and racial disparity and analyzing how they might manifest as costs or risks to diversified portfolios would help determine whether and when the Company should prioritize employee equality and welfare over financial returns.

Please vote for: Report on costs of low wages and inequality – Proposal 4

Statement of the Board in Opposition to the Stockholder Proposal

The Board has carefully reviewed and considered the proponent’s proposal requesting that Tractor Supply publish a report disclosing the external economic and social costs the Company’s compensation and workforce practices may create and the impact of those costs on the Company’s diversified shareholders. After a thorough review of the proposal, the Board has concluded not to recommend that stockholders approve this proposal and that this proposal would not be in the best interests of the Company and our stockholders at this time. The Board considered a range of factors about the Company, its culture, initiatives, goals and priorities in making this determination.

At Tractor Supply, we are driven by our Mission and Values, which are included at the beginning of this Proxy Statement, and are deeply committed to being the retailer of choice in rural America. We believe our Team Members are our most important strategic resource. Putting our Team Members first enables us to best serve our customers, communities, investors and other stakeholders.

Our Team Members are empowered to do the right thing for each other, our customers and communities that we serve. We also believe our deep-rooted culture is not just unique; it is the bedrock of our success. Our ability to successfully grow from 300 stores to over 2,100 stores in just 20 years is a testament to the durability and resiliency of our business model. More than anything, it’s about succeeding by doing things and treating people the right way—including the neighbors we serve, the communities where we live and work and, of course, our invaluable Team Members.

We are committed to a culture of diversity and inclusion that develops and fosters diverse perspectives, ideas and innovative thinking.

Relevant Considerations on Stockholder Proposal

Over the last two years, we have taken significant actions to invest in and support our Team Members, including, among others, those outlined below.    We are proud of the steps we have already taken and the many efforts and initiatives we have underway. We also regularly disclose publicly (on our website, in press releases and ESG disclosures, and in our securities filings, such as our proxy statement) our progress to date as well as our future goals in diversity, inclusion, and compensation and workforce practices. Over the last two years, we estimate that the total incremental investments that we have made in either direct compensation or other benefits for our Team Members exceeds $650 million. This represents a substantial step up in our investments and commitment to our Team Members.

At Tractor Supply, our Mission and Values is our True North: Work hard, have fun and make money by providing legendary service and great products at everyday low prices. Our Mission and Values – ethics, respect, balance, winning attitude, communication, development, teamwork, change, initiative and accountability – drive every business decision we make and guide the way we interact with Team Members, our customers and our stakeholders.

As a relationship retailer, our Team Members matter to us. They are our top priority. We work hard, have fun, and make money to win together, with:

•	Competitive compensation packages, including hourly wages and monetary and non-monetary benefits;
•	A values-driven culture where everyone feels connected;
•	Empowerment to serve our customers, community, and each other; and
•	Opportunities for individual and professional growth.

Compensation

We believe our Mission to “work hard, have fun and make money” supports our commitment to a fair day’s wage for a fair day’s work. This is a principle that resonates with our customers and our Team Members as a purpose-driven company. We currently pay competitive wages and offer high-quality benefits.    We are committed to paying a fair wage to our Team Members.

The benefits of economic growth and prosperity for our Team Members have allowed us to have a motivated work force to foster relationships with our customers, provide better service and ultimately increased sales.

Driven by our commitment to our company’s Mission and Values, we continue to execute on our purpose-driven efforts by evaluating and implementing policies, programs and projects that benefit all stakeholders. We have made and will continue to make investments in our Team Members. Investments we have made over the last two years include the following:

•	In fiscal 2020 and 2021, approximately one-third of our profit growth above our plan was paid to our Team Members, totaling $177 million dollars.

•

We permanently increased the pay of all hourly wage Team Members in 2020 and again in 2021. Currently, our average hourly rate is approaching $15 an hour. Our minimum starting wage has increased to $11.50 per hour, an improvement of $3.00 per hour from 2019, representing an annual estimated investment of approximately $85 million.    We also have higher wages built into our long-term financial outlook as we have ongoing plans to raise our hourly wage rates.

•

Tractor Supply Team Members are eligible to receive monthly store sales bonuses. Tractor Supply paid out over $90 million dollars in fiscal 2020 and 2021 combined for monthly store sales bonuses to Team Members. Through this sales bonus incentive, our Team Members are recognized for their contributions to the Company’s performance.

•

Overall, we will have invested $5 million over the last two years to have more inclusive benefits. In 2020, we partnered with our Team Member Engagement Groups to get feedback on the inclusivity of our benefits and how to position the Company as an inclusive employer of choice. Specific benefit enhancements include the following actions:

•

Our paid parental leave policy, implemented in 2021, provides six consecutive weeks of paid leave for Team Members to care for new family members which exceeds industry standards for full-time hourly Team Members.

•	Effective in 2022, we eliminated the working spousal exclusion, added fertility benefits, along with domestic partner benefits during our 2022 open enrollment.

•	We also recently announced that our Tuition Reimbursement program would cover all courses – not just those that are job related.

•	In addition to competitive base pay, we provide several tools to help Team Members achieve financial success, including:

•	Matching program for our 401(k)-retirement plan for all Team Members after one year of service;

•	An employee stock purchase plan that allows all Team Members to buy stock at a 15% discount;

•	Expansion of annual long-term incentives for more than 2,000 store and distribution center managers to include equity compensation of restricted stock units; and

•	Performance bonuses.

•

We provide competitive medical, dental and vision benefits to both full- and part-time Team Members. All benefit eligible Team Members receive basic life insurance and accidental death and dismemberment insurance paid 100% by the Company.

•	Our Team Members receive a 15% discount on all Tractor Supply purchases. This is an important benefit as we tend to hire our customers who live the Out Here lifestyle.

•

In response to the COVID-19 pandemic, Tractor Supply has invested over $190 million to support and safeguard our Team Members and customers. Since March 2020, we have enacted over 30 policy changes to maximize Team Member safety, including 14 days of paid COVID-19 sick time during the peak of the pandemic, personal protective equipment and free COVID-19 testing. We also paid front-line bonuses and awarded vaccine incentive payments.

•	We are committed to connecting, empowering and growing our Team Members to enhance their lives and the communities where they live, enabling them to provide legendary service to our customers.

•	Over the last year, we have invested in training and development, totaling 600,000 hours of training.

•

In addition to competitive wages and quality benefits, Tractor Supply offers a broad range of job opportunities for Team Members of all ages and aspirations. During the pandemic, we added over 13,000 new jobs, creating opportunities for career growth and advancement. In fiscal 2020 and fiscal 2021, nearly 12,000 Team Members were promoted internally.

•	We want to be known as a place to grow careers. We encourage all Team Members to have an individual development plan and talk with their manager about career aspirations.

•

We assess Team Member engagement through our annual employee engagement survey and our favorable scores across the organization are a testament to our culture. In 2021, our survey had a response rate of 94% for stores, 86% for distribution centers and 83% for the Store Support Center. Our Team Member feedback scores place us in the top third or better on most of the engagement categories, compared to our peers. Even with our high scores, we actively work action plans tied to the feedback we hear to make sure we are always making changes to exceed our Team Members’ expectations.

Our Diversity, Equity, and Inclusion Strategy

DE&I plays a key role in moving our business forward. We are committed to providing a diverse, equitable and inclusive culture supported by our Mission and Values where we respectfully foster different perspectives, ideas and innovative thinking. We have made it a goal to diminish unconscious biases, promote inclusiveness and offer a welcoming environment to our Team Members, customers and communities.

The foundation of our DE&I strategy is to have a welcoming environment and to ensure the power of DE&I is experienced every day by our Team Members, customers, communities and suppliers. We were purposeful in the addition of “equity” in our strategy, as it recognizes that we all don’t all start from the same place and is a commitment to correct and address any imbalances in the workplace.

Throughout 2021, we made substantial progress towards our DE&I strategy through the support of the DE&I Council led by the CEO. To support the DE&I Council, the Company established a DEI Committee composed of Team Members from across the Company, including stores, distribution centers and the Store Support Center.

We also established comprehensive five-year DE&I goals to support and advance underrepresented groups across our workforce, as well as vendors, suppliers and communities.

•	Double the number of stores where Team Members mirror the communities we serve;

•	Increase People of Color at the manager level and above by 50%;

•	Increase spending with diverse suppliers by 35%; and

•	Increase commitment to funding programs and education for Black and African Americans by 30%.

DE&I Partnerships

We partner with external organizations to help create and foster a more diverse, equitable and inclusive culture.

•	Business Roundtable

•	CEO Action for Diversity and Inclusion

•	Conference Board Diversity Council

•	Hispanic Association on Corporate Responsibility

•	Human Rights Campaign

•	Nashville LGBT Chamber of Commerce

•	Retail Industry Leaders Association Diversity & Inclusion Leaders Council

Team Members

Recruitment

We know that reflecting the communities starts with our recruitment efforts. Our diversity recruiting strategy comprises three main elements.

•

Community Engagement and Support: Through corporate giving and establishing meaningful relationships with minority-owned and serving organizations, we actively build and support talent pipelines of underrepresented minorities. We do this through a combination of community outreach and other programs aimed at supporting and developing talent in the communities in which we serve.

•

Process Improvement: Identifying and mitigating bias in our screening, selection and hiring processes allows us to ensure we select high-performing talent from a diverse slate of candidates and ensure those candidates have an equitable experience through the process with a diverse group of interviewers. As a company, we continue to develop methods to ensure that unconscious bias is completely removed from the application and interview process.

•

Training and Support: We equip our leaders with the tools they need to lead and support a highly diverse workforce, by providing ongoing interview training and inclusive leadership training. We believe that this additional training will help our leaders better select and support talent on their teams.

In 2021, we also increased our diverse recruiting by hiring a Diversity Recruiting Manager who focuses on helping our leaders hire diverse talent and a Campus Recruiting Manager focused on recruiting from Historically Black Colleges and Universities and other colleges and universities that support diverse students. We also aim to ensure our internship program is diverse and has students from all communities.

Other Activities

•	The Company conducted unconscious bias training for all Team Members in 2020.

•

We have expanded our Team Member Engagement Groups (“TMEGs’) available to our Team Members to seven (African Americans on the R.I.S.E., Asian Pacific Life Out Here, Fuerte Juntos (Strong Together), Veterans Group, Women Out Here, Young Professionals and You Belong OUT Here LGBTQ+).

•

Governed by our DE&I Council, our TMEGs create communities for those who identity within one of the targeted demographics and their allies. The head of each TMEG is also on the DE&I Committee, giving Team Members a direct line to Company DE&I strategy setting and initiatives.

•

Every year we work with a third party to conduct a pay equity analysis across age, gender and ethnicity at Tractor Supply. This survey assesses individual jobs to ensure that we are paying equitably across the organization. Every potential issue is reviewed, and adjustments made as necessary to ensure pay equity.

•

The Company has determined that a primary function of the Board includes oversight of policies and practices related to talent recruitment, retention, engagement and succession as well as DE&I initiatives and has empowered the Compensation Committee of the Board to support the full Board on such matters, including as to overseeing the Company’s people programs related to its DE&I initiatives and other matters.

We are committed to building a culture of inclusion that allows all Team Members to thrive and contribute to our collective success.

Every day, we use our Mission and Values as our guide to create shared value across our stakeholders as we strive to be the dependable supplier for the Out Here lifestyle. We are honored that our efforts have been recognized by prestigious third parties and publications:

•	Investor Business Daily 100 Best ESG Companies List;

•	Newsweek’s Most Responsible Companies;

•	Forbes 2021 “America’s Best Employers for New Graduates;”

•	IDG’s Insider Pro and Computerworld Name Tractor Supply List of 100 Best Places to Work in IT;

•	100% on Human Rights Campaign Corporate Equality Index;

•	Bloomberg’s 2022 Gender Equality Index;

•	Gender Balance rating from 50/50 Women on Boards; and

•	Recognized by the 20/20 Women on Boards Honor Roll since 2011.

We make important operational decisions about our business and our Team Members regularly and seek to do so thoughtfully and taking into account a range of factors. Tractor Supply recognizes that the private sector and private enterprise are a major source of employment for millions of Americans and additionally play an important role in communities, social and environmental vitality and health, employee welfare and well-being and developing the workforce. We also understand that “at scale” decisions made by companies, whether publicly held or privately held, within particular industries or across industries and by the private sector writ large, including in the context of companies seeking to navigate global and domestic developments, the competitive environment, technological change and company-specific factors may have systemic or localized implications, within the backdrop of applicable laws and regulations, public policy and broader societal dynamics.

Tractor Supply is encouraged that stockholders are increasingly recognizing the supportive role they can play in urging companies to consider stakeholders, including employees and communities, among other constituencies, in creating, advancing, and protecting sustainable value creation and effective risk oversight. We also agree that the retail industry, like many industries, and Tractor Supply in particular, can achieve advantages and create sustainable value by continuing to prioritize Team Members and taking into account regional distinctions and unique geographical opportunities and dynamics when evaluating workforce, pay, benefit and safety practices and working to make a difference in the communities in which we operate. The Company believes it is essential to invest deeply and continually in our workforce and hopes that other companies will do so as well.

Tractor Supply also recognizes that public policy, competitive pressures, actions taken or not taken by other companies and external dynamics, such as stock market driven forces, capital market-related pressures and the imperatives for financial performance, may impact how companies evaluate wages, benefits, and human capital initiatives, including in competitive labor environments. We support and encourage an economic and social environment that protects and advances stakeholder interests effectively as we serve our customers and communities as well as those who invest in us, including our employees and stockholders.

Our Board strongly believes we currently take appropriate action to consider the issues raised in the stockholder proposal, including with respect to addressing impacts of our business decisions, while considering the best interests of all our stakeholders. We will continue to monitor developments in this area and evolving perspectives, including as to workforce management and benefit practices and disclosures.

As we continue to consider these issues, the Board does not believe that commissioning the requested report is necessary or the optimal use of resources and believes it is not clear that the results of this report would provide material information or information that the Company does not already collect and analyze. Additionally, producing such a report would divert Company resources, including time and attention better spent on developing workforce programs and evaluating emerging and best practices, without providing real value to stockholders. We believe that our stockholders, including diversified shareholders, would be best served by the Company continuing to be responsible for the day-to-day and longer-term strategic decisions that management makes, with board oversight, in recruiting, managing, training, developing, and compensating Team Members as core business functions and for the Company to focus on building on current momentum to maintain a culture of opportunity, respect and inclusion that balances the interests of all our stakeholders. Therefore, while recognizing the issues raised in the proposal, the Board unanimously recommends a vote AGAINST.

Vote Required

The stockholder proposal will be approved if it receives the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy at the Meeting and entitled to vote. If you abstain from voting on this proposal, your abstention will have the same effect as a vote against the proposal. Broker non-votes are not considered “present and entitled to vote,” and as such, broker non-votes will not affect the outcome of this proposal.

AGAINST The Board unanimously recommends that the stockholders of the Company vote “AGAINST” Item 4.

Stockholder Proposals for the 2023 Annual Meeting of Stockholders

Stockholders who desire to submit to the Company proposals for possible inclusion in the Company’s proxy materials for the 2023 Annual Meeting of Stockholders must submit such proposals in writing by November 28, 2022 to the Corporate Secretary of the Company at 5401 Virginia Way, Brentwood, Tennessee 37027.

For a stockholder proposal that is not intended to be included in the Company’s proxy materials but is intended to be raised by the stockholder from the floor at the 2023 Annual Meeting of Stockholders, the stockholder must provide timely advance notice in accordance with the Company’s Bylaws. The Company’s Bylaws contain an advance notice provision which provides that, to be timely, a stockholder’s notice of intention to bring business before a meeting must be received by the Corporate Secretary of the Company at the above address not later than ninety (90) nor earlier than one hundred twenty (120) calendar days prior to the anniversary date of the Company’s prior year’s annual meeting (no later than February 10, 2023, and no earlier than January 11, 2023, for the Company’s 2023 Annual Meeting of Stockholders). In the event, however, that the date of the annual meeting is changed by more than thirty (30) calendar days from the anniversary date of the prior year’s annual meeting, such notice and supporting documentation must be received by the Corporate Secretary of the Company not later than the later of (i) the ninetieth day prior to such annual meeting or (ii) the tenth day following the date on which the Company provides notice of the date of such annual meeting but in no event later than the fifth business day preceding the date of such annual meeting.

Proxy Access Nominations

In order to be properly brought before the 2023 Annual Meeting, a stockholder’s notice of nomination of one or more director candidates to be included in the Company’s proxy statement and ballot pursuant to Section 1.2 of our Bylaws (a “proxy access nomination”) must be received by the Corporate Secretary of the Company in writing at the above address no earlier than October 29, 2022 and not later than November 28, 2022 (i.e., not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date the definitive proxy statement was first provided or made available to stockholders in connection with the preceding year’s annual meeting of stockholders). If the 2023 Annual Meeting is not scheduled to be held within 30 days before or after the anniversary date of the prior year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the 180th day prior to the 2023 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2023 Annual Meeting is first made by the Company.

In addition, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March  12, 2023.

Stockholder Nominations of Candidates for Board Membership

A stockholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Secretary in writing with whatever supporting material the stockholder considers appropriate. The Corporate Governance Committee will consider whether to nominate any person nominated by a stockholder who is a stockholder of record on the date of the giving of the notice of nomination and who is entitled to vote at the Meeting, and who delivers timely notice of the nomination in proper written form as provided by the Company’s Bylaws. The notice must include certain biographical information regarding the proposed nominee, a completed written questionnaire with respect to each proposed nominee setting forth the background and qualifications of such proposed nominee (which questionnaire will be provided by the Secretary of the Company upon written request), the proposed nominee’s written consent to nomination, and certain additional information as set forth in the Company’s Bylaws.

For a stockholder’s notice to the Company’s Secretary to be timely, it must be delivered to or mailed and received at the principal executive offices of the Company by February 10, 2023 but not before January 11, 2023 (or, if the annual meeting is changed by more than thirty (30) calendar days from the anniversary of the prior year’s annual meeting, the notice must be received not later than the later of (i) the

90th day prior to such annual meeting or (ii) the 10th day following the day on which notice containing the date of the annual meeting is provided by the Company; provided further, however, that any such notice which is received later than the fifth business day prior to the meeting may be disregarded). If the presiding person at the meeting determines that a nomination was not properly made in accordance with the procedures set forth in the Company’s Bylaws, then the presiding person will declare to the meeting that such nomination was defective and such defective nomination shall be disregarded.

Availability of Form 10-K and Annual Report to Stockholders

A copy of the Company’s Annual Report on Form 10-K for fiscal 2021 has been posted online, along with this Proxy Statement, each of which is accessible by following the instructions in the Notice. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting materials.

The Company filed its Annual Report on Form 10-K with the SEC on February 17, 2022. We will mail, without charge, upon written request, a copy of our Annual Report on Form 10-K for fiscal 2021, without exhibits. Please send a written request to Investor Relations, Tractor Supply Company, 5401 Virginia Way, Brentwood, Tennessee 37027, or complete the request form on the investor relations page of our website at TractorSupply.com.

Other Matters

The Board does not intend to present any business at the Meeting other than the items stated in the “Notice of Annual Meeting of Stockholders” and knows of no other business to be presented for action at the meeting. If, however, any other business should properly come before the meeting or any continuations or adjournments thereof, it is intended that the proxy will be voted with respect thereto in accordance with the best judgment and discretion of the persons named in the proxy.

In addition to solicitation by mail, certain of the Company’s directors, officers and regular employees, without additional compensation, may also solicit proxies personally or by telephone. The costs of such solicitation will be borne by the Company. The Company will also make arrangements with brokerage houses, custodians and other nominees to send proxy materials to the beneficial owners of shares of the Company’s Common Stock held in their names, and the Company will reimburse them for their related postage and clerical expenses.

TSC TRACTOR SUPPLY Co
TractorSupply.com

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2022 Annual Stockholders' Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed on Proposal 1, FOR Proposals 2 and 3 and AGAINST Proposal 4.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Cynthia T. Jamison	☐	☐	☐	02 - Joy Brown	☐	☐	☐	03 - Ricardo Cardenas	☐	☐	☐
04 - Denise L. Jackson	☐	☐	☐	05 - Thomas A. Kingsbury	☐	☐	☐	06 - Ramkumar Krishnan	☐	☐	☐
07 - Harry A. Lawton III	☐	☐	☐	08 - Edna K. Morris	☐	☐	☐	09 - Mark J. Weikel	☐	☐	☐

	For	Against	Abstain
2. To ratify the re-appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022	☐	☐	☐
3. To approve, by advisory vote, the compensation of our named executive officers	☐	☐	☐
4. To vote on a shareholder proposal titled "Report on Costs of Low Wages and Inequality"	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

9 3 B M

03KUWB

The 2022 Annual Meeting of Stockholders of Tractor Supply Company will be held on May 11, 2022 at 8:00 a.m., Central Time, virtually via the Internet at www.meetnow.global/MVCN95V

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TractorSupply.com

Proxy - Tractor Supply Company

This Proxy is Solicited on Behalf of the Board of Directors of Tractor Supply Company for the 2022 Annual Meeting of Stockholders on May 11, 2022

Noni L. Ellison, Kris Bybee and Robert C. Lambourne, and each of them, as proxy and attorney-in-fact, with full power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess, if personally present, at the Annual Meeting of Stockholders of Tractor Supply Company to be held on May 11, 2022 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3 and AGAINST item 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address – Please print new address below.

Comments – Please print your comments below.